Exhibit 99.1

PROVINCE OF MANITOBA ANNUAL REPORT

AND PUBLIC ACCOUNTS

MARCH 31, 2024

MINISTER OF

FINANCE

Legislative Building

Winnipeg, Manitoba R3C 0V8

CANADA

Her Honour the Honourable Anita R. Neville, P.C., O.M.

Lieutenant-Governor of the Province of Manitoba

May It Please Your Honour:

I have the privilege of presenting, for the information of Your Honour, the Annual Report of the Province of Manitoba for the year ended March 31, 2024. This document completes the government’s accountability reporting for the year. The Report includes a review of the year’s results relative to the government’s budget. It also contains statistics and indicators of the financial health of the Province.

Included in this Annual Report are the year-end review, management’s financial statement discussion and analysis, the summary financial statements and the statutory reporting required in the Public Accounts.

Original Signed by

Honourable Adrien Sala

Minister of Finance

Office of the Minister of Finance

September 2024

6
Where Does My Money Go?
Revenue and Expenses at a Glance

7
Introduction to the Annual Report

15
Budget Outcomes and Strategic
Infrastructure Investments

16
Budget Outcomes

22
Strategic Infrastructure Investments

25
Public Accounts of Manitoba

27
Introduction to the Public Accounts of Manitoba

28
Financial Statement Discussion and Analysis

36
Variance Analysis and Assessment of Significant Trends

49
Summary Financial Statements

121
Information Provided Under Statutory Requirement

164
Glossary of Key Terms

WHERE DOES MY MONEY GO?

REVENUE AND EXPENSES AT A GLANCE

The Government of Manitoba balances almost $22-billion of revenue, including own-source revenue and federal transfers that flow to departments and other reporting entities.

As illustrated below, provincial revenue flows from 12 different sources to departments, their agencies and entities funded by government. This year, expenses exceed revenue by $2.0-billion. Health care accounts for approximately 38 per cent (or $8.9-billion) of the total expenses.

The provincial net debt, which is a measure of total liabilities less financial assets, is $32.3-billion in 2023/24. The annual debt servicing costs are $2.2-billion.

Manitoba Revenue and Expenses, 2023/24

Millions of Dollars

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INTRODUCTION TO THE ANNUAL REPORT

Manitoba’s Annual Report and Public Accounts, for the fiscal year ending March 31, 2024, reflect the net financial result of the year’s operations for the Manitoba government. The government reporting entity includes government departments, other reporting entities, government business enterprises and partnerships.

2023/24 Financial Results Explained:

Fiscal Position

The October 3, 2023 Provincial General Election in Manitoba resulted in a change in government and the new government was sworn in on October 18, 2023.

The previous government tabled Budget 2023 on March 7, 2023.

The government’s summary financial position, as at March 31, 2024, is a deficit of $1,971-million, a decrease of $2,344-million from the previous year’s restated surplus of $373-million and a decrease of $1,608-million from the 2023/24 budget deficit of $363-million.

The financial results for the year ending March 31, 2024 were influenced by a combination of factors that placed significant upward pressure on expenses and downward pressure on revenue, resulting in a substantial increase to the deficit compared to budget. Total summary expense is $1,023-million higher than budget.

The increase in expenses compared to budget predominately reflects the settlement of several collective agreements in the health sector, including recruitment, retention and well-being incentives. The collective agreement settlements and price and volume pressures in the regional health authorities contributed to the $958-million over expenditure in Health, Seniors and Long-Term Care.

Total summary revenue is $585-million lower than budget. The decrease in revenue compared to budget predominately reflects a material decline in net income for Manitoba Hydro and lower tax revenue. For the fiscal year ending March 31, 2024, Manitoba Hydro reported a net loss of $157-million. The Summary Financial Statements include a one-time $15-million adjustment to account for Manitoba Hydro’s acquisition of a minority interest, bringing it to a net loss of $172-million (a decrease of $622-million from budget). Individual income tax revenue was $177-million below budget and fuel tax revenue was $104-million below budget. The decline in revenue was partially offset by the $200-million revenue contingency that was included in Budget 2023.

Government net debt, the difference between total liabilities and financial assets, is an important measure of fiscal sustainability. Changes in net debt are driven by changes in the deficit and changes in the level of capital spending including asset retirement obligations. Net debt is $1,259-million higher than budget. Manitoba’s net debt as a per cent of the economy (GDP) is 35.7 per cent, which is an increase of 1.1 percentage points from the budget estimate of 34.6 per cent.

Debt servicing is $5-million higher than budget, at $2,156-million.

INTRODUCTION TO THE ANNUAL REPORT

7

 At a Glance: Financial Results

	2024		2023	Change from

	Budget Restated	Actual	Restated	Budget	2023

	(Millions of Dollars)

Revenue	22,377	21,792	22,258	(585)	(466)
Expense	20,589	21,607	19,922	1,018	1,685
Debt Servicing	2,151	2,156	1,963	5	193

Operating Surplus (Deficit)	(363)	(1,971)	373	(1,608)	(2,344)

Net Debt	31,057	32,316	30,180	1,259	2,136

Net Debt to GDP	34.6%	35.7%	34.9%	1.1%	0.8%

2023/24 Financial Results Explained: Economic Factors

The Manitoba economy displayed a moderating performance through fiscal 2023/24, growing for the third consecutive year, though at the slowest pace since the COVID-19 pandemic.

Tight monetary policy, waning pent-up demand and weather conditions dampened economic output during the fiscal year, but record population growth buoyed activity in the service-producing sectors of the economy, particularly in the arts, entertainment, recreation and air travel industries. As a result, overall growth was above Budget 2023 expectations.

Annual Growth in Real Gross Domestic

Product at basic prices, 2023

After adjusting for inflation, Manitoba’s real gross domestic product (GDP) at basic prices expanded by 1.3 per cent in 2023, the sixth highest among provinces, and slightly above Canada’s average of 1.2 per cent, according to preliminary estimates from Statistics Canada released on May 1, 2024. Real GDP growth in 2023 was above the expectation of 0.7 per cent forecasted in Budget 2023.

Goods-producing industries declined from the previous year, while growth in service-producing industries kept the Manitoba economy growing in 2023. Further, Manitoba was one of only two provinces to experience accelerated growth in the service industries relative to 2022. Arts, entertainment, and recreation had the highest growth among individual industries in 2023, increasing by 12.3 per cent from 2022, followed by transportation and warehousing which grew by 5.8 per cent.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

Annual Growth in Real Gross Domestic Product at Basic Prices by Industry,

Manitoba, 2023

Growth in Manitoba’s goods-producing sector declined by 1.1 per cent in 2023. Utilities experienced the largest decline among industries, down 9.8 per cent. The decline was attributable to low water conditions in hydro reservoirs and a decrease in market prices, resulting in reduced domestic and export revenue. As the body responsible for the province’s most significant utility, Manitoba Hydro reported a net loss of $172-million in 2023/24, compared to the $450-million net income expected at the time of Budget 2023.

Completion of non-residential construction projects, coupled with a decline in residential construction investments in 2023 resulted in a 3.6 per cent decline in construction industry output. Manufacturing output also slowed to 1.9 per cent in 2023, down from 5.3 per cent in 2022.

INTRODUCTION TO THE ANNUAL REPORT

9

Employment in Manitoba increased by 2.5 per cent in 2023, the third largest yearly growth on record, trailing only the 3.7 and 3.2 per cent growth displayed in the previous two years during the pandemic recovery, and far above the 0.4 per cent growth forecasted in Budget 2023. Employment levels started to ease in the first calendar quarter of 2024, as displayed in the following chart. Manitoba’s average unemployment rate was 4.8 per cent for 2023, tied for second lowest among Canadian provinces, lower than the 5.4 per cent forecasted in Budget 2023, and lower than Canada’s average of 5.4 per cent.

Manitoba Employment, Seasonally Adjusted and Trend-Cycle,

March 2023 to March 2024

The unemployment rate has edged up slightly in 2024, as the labour market continued to balance, and rose to 5.0 per cent in March at the end of the fiscal year, lowest among provinces and below the Canadian average of 6.1 per cent. Reflecting a resilient labour market, compensation for employees continued to accelerate in 2023. Manitoba’s average hourly wage rate increased by 4.6 per cent in 2023, following a 3.5 per cent rise in 2022. Similar to employment growth, from January 2024 to the end of the fiscal year, the pace of growth in average hourly wage rate eased 2.1 per cent from the same period in 2023.

Consumer inflation, as measured by Statistics Canada’s all-items consumer price index (CPI), rose by 3.5 per cent on average in 2023, below the 3.8 per cent forecasted in Budget 2023, this was the fourth lowest among provinces, and below the Canadian average of 3.9 per cent. To combat persistently high inflation, the Bank of Canada (BoC) undertook a regime of monetary tightening, raising its policy interest rate by 475 basis points from March 2022 to July 2023, bringing it to a 22-year record high of 5.0 per cent.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

After remaining high for two years, inflation in Manitoba finally fell to within the BoC’s one to three per cent target range in the last three months of 2023, and stabilized below the target range in the first three months of 2024. At the end of the fiscal year in March 2024, Manitoba’s year-over-year inflation rate was 0.8 per cent, the lowest among provinces and below the Canadian average of 2.9 per cent. As Canada’s inflation rate continues to trend downward, the BoC is expected to continue easing its policy rate through 2024 and into 2025.

Consumer Price Index, All-items, Manitoba & Canada

2023/24 Financial Results Explained: Revenue

Overall, revenue was $585-million lower than budget. Most of the decrease was driven by Net Income of Government Business Enterprises which was $717-million lower than budget. Individual Income Tax revenue was $177-million lower than budget and Fuel Taxes was $104-million lower than budget due to the introduction of the fuel tax holiday that started on January 1, 2024.

Key Changes to 2023/24 Revenue
(Millions of Dollars)
Summary Budget – Revenue	22,377
Taxation Revenue
Individual Income Tax	(177)
Corporation Income Tax	14
Fuel Taxes	(104)
Retail Sales Tax	101
Other Taxes	(53)
Total Changes in Taxation Revenue	(219)
Fees and Other Revenue	147
Federal Transfers	(139)
Government Business Enterprises (GBEs)	(717)
Recovery from GBEs and Other Investment Earnings	143
Contingency	200
Net Decrease in Revenue	(585)
2023/24 Revenue	21,792

INTRODUCTION TO THE ANNUAL REPORT

11

Individual Income Tax revenue is $177-million, or 3.8 per cent, lower than budget due to lower assessments from the Canada Revenue Agency (CRA) for the 2022 tax year, relative to the estimates used for Budget 2023.

Corporation Income Tax revenue is $14-million, or 1.6 per cent, higher than budget due to an improvement in 2023 business profits relative to estimates used for Budget 2023.

Fuel Taxes revenue is $104-million, or 30.4 per cent, lower than budget mainly due to the fuel tax holiday that came into effect on January 1, 2024.

Retail Sales Tax revenue is $101-million, or 3.9 per cent, higher than budget mainly due to stronger than estimated increase in retail spending and household spending on services.

Fees and Other revenue is $147-million, or 5.8 per cent, higher than budget largely due to the impact of adopting the new accounting standard PS 3400 Revenue.

Federal Transfers are $139-million lower than budget mostly due to the timing of project completions compared to the budget in the Investing in Canada Infrastructure Program, resulting in delays in federal revenue, a decrease in AgriInsurance indemnities and the corresponding reduction in the federal share of the unearned premium revenue, and a variance in the Canada-Manitoba Early Learning and Child Care Agreement and the Canada-Manitoba Canada-Wide Early Learning and Child Care Agreement in relation to the budget.

Net Income of Government Business Enterprises are $717-million lower than budget reflecting a dramatic fall in net income from Manitoba Hydro. Manitoba Hydro’s net loss is primarily driven by low water conditions which significantly reduced net export revenue. The net loss also accounts for the impact of the Public Utility Board’s electric general rate application decision and directives issued in August. Manitoba Public Insurance Corporation (MPI) is reporting a $159-million decrease compared to budget due in part to a severe weather event in August 2023 that resulted in over 15,000 hail claims in Winnipeg and the surrounding area, the largest natural catastrophic event in MPI’s history. Manitoba Liquor and Lotteries Corporation is reporting a $64-million increase compared to budget, due to higher net income from cannabis and casino operations as well as lower operating expenses. The following table summarizes the results of the GBEs:

	2023/24	2023/24	2022/23
Net Income of Government Business Enterprises (GBEs)	Budget	Actual	Actual

	(Millions of Dollars)
Manitoba Liquor and Lotteries Corporation	668	732	741
Deposit Guarantee Corporation of Manitoba	33	33	25
Manitoba Hydro-Electric Board	450	(172)	638
Manitoba Public Insurance Corporation	30	(129)	103
Total Net Income from GBEs	1,181	464	1,507

Recovery from GBEs and Other Investment Earnings are $143-million over budget due to higher than anticipated interest rates.

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    PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

2023/24 Financial Results Explained: Expenses

Expenses were $1,023-million higher than budget. The increase in expenses was largely attributable to significant over expenditures in the health care sector, settlement of longstanding lawsuits and provisions for contingent liabilities.

To accommodate these increased expenses in the health care sector, a special warrant was issued in February. The special warrant provided $600-million in additional operating expenditure authority along with $100-million in additional capital expenditure authority for Manitoba Health, Seniors and Long-Term Care and $10-million in loan authority for the Manitoba Student Aid lending program in Advanced Education and Training.

Additional Expenditure Authority	$ Millions

Health, Seniors and Long-Term Care – Part A	600

Health, Seniors and Long-Term Care – Part D	100

Advanced Education and Training – Part C	10

Total additional expenditure authority	710

Key Changes to 2023/24 Expense
(Millions of Dollars)
Summary Budget – Expense	22,740
Expense Variances:
Health, Seniors and Long-Term Care	958
Families	452
Justice	163
Tax Credits	58
Agriculture	(149)
Advanced Education and Training	(114)
Consumer Protection and Government Services	(105)
Enabling Appropriations	(101)
Emergency Expenditures	(71)
Other net changes	(68)
Net Increase in Expense	1,023
2023/24 Expense	23,763

Several factors contributed to the $958-million increase in Health, Seniors and Long-Term Care expenses compared to budget. This is due to the recruitment, retention and well being initiatives in the collective agreements that have settled as well as price and volume pressures in the health system.

Families’ variance of $452-million over budget is due to expenses related to the class action settlement on the Children’s Special Allowances valued at about $530-million and other one-time year-end adjustments.

Justice’s variance of $163-million over budget is primarily due to provisions for the settlement of longstanding lawsuits and overtime and other salary related costs in correctional services.

Tax Credits’ variance of $58-million over budget is mainly related to the higher level of uptake for the Film and Video Production Tax Credit based on 2022 tax year assessments.

Agriculture’s variance of $149-million under budget reflects reduced indemnity payments for AgriInsurance due to lower claims activity. This is offset by a corresponding decrease in revenue.

Advanced Education and Training’s variance of a $114-million under budget is primarily due to higher returns on pension investments that decreases the pension expense and timing differences in programs.

Consumer Protection and Government Services’ variance of $105-million under budget is primarily due to lower than budgeted spending in the fully subscribed Investing in Canada Infrastructure Program, due to delays in construction. This is offset by a corresponding decrease in revenue.

Emergency Expenditures’ variance is $71-million under budget, as the 2023 flood season did not result in significant expenses for the government.

Budget 2023 set aside $949-million in Internal Services Adjustments, Contingencies and Limited-Term Funding, one of the Enabling Appropriations. Throughout the year, $855-million of this authority was allocated to departments as required. Contingencies funded from this appropriation included $153-million related to 2023/24 salary increases as a result of the settlement of several collective agreements. During

INTRODUCTION TO THE ANNUAL REPORT

13

2023/24, settlements were reached with the Manitoba Government Employees Union (MGEU) representing the civil service, Manitoba Association of Health Care Professionals (MAHCP) professional/technical sector employees, Doctors Manitoba, Manitoba Public Insurance Corporation and Manitoba Liquor and Lotteries workers, among others.

Other contingencies funded from this appropriation included the following:

•	$115-million for Surgical and Diagnostic Backlog

•	$113-million for Health Human Resource initiatives

•	$80-million for additional support to municipalities

•	$67-million to support Arctic Gateway capital improvements to the Hudson Bay Railway

•	$50-million to support capital projects in the Arts, Culture and Sports sector

•	$36-million to support initiatives toward ending chronic homelessness

•	$30-million to support capital projects for National Centre for Truth and Reconciliation, Prairie Innovation Centre and Metis Nation Heritage Centre

•	$26-million for expenses with federal revenue offsets

•	$18-million for AgriStability

•	$18-million for the Winnipeg Regional Rail Port

•	$14-million for Public Safety Basket funding

•	$13-million for Low Carbon initiatives

•	$10-million to support NFI Group with creating low-carbon manufacturing jobs

•	$9-million for the Under Graduate Medical Education program

•	$49-million for other miscellaneous items

In addition, Manitoba incurred $72-million in direct expenditures across multiple departments to support Ukrainian citizens welcomed by Manitoba over the past year; $54-million of the total spending was funded from Enabling Appropriations. These supports included temporary accommodations, meals and health care costs.

2023/24 Financial Results Explained:

Accounting Matters

The summary financial statements are prepared in accordance with the Canadian Public Sector Accounting Standards (PSAS).

In 2023/24, the Government adopted PS 3400 Revenue, which provides guidance on accounting for and reporting on revenue. The government recognizes revenue from exchange transactions when the performance obligations are satisfied, and the payor obtains control of the asset or benefits from the good or service provided.

Manitoba Public Insurance Corporation (MPI) and Deposit Guarantee Corporation of Manitoba (DGCM) maintain their accounts in accordance with International Financial Reporting Standards (IFRS), which are considered appropriate to their individual objectives and circumstances. MPI and DGCM adopted IFRS 17 Insurance Contracts, which requires a revised method of measuring insurance contract liabilities. MPI and DGCM also adopted IFRS 9 Financial instruments. A financial asset is initially measured at fair value and is classified based on its contractual cash flow characteristics and the business model under which it is held.

Additional details on the implementation of these new standards is provided in Note 2 of the Summary Financial Statements.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

Budget Outcomes and

Strategic Infrastructure

Investments

For the year ended March 31, 2024

BUDGET OUTCOMES

This section reports on the Manitoba government’s budget outcomes related to new investments highlighted in the Fiscally Responsible Outcomes and Economic Growth Strategy included in Budget 2023. It also reports on the outcomes related to new initiatives announced during the year.

Affordability Outcomes

•

Manitoba’s Fuel Tax Holiday quickly delivered lower costs to families. Effective January 1, 2024, Manitoba’s fuel tax was suspended on gasoline, diesel and marked gasoline. This contributed to Manitoba’s inflation being among the lowest in Canada in 2024.

•

Manitoba property owners received more than $460-million in School Tax Rebate cheques in 2023, providing financial relief to owners of over 437,000 properties. In December 2023, regulations were passed under The Property Tax and Insulation Assistance Act and The Public Schools Act to facilitate providing School Tax Rebates directly on property tax statements in 2024.

•

Advanced Education and Training invested $10-million in the Manitoba Scholarship and Bursary Initiative to support students pursuing post-secondary education and increased the Manitoba Student Loan maximum by $60 per week of study, from $140 to $200, resulting in lower costs and increased access to high-quality learning opportunities for students.

•

Advanced Education and Training allocated an additional $1.4-million to the Manitoba Bursary to increase access to education and training opportunities, providing bursaries to lower-income students and a top-up for Indigenous students.

•	Government reduced childcare parent fees to an average of less than $10 per day for children ages 0-6 years old.
•	Families provided access to free menstrual products to 37 school divisions and 54 domestic violence agencies in the province.

•

Agriculture provided $360,000 to Direct Farm Manitoba to facilitate the Manitoba Community Food Currency Program, ensuring that Manitobans who are disproportionately impacted by food insecurity have access to local, fresh food at farmer’s markets.

•	To increase affordability for Agricultural Crown Land (ACL) leaseholders, the government froze the 2024 rental rates for the ACL forage leases at 2023 rates.

•

One-time funding of up to $39.9-million was distributed to municipalities outside of Winnipeg on a per capita basis to help mitigate high levels of inflation, allowing municipalities the flexibility to apply funding based on local capital priorities.

Health Care Outcomes

•

Government invested $624-million in 2023/24 in prioritized health capital focusing on both urban and rural areas to ensure equitable access to quality healthcare in Manitoba. The investments in hospitals and emergency rooms include the construction of new regional health centres in Neepawa and Portage la Prairie, plans to reopen some closed emergency rooms, and the expansion and improvement of CancerCare facilities.

•

Government invested $45-million in 2023/24 for the St. Boniface Hospital Emergency Department Redevelopment initiative. The project involves 130,000 square feet of new construction and the renovation of existing emergency department space. This multi-phased project is scheduled to open the new emergency department in the fall of 2025.

•	Health, Seniors and Long-Term Care completed the renovations and installations of a computed tomography (CT) scanner at the Swan Valley Health Centre in Swan River. The CT scanner was delivered,

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

installed, and commissioned as scheduled. The CT scanner enhances access to services for residents of Swan River and surrounding communities by providing care closer to home.

•

Government invested $9.8-million to support expansion of health care professional training including a 15-seat undergraduate medical education expansion, an eight-seat advanced care paramedic expansion, a five-seat cross-trained lab x-ray technologist expansion, and a five-seat x-ray technologist expansion.

•	Government invested $2-million to support a one-time, 70 seat nursing cohort diploma practical nurse program at Assiniboine Community College.

•

Health, Seniors and Long-Term Care oversaw the implementation of expanded Sexual Assault Nurse Examiner (SANE) services to Thompson and The Pas and enhancements within Prairie Mountain Health, with hub support from the Health Sciences Centre. This included monitoring the recruitment and training of SANE nurses in each region.

•

Government invested in six new or expanded initiatives to help seniors stay in their homes or communities. New senior-related initiatives included creating an independent seniors’ advocate, increasing the number of personal care home beds in Manitoba, and working towards providing more direct hours of care for seniors.

•

Health, Seniors and Long-Term Care responded to the rising number of Human Immunodeficiency Virus (HIV) cases in Manitoba by collaborating with internal and external stakeholders to facilitate free medication coverage for all those impacted by HIV, or at risk of acquiring HIV, and working with service providers to fund and assist with managing clients who had been lost to care.

•

Health, Seniors and Long-Term Care strengthened the processes of the Protection for Persons in Care Office by amending the Protection for Persons in Care Act to broaden and clarify definitions of abuse and neglect, delivering educational presentations to 68 designated health care facilities across Manitoba, strengthening policies and standards guiding the investigative process, and clearing the investigation backlog, ensuring all allegations of abuse and neglect in hospitals, personal care homes, and designated health care facilities were reviewed and investigated appropriately.

•

Health, Seniors and Long-Term Care provided stable and predictable funding to family practice clinics through Family Medicine Plus (FM+), which introduced a total compensation model for physicians. This model combined traditional fee-for-service billing with additional funding to compensate family physicians for time spent with patients, the complexity of their needs, and practice management. A key goal of FM+ was to make family medicine an attractive option for medical graduates and encourage existing physicians to continue practicing.

•

Health, Seniors and Long-Term Care made significant progress toward implementing a modernized provincial digital occurrence and critical incident reporting system. Training, system preparation, communications, and planning for implementation in the Northern Health Region were completed in 2023/24 to fast-track the region onto the system by May 2024.

Economic Outcomes

•

Changes to the Health and Post-Secondary Education Tax Levy reduced payroll taxes on approximately 900 Manitoba employers – including about 150 Manitoba employers who were taken off this tax roll. This was done by increasing the threshold to $2.25-million and increasing the lower rate threshold to $4.5-million.

•

Consumer Protection and Government Services facilitated $140-million approval from the Canada Infrastructure Bank for water and wastewater treatment projects in the City of Brandon and the Red-Seine-Rat Wastewater Co-operative.

•

Consumer Protection and Government Services approved 140 projects under the Investing in Canada Infrastructure Program, with a total cost of approximately $3.3-billion, supporting economic growth through infrastructure development.

•	Government provided $89.8-million to the City of Winnipeg to support a range of capital projects including water and wastewater as well as transit

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS

17

related initiatives previously approved under the Investing in Canada Infrastructure Program for Winnipeg.

•

In 2023/24, the Sector Council Program served 56,951 individuals, supporting economic growth and addressing labour shortages, contributing to the government’s commitment to create 10,000 new skilled trades jobs over the next eight years.

•

Economic Development, Investment, Trade and Natural Resources delivered a range of labour market programs and services to 31,851 job seekers, both directly and through partnership with community organizations across Manitoba. These initiatives help Manitobans prepare for, find, and advance in good jobs, while addressing the workforce needs of Manitoba employers.

•

Agriculture committed $26.6-million in Sustainable Canadian Agricultural Partnership (Sustainable CAP) funding towards 466 approved projects, across six priority areas: Climate Change and Environment ($8.2-million); Building Sector Capacity, Growth, and Competitiveness ($3.8-million); Market Development and Trade ($3.1-million); Resiliency and Public Trust ($4.7-million); Science, Research and Innovation ($5.5-million); and Indigenous Agriculture and Relationship Development ($1.1-million). Sustainable CAP funding provides support to foster a competitive, innovative and resilient agri-food and agri-products sector in Manitoba.

•

Through Sustainable CAP, the governments of Manitoba and Canada committed up to $15.4-million in funding to 70 projects through four streams of the Capital Infrastructure and Investments program including: Capital Assets – Processing Equipment; Capital Assets – Enterprise Resource Planning Software; Co-packing Capacity Building and Quality Control Capacity Building. These projects position Manitoba processors to grow sales and employment and increase competitiveness and profitability.

•

Transportation and Infrastructure implemented the 2023 Multi-year Infrastructure Investment Strategy by investing more than $606-million in capital projects. These projects included construction on the interchange at the Perimeter Highway and St.

Mary’s Road, PTH 75 southbound from PR 305 to PR 205, twinning and a roundabout on PTH 6 from PTH 101 to Grosse Isle, PR 391 Burntwood major bridge rehabilitation and the interchange at PTH 1 and 1A West (Portage la Prairie Bypass).

•

Economic Development, Investment, Trade and Natural Resources supported 43 Manitoba small businesses to raise $22.1-million during the 2023 tax year using three equity tax credits (Small Business Venture Capital Tax Credit, Community Enterprise Development Tax Credit, and Employee Share Purchase Tax Credit).

•

Indigenous Economic Development established the Indigenous Business Development Branch, with the goal of leading and working with other departments to fully incorporate Indigenous communities and businesses into every aspect of Manitoba’s economy, through meaningful collaboration with First Nations, Métis, Inuit, and associated organizations to foster economic expansion.

•

Government provided $1.8-million to the Communities Economic Development Fund and $2.7-million to the First Peoples Economic Growth Fund to support Indigenous business development and economic reconciliation.

Community Outcomes

•	Construction continued on five new schools in Winnipeg, Steinbach, and Morden to address enrolment pressures and to provide access to French language education.

•	Government invested $5-million in critical water and wastewater infrastructure projects in Northern Affairs communities.

•	Government invested in community housing under the multi-year National Housing Strategy Bilateral Agreement, contributing 32 new subsidized rental units.

•

Housing, Addictions and Homelessness implemented the first provincial winter homelessness response, focusing on unsheltered individuals, helping over 280 people, including 91 who secured permanent housing.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

•	Government allocated $8.7-million to support 1,648 publicly-funded addictions treatment spaces, including bed-based and mobile withdrawal management services.

•	Housing, Addictions and Homelessness opened the first Indigenous-led Rapid Access to Addictions Medicine clinic in Winnipeg, with $1-million in annual provincial funding.

•	Government recruited 14 psychiatrists for acute care in underserved areas across Manitoba.

•

Education and Early Childhood Learning opened, or committed, 8,500 new child care spaces for children ages 0-6 years and 4,400 school-age spaces, totaling nearly 13,000 new child-care spaces throughout Manitoba since the start of the Canada-Wide Early Learning and Child Care Agreement in 2021/22.

•

Sport, Culture, Heritage and Tourism assessed over 1,500 applications, resulting in $132.5-million in grants approved to over 1,000 organizations to support operations and activity in the arts, heritage, library, ethnocultural and sport sectors including $10.2-million towards various reconciliation initiatives in support of the Truth and Reconciliation Commission’s Call to Action 80.

•

Families provided financial support through $81.7-million in new funding to increase funded wage rates for direct service workers delivering residential, day and agency-delivered and self-managed respite services to adults and children living with a disability and their families who are eligible for Community Living disABILITY Services and Children’s disABILITY Services programs.

•

Government approved 22 projects totaling $1.5-million under the Sustainable CAP Indigenous Agriculture Food Systems program in the 2023/24 fiscal year. Funding supports activities that increase food security and food sovereignty, support the revitalization of traditional food systems, training, skill and resource development, climate change adaptation, and/or increase Indigenous participation within Manitoba’s agriculture and agri-food sector.

•	A $2-million increase was provided to the Newcomer Community Integration Support program to ensure the provision of robust settlement and integration services.

Community Safety Outcomes

•

Bill 34, The Police Services Amendment Act, was proclaimed in February 2024. This bill enhances the Community and First Nations Safety Officers program as a part of a layered public safety model. The act also enabled the creation of Winnipeg’s Community Safety Team which patrols on and around the Winnipeg Transit system.

•

Justice continues to work with Manitoba Keewatinowi Okimakanak to create and implement a youth healing lodge in Thompson, with the aim of decreasing the number of youths who are incarcerated in Manitoba and to address the overrepresentation of Indigenous youth in custody.

•

Justice officially implemented the Community Safety and Well-being (CSWB) Planning Project in six communities, with two other locations in development. Up to 14 communities will participate in the CWSB Planning project.

•	Justice continues to work closely with stakeholders and partners in Brandon and Thompson to implement Sobering Centre programs in those communities to promote public safety and community well-being.

•

Transportation and Infrastructure developed a road safety strategy in response to the tragic collision at PTH 1 and PTH 5. The road safety strategy was led by a safety strategy team to identify potential improvements and to focus on engineering and road safety characteristics of the intersection. The strategy also identified systemic and proactive measures in the department’s operations to identify and manage potential road safety issues across the provincial highway network.

•

Transportation and Infrastructure implemented a formal safety monitoring framework to improve Manitoba’s oversight of motor carrier safety and to support the education of motor carriers regarding their road safety responsibilities under provincial and federal laws.

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS

19

Environmental Outcomes

•

Economic Development, Investment, Trade and Natural Resources partnered with NFI Group on a multi-year initiative to deliver a $10-million investment aimed at creating low-carbon manufacturing jobs. This investment supports the All-Canadian Build facility, which will manufacture, finish, and service zero-emission buses for the Canadian market.

•

Economic Development, Investment, Trade and Natural Resources initiated the multi-year $19-million “2-billion Trees Program” in partnership with Canada to increase tree planting in Manitoba. In 2023, the program kick off completed 390 hectares of site preparation and saw 1,380 large potted trees planted in 20 communities, and four Indigenous planting projects of over 50,000 trees completed throughout Manitoba.

•

Government provided $10-million in incremental capital support to the City of Winnipeg in support of costs associated with the Fort Garry – River Crossing Replacement Project, to address Red River and Lake Winnipeg water quality concerns.

•

Government restored funding to environmental non-profit organizations, fostering partnerships with the International Institute for Sustainable Development and climate centres of excellence such as ClimateWest and the University of Winnipeg’s Prairie Climate Centre.

•

Government extended the Lead in Drinking Water Grant to March 31, 2025, providing schools and licensed child-care centres with continued access to grant funding to test for and address where needed, elevated lead in drinking water, benefitting over 1,000 schools and licensed child care centres.

Government Modernization Outcomes

•

Health, Seniors and Long-Term Care analyzed the health card registration process, identified gaps causing delays and achieved a 42 per cent reduction in failed health card applications, reduced average processing time from 60 minutes to 15 minutes, and decreased turnaround time from four months to two weeks.

•

Manitoba Courts continue to expand the technologies used in courtrooms to provide better access to justice. Investments in virtual courtrooms using a webinar-based platform, Microsoft Teams, legacy Cisco video conferencing equipment, and installing Wi-Fi and network infrastructure into several court centres have streamlined the court process.

•

Transportation and Infrastructure expanded the Manitoba Emergency Measures Office Portal that provides close to real-time situational awareness with data, maps, and other resources which enhances coordination efforts during emergencies and disasters. There are 307 local authorities and 123 emergency management partners using the portal.

•	Municipal and Northern Relations launched the MyPropertyMB online portal, providing property owners outside the City of Winnipeg with modernized 24-hour access to their assessment notices.

•

The Public Service Commission implemented a redesign of its service delivery model for 2023/24. The redesigned organizational structure is intended to increase efficiencies in the department’s human resource, employee development, policy, data management, and employee and labour relations functions, including realigning the talent acquisition function into a dedicated unit focused on recruitment and outreach activities.

•	Consumer Protection and Government Services continued work on advancing Procurement Modernization to increase cumulative savings and total government spending under category management.

•

Finance introduced technology ensuring Freedom of Information and Protection of Privacy Act (FIPPA) requests were acknowledged, logged, actioned and tracked for timeliness. The department eliminated the access to information backlog of 726 files in January 2024. The centralization of the FIPPA office helped improve on-time response rates to 65.7 per cent for fiscal 2023/24 and identified and processed several outstanding requests not included in the original backlog.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

•

Advanced Education and Training successfully completed the Canada-Manitoba Student Loans Integration Project. Manitoba Student Loan borrowers benefit by making only one monthly repayment, instead of two, and contacting only one services centre for loan repayment information.

Manitoba’s Ukraine Crisis Response

•

Labour and Immigration provided support for Ukrainian refugees through the Manitoba Provincial Nominee Program by nominating 615 Ukrainian citizens to settle permanently in Manitoba with their families and delivered short-term culturally-and linguistically-appropriate settlement support to them.

•

The government continued to offer support to Ukrainian families arriving in Manitoba under the Canada-Ukraine Authorization for Emergency Travel (CUAET) measure, until the last CUAET holders arrived in Canada in March 2024. Ukrainians were offered coordinated services, including a reception centre, settlement services hub and online appointment system to ensure a single point of access to provincial, federal, and community services. The Temporary Accommodations Program offered Ukrainians arriving in Manitoba hotel stays and meals for up to 30 days.

•

The Ukrainian Refugee Task Force in Manitoba was one of the most effective models in the country for settling Ukrainian nationals under the federal government’s Canada-Ukraine Authorization for Emergency travel (CUAET) program. Manitoba Emergency Measures Office coordinated all aspects of the response and worked with provincial and federal governments, the settlement sector, and the ethnocultural community. As a result, over 30,000 Ukrainian nationals were successfully settled in Manitoba.

Further explanation of government’s budget outcomes can be found in the key achievement highlights section of each department’s annual report.

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS

21

STRATEGIC INFRASTRUCTURE INVESTMENTS

Strategic infrastructure reporting contains Manitoba’s capital investments at the summary government level including direct investment by government in its own assets and other operating entities’ assets, grants to municipalities, annual maintenance of infrastructure, capital loans, investments by Crown corporations, and self-funded capital investments by other reporting entities. Manitoba Hydro’s capital investments, along with those of other Crown corporations, are included in the presentation of strategic infrastructure to provide a complete picture of public-sector capital investments.

Manitoba’s net tangible capital assets have a net book value of $16.2-billion, excluding Crown corporations that report their capital asset value in their annual reports. The province’s capital program is driven by the cost of maintaining physical assets in a state of good repair to support the delivery of government services, while investing in new infrastructure to support future needs.

In 2023/24, strategic infrastructure investments were over $3.1-billion. This is an increase of $482-million from 2022/23 strategic infrastructure investments of $2.6-billion. Areas of increased investment included:

•	Manitoba Hydro investments in infrastructure were $703-million.

•	Highway infrastructure capital and maintenance investments were $683-million.

•	Capital investments in health facilities was $624-million.

•	Capital investments into K-12 schools and post-secondary institutions totaled $341-million.

Budget 2023 included over $200-million in centrally held Enabling Appropriations for capital contingencies in core government, much of which remained unused.

Manitoba provided $105-million in additional capital investment authority to Other Reporting Entities that had insufficient funding due to cost escalations and increased demand, primarily for Health related investments. Other notable variances for 2023/24 fiscal year included:

•

Health Facilities – Higher capital spending in 2023/24 was the result of an increased volume of infrastructure construction, price increases in construction materials and equipment related to the Portage Regional Health Centre, Neepawa Regional Health Centre, Brandon Regional Health Centre, Selkirk Regional Health Centre expansion and St. Boniface Hospital Emergency Department Redevelopment.

•

Water Related Infrastructure – Variance due to the progress on Rivers Dam, English Brook, Portage Diversion and St. Joseph projects compared to budget and the ongoing rehabilitation and replacement of water infrastructure damaged in the 2022 flood event.

•	Efficiency Manitoba – Variance is due to lower customer participation.

•

Manitoba Liquor and Lotteries Corporation – Variance was caused by a pause in equipment purchase and facility maintenance due to labour disruption and due to timing of expenditures for other in-progress projects, including information technology initiatives.

•	Manitoba Public Insurance – Variance was due to the labour disruption and delays on Project Nova.

•

Manitoba Hydro – Variance resulted from inflationary pressures on materials, equipment and services required for Manitoba Hydro’s capital projects, including the Pointe du Bois Renewable Energy Project.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

Strategic Infrastructure Investments
As at March 31, 2024
	Budget 2023 Restated[1]	2023/24 Actual	2022/23 Actual

	(Millions of Dollars)
BUILDINGS, EQUIPMENT AND TECHNOLOGY

Health	636	624	247

K-12 and Advanced Education	346	341	288

Housing	67	69	57

Other Departments	227	87	110

Information Technology	84	54	31
	1,360	1,175	733
ROADS, HIGHWAYS, BRIDGES AND FLOOD PROTECTION

Highways Infrastructure and Airport Runway Capital	563	536	429

Lake Manitoba Outlet Channel	19	17	16

Water Related Infrastructure	32	44	33

Transportation Equipment and Aircraft	7	9	12
	621	606	490
CAPITAL GRANTS

Municipal Grants	241	241	393

Northern Affairs Communities	4	5	4

Arts, Culture and Sport in Community	23	23	-
	268	269	397
MAINTENANCE AND PRESERVATION

Highways Infrastructure	144	147	145

Water Related Infrastructure	14	13	13
	158	160	158
CROWN CORPORATIONS

Efficiency Manitoba	66	47	40

Manitoba Liquor and Lotteries Corporation	91	55	51

Manitoba Public Insurance Corporation	76	27	59

Manitoba Hydro	654	703	676
	887	832	826
OTHER REPORTING ENTITIES	66	67	23

Total Strategic Infrastructure Investments	3,360	3,109	2,627

1	Budget restated includes Internal Service Adjustments, Supplementary Funding, Special Warrant and Transfers in Authority between Departments.

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS

23

Public Accounts

of Manitoba

For the year ended March 31, 2024

INTRODUCTION TO THE PUBLIC

ACCOUNTS OF MANITOBA

Nature of the Public Accounts

The Public Accounts of Manitoba are prepared annually by statutory requirement in accordance with section 65(1) of The Financial Administration Act, which is Chapter F55 of the Continuing Consolidation of the Statutes of Manitoba. The Public Accounts reflect the summary financial position of the government and the operating results for the fiscal year of the government, which ends on March 31.

The information contained in the report originates from two sources:

•	the summarized financial information presented in the accounts of Manitoba, maintained by the Provincial Comptroller; and

•	the detailed records maintained by departments, government organizations, government business enterprises, and government business partnerships.

Each department and public sector organization is responsible for reconciling its accounts to the control accounts of the Provincial Comptroller, and for maintaining detailed records of the transactions in their accounts.

Format of the Public Accounts of Manitoba

The Public Accounts of Manitoba consist of the Financial Statement Discussion and Analysis, the audited Summary Financial Statements of the Government, financial reports on the Rainy Day Fund, and other statutory financial reports.

Financial Statement Discussion and Analysis – This section provides a written commentary on the summary financial statements, plus additional information on the financial and economic performance of the provincial government. The financial information contained in the Financial Statement Discussion and Analysis section is taken from the March 31, 2024 summary financial statements.

Summary Financial Statements – These audited statements, prepared using Chartered Professional Accountants of Canada (CPA) Public Sector Accounting Standards, disclose the financial impact of the government’s activities. Only the government’s summary financial statements provide the key information on the financial activities of the entire government. The summary financial statements include the financial results of the approximately 129 different agencies and accounts the government uses to deliver its goods and services. The Government Reporting Entity (GRE) includes government departments, business enterprises, business partnerships, and organizations, such as regional health authorities, school divisions, universities and colleges. The departments and entities comprising the GRE are disclosed in Schedule 8 of the summary financial statements.

The summary financial statements also provide the following information about government’s financial activities:

•	the government’s financial position as at March 31 each year

•	the results of its operations for the year

•	what revenue it brought in and what it spent (e.g., annual surplus or deficit)

•	how much it borrowed, repaid or refinanced

•	how it obtained and used its funds

Information Provided Under Statutory Requirements – This section includes audited reports on information other than financial statements, including the Rainy Day Fund and other reports specified in the Financial Administration Act, The Fiscal Responsibility and Taxpayer Protection Act, The Health Services Insurance Act, and The Northern Affairs Act. The Public Accounts of Manitoba are available online at: www.manitoba.ca/ governmentfinances.

PUBLIC ACCOUNTS OF MANITOBA

27

FINANCIAL STATEMENT

DISCUSSION AND ANALYSIS

The Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada), through a statement of recommended practices, suggests a number of financial indicators to assist in the assessment of a government’s financial condition. There are no established public sector benchmarks for these indicators. The indicators, expressed as ratios or trends, provide a picture of what has occurred over a period of years to facilitate comparisons and assist in the assessment of the government’s financial health in the context of the current economic and financial environment. The recommended indicators are grouped into three categories:

(1)	Sustainability–measures a government’s ability to maintain its programs without the need to increase its borrowings.

(2)	Flexibility–determines the government’s efficiency to respond to rising financial commitments by either expanding its revenue or increasing its borrowings.

(3)	Vulnerability–how much a government relies on revenue sources beyond its direct control or influence, both domestically and internationally.

The Financial Statement Discussion and Analysis reflects the results of the Province of Manitoba, which have been impacted by several macroeconomic headwinds, including slowing economic growth, high interest rates, and inflation pressures. To get a broader perspective of the current fiscal situation of the Province of Manitoba, readers are encouraged to find additional information in the Quarterly Report of the province for 2024/25.

Source of Data and its Limitations

The financial indicators in this report use key financial information from the audited summary financial statements. Economic information is obtained from Statistics Canada and the Manitoba Bureau of Statistics. Comparative data presented is not adjusted for inflation.

Comparative results are restated to conform to any changes in accounting policy or presentation adopted in the current fiscal year. The financial indicators in this section present the results in the same format as presented in the Public Accounts of Manitoba.

The Government’s 2023/24 Financial Condition

This section describes the government’s financial health using CPA Canada’s three indicator categories of sustainability, flexibility, and vulnerability. The section also describes each category and the related indicators. For each indicator, it provides financial data for Manitoba and highlights key trends.

Sustainability

As noted, sustainability measures the ability of a government to meet its existing program commitments and creditor requirements without increasing its borrowings or tax burden.

Looking at trends for the following five indicators provide useful insight into the sustainability of a government’s revenue-raising and spending practices:

•	Net Debt as a Percentage of Provincial GDP: the relationship between a government’s net debt and the income in the economy

•	Net Debt-to-Total Annual Revenue: the extent to which future revenues are required to pay for past transactions or events

•

Net Debt per Capita: the relationship between a government’s net debt and its population is widely considered to be the best measure for cross-jurisdictional review of government and financial health; represents the net debt amount that is attributed to each Manitoba resident

•	Annual Operating Surplus (Deficit): the extent to which a government is spending within its means

•	Annual Operating Surplus (Deficit)-to-Provincial GDP: the relationship between a government’s operating surplus (deficit) and the provincial economy

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

The heightened consumer demand and supply chain bottlenecks following the easing of COVID-19 restrictions, along with persistent inflation pressures driven by rising grocery prices, structural imbalances in the housing market, and geopolitical tensions, have resulted in higher-than-anticipated inflation. Additionally, the Bank of Canada’s high interest rates to combat inflation have dampened consumer spending and residential housing investment, further complicating the economic landscape. These economic headwinds have slowed the province’s own-source revenue, which, combined with increased government expenditure, have resulted in a higher-than-budgeted net loss. The ratios presented in the Financial Statement Discussion and Analysis illustrate an adverse fiscal position in 2023/24 compared to the plans in Budget 2023.

NET DEBT AS A PERCENTAGE OF PROVINCIAL GDP

The government manages its revenue-raising and spending practices with due regard to the provincial economy. Looking at net debt and provincial GDP provides insights into these practices.

Net debt–The difference between a government’s total liabilities and total financial assets provides a measure of the future revenue required to pay for past transactions and events. Net debt as a percentage of provincial GDP measures the level of future financial obligations placed on the economy by a government’s cumulative spending and revenue-raising practices. It provides a measure of how much debt a government is carrying, relative to the province’s annual economic output.

Investment in capital improvements, replacement of deteriorating tangible capital assets, such as transportation infrastructure, and an operating deficit, partly offset by remeasurement gains and other comprehensive income, resulted in increased net debt.

Overall, the net debt of the province increased by $2,136-million in fiscal year 2023/24, primarily reflecting an operating deficit of $1,971-million, $1,016-million in net acquisition of tangible capital assets; offset by $759-million due to remeasurement gains and other comprehensive income as well as $92-million related to the changes in non-financial assets.

Changes in GDP must be taken into account to determine capacity to support debt. The GDP is a measure of the value of the goods and services produced in the province during a given year. The GDP indicates the size of the provincial economy. The provincial economy grew steadily from $74.6-billion in 2019/20 to $90.4-billion in 2023/24, representing 21.2 per cent growth over the five-year period. The Manitoba Consumer Price Index (CPI) rose 0.8 per cent in March 2024 (2023–5.2 per cent).

Graph 1 shows that the net debt to GDP ratio as of March 31, 2024, has increased, compared to the prior year’s 34.9 per cent to 35.7 per cent. This increase reflects the decrease in own-source revenue, a substantial decrease in Government Business Enterprises (GBE) net income during the 2023/24 fiscal year, which is further exacerbated by increased government operating expenditures.

Graph 1

Net Debt as a Percentage

of Provincial GDP

Net debt for 2023/24 included a gain in other comprehensive income (OCI) of $71-million, recorded by Government Business Enterprises (GBEs). OCI represents unrealized gains or losses calculated at a point in time and can have a significant impact on the measurement of net debt. OCI is measured as the change in “mark-to-market” valuations, interest rates, and foreign exchange rates at year end, representing a one-day snapshot of the change in value when compared to the same day in the previous year.

PUBLIC ACCOUNTS OF MANITOBA

29

Managing net debt while maintaining or increasing necessary investment in capital, including infrastructure, is a challenge faced by all provinces and territories in Canada.

NET DEBT-TO-TOTAL ANNUAL REVENUE

Net debt is the amount that current and past generations have accumulated through annual deficits and tangible capital investments. These amounts remain an obligation for future generations to fund through annual surplus, or to continue to carry as debt. It results when a government’s total liabilities exceed total financial assets. A trend of increasing net debt-to-total annual revenue would indicate that an increasing amount of time will be needed to eliminate net debt.

Net debt-to-total annual revenue in 2023/24 is 148.3 per cent (2022/23 – 135.6 per cent). The increase is directly attributable to the decrease in own- source revenue and GBE net income.

Graph 2 shows the five-year historical trend of net debt-to-total annual revenue. In recent years, this measure stabilized and began declining. In 2019/20, before the pandemic, the net debt-to-total annual revenue was at its four-year low of 141.6 per cent. The increase in 2023/24 to 148.3 per cent reflects the province’s investment in the Health sector, and the pressures of the most recent macroeconomic headwinds.

Graph 2

Net Debt-to-Total Annual Revenue

NET DEBT PER CAPITA

Net debt per capita is a measurement of the value of a government’s net debt expressed in terms of the amount attributable to each citizen under the government’s jurisdiction. It is commonly calculated using net debt divided by the population of the province.

Net debt per capita provides an indication of how leveraged the government is. Net debt per capita is often used to comment on the effectiveness of a government’s current fiscal policy. However, net debt to GDP ratio provides a more complete picture of a government’s actual fiscal health. Graph 3 shows the historical trend of net debt per capita.

Graph 3

Net Debt Per Capita

Net debt per capita has ranged from $19,102 in 2019/20 to $22,212 in 2023/24. The net debt per capita has increased significantly since 2019/20, primarily because of increased spending in response to the effects of the COVID-19 pandemic, supports provided to the Ukrainian citizens who arrived in Manitoba, the retroactive recognition of asset retirement obligations and increased investment in the Health sector.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

ANNUAL OPERATING SURPLUS (DEFICIT)

Annual operating surplus helps the government maintain its services and provides an opportunity to lower its borrowing needs. Annual operating deficits can impact a government’s ability to deliver services and can lead to increased borrowing requirements.

The annual surplus (deficit) shows the extent to which a government generates revenue greater (less) than its operating expenses in one fiscal year.

For the fiscal year ended March 31, 2024, Manitoba had budgeted a deficit of $363-million. However, due to higher than anticipated expenditures, and a shortfall in revenue, the province recorded a deficit of $1,971-million. This is an increase of $1,608-million, compared to the fiscal year’s budget.

ANNUAL OPERATING SURPLUS

(DEFICIT)-TO-PROVINCIAL GDP

The ratio of operating surplus (deficit)-to-provincial GDP measures the difference between revenue and expenses expressed as a percentage of GDP. It is a measure of a government’s ability to meet its financing needs and to ensure proper management of public finances.

Table 1 shows the five-year trend in annual revenue, expenses, operating surplus and operating surplus (deficit)-to-provincial GDP.

The annual operating surplus (deficit)-to-provincial GDP deteriorated in 2023/24, due to a deficit position compared to the surplus position reported in 2022/23.

Table 1

Annual Operating Surplus (Deficit)

	2019/20	2020/21		2021/22		2022/23	2023/24
	Restated	Restated		Restated		Restated	Actual

				($ millions)

Total Revenue	18,479	18,602		19,944		22,258	21,792

Total Expense	18,474	20,726		20,694		21,885	23,763

Operating Surplus (Deficit)	5	(2,124)		(750)		373	(1,971)

Annual Operating Surplus (Deficit)-to-Provincial GDP	0.0%	(2.9%	)	(0.9%	)	0.4%	(2.2%	)

PUBLIC ACCOUNTS OF MANITOBA

31

Flexibility

Flexibility is the degree to which a government can increase financial resources to respond to rising commitments, either by expanding its revenue or by increasing its net debt.

Public Sector Accounting Board has recommended a number of financial indicators that assess a government’s flexibility. The following indicators are considered applicable to provide insight into the Manitoba government’s flexibility:

•	Public Debt Charges to Total Revenue: the extent to which borrowing decisions constrain a government’s ability to meet financial and service commitments

•	Own-Source Revenue to Provincial GDP: the extent to which a government is taking income out of the economy through taxation and user fees

PUBLIC DEBT CHARGES TO TOTAL REVENUE

The amount of public debt charges as a percentage of total revenue shows the extent to which a government must use revenue to pay for interest costs rather than to pay for services. The ratio shows how much of every dollar of a government’s revenue is needed to pay interest. A lower ratio of interest costs, as a percentage of revenue, means a government uses a smaller proportion of its revenue to pay for interest costs.

Graph 4 shows that in 2019/20, the Government used 10.1 cents of every taxpayer’s dollar to pay interest. In 2023/24, this cost was 9.9 cents per dollar.

Graph 4

Public Debt Charges to Total

Annual Revenue

OWN-SOURCE REVENUE TO PROVINCIAL GDP

A government’s own-source revenue, as a percentage of provincial GDP, shows how much revenue a government raises through its provincial economy via taxation and fees. Own-source revenue does not include the net income from GBEs, given the semi- autonomous nature of their operations. Their revenues are not derived from taxation or fees, but from the supply of products or services.

High own-source revenue as a percentage of GDP ratios or increases in the ratios mean a government is placing higher demands on its provincial economy, indicating that its demands are outpacing growth in the economy.

During 2019/20 to 2022/23, the government’s own-source revenue had been steadily increasing, except during 2020/21, when it decreased by $585-million to $12.1-billion. In 2023/24, the revenue decreased by $113-million to $14.2-billion (2022/23–$14.3-billion). For 2023/24, the main contributors to the decrease in own-source revenue from the prior year are:

•	Income taxes decreased by $425-million, or 7.3 per cent

•	Other taxes decreased by $69-million, or 1.4 per cent.

•	Recovery from Government Business Enterprises and Other Investment Earnings increased by $203-million, or 17.1 per cent.

•	Fees and Other Revenue increased by $178-million or 7.1 per cent.

Graph 5 shows the relationship between own-source revenue and provincial GDP. GDP increased 21.2 per cent from $74.6-billion in 2019/20 to $90.4-billion in 2023/24. Own-source revenue increased by $1,481-million or 11.7 per cent within the last five years. As a result, the ratio of own-source revenue in relation to the economy (GDP) has decreased to 15.7 per cent in 2023/24 (2022/23–16.5 per cent).

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

Graph 5

Own-Source Revenue to Provincial GDP

Changes in outside sources of revenue due to capital projects and other one-time or non-operational programs do not indicate a material increase in a government’s revenue vulnerability.

A recommended indicator for providing insight into the government’s vulnerability is the ratio of Federal Transfers to Total Revenue.

Vulnerability

Vulnerability is the degree to which a government is dependent upon, and therefore, vulnerable to fluctuations in sources of revenue outside of its direct control or influence. A high degree of dependency may indicate a government is reliant on outside sources to deliver programs and services at the current level and quality.

Manitoba received $54-million, or 4.8 per cent more, in federal cost-shared targeted program revenue in 2023/24, compared to 2022/23, primarily due to funding related to higher revenue received for Investing in Canada Infrastructure Program, bi-lateral agreements for Health, Seniors and Long-Term Care, offset by lower recoveries from the Disaster Financial Assistance Arrangement.

Total Federal transfers (including Equalization, Canada Health Transfers, Canada Social Transfers and shared cost and other transfers) increased by $872-million or 13.9 per cent from 2022/23, offset by a decrease of $182-million received in 2022/23 for COVID-19 transfers. Net increase is $690-million, or 10.7 per cent from 2022/23.

FEDERAL TRANSFERS TO TOTAL REVENUE

The ratio of federal transfers to total revenue indicates the vulnerability of provinces to changes in transfer support from the Government of Canada.

Graph 6 shows that the ratio of major federal transfers to total provincial revenue, has increased from historical low of 25.4 per cent in 2018/19 to 32.9 per cent in 2023/24 (2022/23–28.3 per cent). Manitoba experienced a decline in federal transfers as a share of total revenue between 2012/13 and 2015/16. However, transfers to Manitoba, including those for targeted program delivery, have steadily increased from 2019/20 and continues to be above the 15-year average of 28.2 per cent. The ratio indicates that the province is relying less on its own-source revenue to fund core programs and services, demonstrating Manitoba’s gradually increasing vulnerability, based on changes in federal transfer support.

Graph 6

Federal Transfers to Total Revenue

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33

Risks and Uncertainties

In the two years following the pandemic, several factors, including pent-up demand and higher prices, generated substantial growth in overall spending in the economy. Retail sales increased by 13.3 per cent in 2021, followed by 8.6 per cent in 2022. The sustained pace of high inflation prompted the Bank of Canada to continue increasing borrowing costs in 2023, lifting the target rate three times in 2023 to 5.0 per cent by July, the highest since March 2001. Mortgage rates followed, with the five-year conventional lending rate rising to a peak at 6.47 per cent in November 2023.

On the weight of higher prices and borrowing costs, the Manitoba economy started showing signs of slowing in fiscal 2023/24. The annual rate of growth (12-month moving average) in retail sales consecutively slid from 8.9 per cent in April 2023 to 0.4 per cent in March 2024. Similarly, manufacturing sales growth slowed from 17.5 per cent in April 2023 to 0.9 per cent in March 2024.

The aggressive increase in interest rates since 2022 also factored into a slowdown in capital spending on residential properties. After increasing by 36.1 per cent in fiscal 2021/22, capital investment in residential properties declined by 2.0 per cent and 1.3 per cent in two subsequent fiscal years, respectively.

As the economy slowed, inflationary pressure started to ease from near multi-decade high levels at the start of the fiscal year. To provide some relief from persistent high inflation, the Manitoba government introduced a complete exemption of the fuel tax at filling stations starting in January 2024. Fuel costs fell by 14 cents per litre starting January 1, 2024, effectively making Manitoba’s fuel prices at gasoline stations the lowest in Canada. This measure also helped lower the overall annual inflation rate (12-month moving average) from a near peak increase of 7.8 per cent in March 2023 to 2.3 per cent in March 2024. Canadian inflation eased from 6.6 per cent in March 2023 to 3.3 per cent in March 2024.

With a progressive decline in the inflation rate, the Bank of Canada started to loosen its monetary policy stance. Eleven months after its last hike, the Bank reduced the target rate by 25-basis points in June 2024, followed by another 25-basis point drop in July. Most private forecast agencies expect the overnight rate to gradually decrease each quarter through 2025.

Manitoba’s labour market, however, remained resilient in fiscal 2023/24, adding 18,300 jobs to the 15,700 jobs added a year earlier. Wage pressure eased somewhat but remained strong with average hourly wages rising by 3.9 per cent in fiscal 2023/24, compared to 4.8 per cent increase in the previous year.

Geopolitical tensions and conflicts, including wars in the Middle East and in Ukraine continued to feed uncertainty during the fiscal year. More recently, the attacks near the Suez Canal shipping route have increased shipping costs. Further escalation of these conflicts could quickly reverse the downward trend in inflation as higher shipping costs could get factored into globally traded products.

Climate factors, such as droughts, flooding, and wildfires, add additional pressure on expenditures and pose a risk to the provincial economy and finances. In 2023/24, there was additional pressure on hydro electricity generation from low water levels in hydro reservoirs. Coupled with lower electricity export prices, this materially lowered net income from Manitoba Hydro.

With inflation returning to within the Bank of Canada target range and interest rates gradually falling, economic activity is expected to strengthen in the near term. However, with retail spending growth continuing to slow in Manitoba, increased debt servicing costs from recent mortgage renewal could further restrain household spending.

Fiscal planning in Manitoba will continue to monitor and assess these developments to maintain the fiscal targets in the medium-term planning framework.

The government’s overall exposure to risks and uncertainties arises from many variables, which it does not directly control. These include:

•	volatility in economic factors such as inflation, interest rates and commodity prices

•	geopolitical tensions and their repercussions to the global economy

•	trade barriers including tariffs on imports and exports

•	extreme weather events

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

•	tax reforms in other jurisdictions that can materially shift tax planning and tax competitiveness

•	changes in federal transfers

•	unforeseen delays with planned capital investment due to environmental or other obligations

•	the financial performance of Crown corporations, especially Manitoba Hydro
•	outcomes from litigation, arbitration, and negotiations with third parties

•	utilization rates for government services such as health care, child and family services, or employment assistance

•	changes in accounting standards

Retail Sales Growth at Annual Rates, December 2020 to May 2024

Bank of Canada Policy Rate Changes, March 2020 to July 2024

Key Fiscal Sensitivities
		Annual Fiscal
Variable	Increase of:	Impact ($ millions)
Nominal GDP	1%	$147
Debt	$500-million	($32)

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35

Variance Analysis and Assessment of Significant Trends Operating Surplus (Deficit)

				Variance
	2023/24 Budget	2023/24 Actual	2022/23 Restated	2023/24 vs 2022/23 Actual	2023/24 Actual to Budget

			($ millions)
REVENUE
Income Taxes	5,532	5,369	5,794	(425)	(163)
Other Taxes	4,772	4,716	4,785	(69)	(56)
Fees and Other Revenue	2,543	2,690	2,512	178	147
Recovery From Government Business Enterprises and Other Investment Earnings	1,250	1,393	1,190	203	143
Contingency	(200)	-	-	-	200
Total Own-Source Revenue	13,897	14,168	14,281	(113)	271
Government Business Enterprises	1,181	464	1,507	(1,043)	(717)
Federal Government Transfers	7,299	7,160	6,470	690	(139)
Total Revenue	22,377	21,792	22,258	(466)	(585)
EXPENSES
Legislative Assembly	75	75	58	17	-
Executive Council	9	9	7	2	-
Advanced Education and Training	1,850	1,736	1,563	173	(114)
Agriculture	631	482	408	74	(149)
Consumer Protection and Government Services	646	541	528	13	(105)
Economic Development, Investment, Trade and Natural Resources	342	345	347	(2)	3
Education and Early Childhood Learning	3,683	3,646	3,641	5	(37)
Environment and Climate Change	202	176	167	9	(26)
Families	2,060	2,512	1,910	602	452
Finance	95	91	344	(253)	(4)
Health, Seniors and Long-Term Care	7,961	8,919	7,877	1,042	958
Housing, Addictions and Homelessness	394	390	414	(24)	(4)
Indigenous Economic Development	10	9	10	(1)	(1)
Justice	856	1,019	759	260	163
Labour and Immigration	33	32	27	5	(1)
Municipal and Northern Relations	525	529	660	(131)	4
Public Service Commission	40	39	40	(1)	(1)
Sport, Culture, Heritage and Tourism	163	162	157	5	(1)
Transportation and Infrastructure	630	625	591	34	(5)
Enabling Appropriations	134	33	27	6	(101)
Emergency Expenditures	100	29	266	(237)	(71)
Tax Credits	150	208	121	87	58
Debt Servicing	2,151	2,156	1,963	193	5
Total Expenses	22,740	23,763	21,885	1,878	1,023
Operating Surplus (Deficit)	(363)	(1,971)	373	(2,344)	(1,608)

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

The government ended the 2023/24 year with a deficit of $1,971-million, which is $1,608-million higher than the budgeted net loss of $363-million. Total revenue was $21,792-million and total expenses were $23,763-million.

REVENUE ANALYSIS

The most significant factors causing the revenue variances from the 2023/24 budget are:

•

Income taxes were $163-million, or 2.9 per cent lower than budget, primarily due to lower year-to-date assessments from the Canada Revenue Agency (CRA) for the 2022 tax year relative to the estimates used for Budget 2023.

•

Other taxes were $56-million, or 1.2 per cent lower than budget, primarily due to the pause of collecting fuel taxes starting January 1, 2024. This decrease, and others in various taxes, were partially offset by an increase in retail sales tax reflecting stronger than anticipated retail sales and household consumption.

•

Fees and other revenue were $147-million, or 5.8 per cent higher than the budget, primarily reflecting higher cost recoveries in Health, Seniors and Long-Term Care, and higher motor carrier licences and fees, including the recognition of $79-million in 2023/24. This amount was previously recorded as unearned revenue resulting from the adoption of new accounting standards.

•	Recovery from government business enterprises and other investment earnings were $143-million, or 11.4 per cent higher than the budget, due to higher than anticipated interest rates.

•	Net income from GBEs was $717-million or 60.7 per cent less than the budget of $1,181-million.

•	Manitoba Hydro reported a net loss of $172-million, a decrease of $622-million from budget. The decrease was primarily due to low water conditions that significantly reduced net export revenue.

•	Manitoba Liquor and Lotteries Corporation’s net income was $732-million, an increase of $64-million from budget, primarily due to higher net income from cannabis and casino operations.
•

Manitoba Public Insurance Corporation’s net loss was $129-million, a decrease of $159-million from budget. The decrease was due in part to a severe weather event in August 2023 that resulted in over 15,000 hail claims in Winnipeg and the surrounding area, the largest natural catastrophic event in MPI’s history.

•

Federal transfers were $139-million or 1.9 per cent lower than budget, due to underspending on Investing in Canada Infrastructure Program projects resulting in lower federal revenue, a decrease in AgriInsurance indemnities and the corresponding reduction in the federal share of the unearned premium revenue, and a reduction in the Canada-Manitoba Early Learning and Child Care Agreement and the Canada-Manitoba Canada-Wide Early Learning and Child Care Agreement because of lower requirements than budgeted.

Revenue trend analysis provides users with information about significant changes in revenue over time and between sources, enabling users to evaluate past performance and assess potential implications for the future. The following section outlines the revenue trends in Manitoba.

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37

Revenue Trend Analysis by Source
	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Actual

			($ millions)
Income Taxes	4,515	4,199	5,245	5,794	5,369
Retail Sales Tax	2,262	2,208	2,387	2,597	2,703
Fuel Taxes	338	299	323	323	238
Levy for Health and Education	385	370	385	415	431
Education Property Taxes	874	895	728	733	698
Other Taxes	633	657	662	717	646
Fees and Other Revenue	2,465	2,291	2,479	2,512	2,690
Federal Transfers	4,879	5,900	6,263	6,470	7,160
Net Income from Government Business Enterprises	913	600	321	1,507	464
Recovery From Government Business Enterprises and Other Investment Earnings	1,215	1,183	1,151	1,190	1,393
Total Revenue	18,479	18,602	19,944	22,258	21,792

The following chart illustrates the government’s main revenue sources for 2023/24. The majority of revenue, at 65 per cent, was generated by Manitoba’s own-sources.

Sources of Revenue for the Year Ended March 31, 2024

Total revenue in 2023/24 was $21,792-million, a decrease of $466-million or 2.1 per cent from 2022/23.

The most significant factors causing the revenue variances from the previous year are:

•

Income taxes were $5,369-million, a decrease of $425-million, or 7.3 per cent from 2022/23, including a decrease of $338-million for Corporation Income Tax and a decrease of $87-million for Individual Income Tax year-over-year, primarily due to lower year-to-date assessments from the Canada Revenue Agency (CRA) and lower 2023 business profits.

•

Other taxes were $4,716-million, a decrease of $69-million, or 1.4 per cent from 2022/23, primarily due to the pause of collecting fuel taxes starting January 1, 2024. This decrease, and other decreases in various taxes were partially offset by an increase in Retail Sales Tax reflecting stronger retail sales in 2023/24.

•

Fees and other revenue were $2,690-million, an increase of $178-million, or 7.1 per cent from 2022/23, primarily due to higher cost recoveries in Health, Seniors and Long-Term Care and higher motor carrier licences and fees including the recognition of $79-million in 2023/24, which was previously recorded as unearned revenue resulting from the adoption of new accounting standards.

•	Recovery from government business enterprises and other investment earnings were $1,393-million, an increase of $203-million, or 17.1 per cent, primarily reflecting higher interest rates in 2023/24.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

•

Federal transfers were $7,160-million, an increase of $690-million, or 10.7 per cent from 2022/23, including an increase of $577-million in Equalization transfers, an increase of $225-million in Canada Health Transfer, an increase of $16-million for Canada Social Transfer and an increase of $54-million in Shared Cost and Other Transfers. These increases were offset by a $182-million reduction in COVID-19 transfers.

•	Net Income from GBEs were $1,043-million lower in comparison to 2022/23. Major factors related to the decrease are:

•	Manitoba Hydro’s net income decreased by $810-million due to low water conditions that significantly reduced net export revenue.

•	Manitoba Public Insurance Corporation net income decreased by $232-million. The decrease was largely due to higher hail claims resulting from a severe weather event in August 2023.

EXPENSE ANALYSIS

Analysis of expenses helps users understand the impact of the government’s spending on the economy, the government’s overall allocation and use of resources, and the cost of government programs.

Total expense in 2023/24 was $23,763-million, an of increase of $1,023-million, or 4.5 per cent above 2023/24 budget. The most significant factors causing the expense variances from the 2023/24 budget are:

•

Health expenses were $958-million, or 12.0 per cent higher than budget, due to the recruitment, retention and well being initiatives in the collective agreements that have settled as well as price and volume pressures in the health system.

•

Families expenses were $452-million, or 21.9 per cent, over budget, due to expenses related to the class action settlement on the Children’s Special Allowances, valued at about $530-million, and other one-time year-end adjustments.

•

Justice expenses were over budget by $163-million, or 19.0 per cent, primarily due to provisions for the settlement of longstanding lawsuits and overtime and other salary related costs in correctional services.

•	Agriculture expenses were $149-million, or 23.6 per cent under budget, due to lower than anticipated indemnities as a result of decreased claim activities in the AgriInsurance program.

•

Consumer Protection and Government Services expenses were $105-million, or 16.3 per cent below budget, primarily due to delays in Investing in Canada Infrastructure Program (ICIP) construction projects because of weather conditions and contractor/labour shortages.

•

Enabling Appropriations expenses were $101-million, or 75.4 per cent lower than budget, mainly due to lower than anticipated expenditures on low carbon economy initiatives and various environmental innovation projects, Idea fund and contingencies.

•

Advanced Education and Training expenses were $114-million, or 6.2 per cent lower than budget, primarily due to higher returns on pension investments that decreases the pension expense and timing differences in programs.

•	Tax Credits expenses were $58-million, or 38.7 per cent higher than budget, mainly due to the higher level of uptake for the Film and Video Production Tax Credit based on 2022 tax year assessments.

•	Emergency Expenditures were $71-million, or 71.0 per cent lower than budget, as the 2023 flood season did not result in significant expenses for the government.

•	Environment and Climate Change expenses were $26-million or 12.9 per cent lower than budget, due to lower than estimated participation in Efficiency Manitoba programs.

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Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending from the previous year.

Expense Trend Analysis by Function
	2022/23 Restated	2023/24 Actual

	($ millions)
Legislative Assembly	58	75
Executive Council	7	9
Advanced Education and Training	1,563	1,736
Agriculture	408	482
Consumer Protection and Government Services	528	541
Economic Development, Investment, Trade and Natural Resources	347	345
Education and Early Childhood Learning	3,641	3,646
Environment and Climate Change	167	176
Families	1,910	2,512
Finance	344	91
Health, Seniors and Long-Term Care	7,877	8,919
Housing, Addictions and Homelessness	414	390
Indigenous Economic Development	10	9
Justice	759	1,019
Labour and Immigration	27	32
Municipal and Northern Relations	660	529
Public Service Commission	40	39
Sport, Culture, Heritage and Tourism	157	162
Transportation and Infrastructure	591	625
Enabling Appropriations	27	33
Emergency Expenditures	266	29
Tax Credits	121	208
Debt Servicing	1,963	2,156
Total Expenses by Function	21,885	23,763

Total expenses were $23,763-million in 2023/24, an increase of $1,878-million, or 8.6 per cent, over the 2022/23 restated amounts. The most significant factors that contributed to the variances were:

•

Health, Seniors and Long-Term Care expenses were $1,042-million, or 13.2 per cent higher, primarily attributed to the cost implication of implementing the recruitment, retention and well-being initiatives in the collective agreements that have settled as well as price and volume pressures in the health system.

•

Families expenses increased by $602-million, or 31.5 per cent, due to additional expenses related to the class action settlement on the Children’s Special Allowances, price and volume increases for social services programs and other one-time, year-end adjustments.

•

Justice expenses increased by $260-million, or 34.3 per cent, primarily due to increased wages and benefits and program expenditures in public safety, and provisions for the settlement of longstanding lawsuits.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

•	Advanced Education and Training expenses increased by $173-million, or 11.1 per cent, primarily due to higher costs to accommodate wage increases, social assistance program, such as affordable tuition and nurse training, as well as inflationary pressures.

•	Debt Servicing costs increased by $193-million, or 9.8 per cent, primarily due to an increase in borrowing and higher interest rates.

•	Agriculture expenses increased by $74-million, or 18.1 per cent, due to higher expenditures for AgriInsurance and AgriStability programs reflecting higher premiums and higher payments to producers.

•	Transportation and Infrastructure expenses were $34-million, or 5.8 per cent higher, primarily due to grant funding to the Arctic Gateway Group Limited, and increased costs related to more capitalized assets.

•	Finance expenses decreased by $253-million, or 73.5 per cent, primarily due to one-time funding programs in the prior year, including the Family Affordability Program and the Carbon Tax Relief Program.

•	Municipal and Northern Relations expenses decreased by $131-million, or 19.8 per cent, reflecting one-time community grant funding programs in 2022/23.

The following chart illustrates the government’s spending by function. The departments on the left side of the chart represent 75 per cent of the total summary government operating expenses.

Expense by Function

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41

Program expenses, which represent total expenses excluding the cost of debt servicing, have increased from 2022/23, primarily due to increased spending in the following appropriations: Advanced Education and Training, Agriculture, Families, Health, Seniors and Long-Term Care, and Justice.

In 2023/24, total expenses to GDP amounted to 26.3 per cent (2022/23 – 25.3 per cent), while program expenses amounted to 23.9 per cent (2022/23 – 23.0 per cent) of GDP.

Total expenses as a percentage of total revenue were 109.0 per cent in 2023/24 (2022/23–98.3 per cent). An expense ratio of more than 100 per cent means that expenses have exceeded revenue, resulting in a deficit. A ratio of less than 100 per cent indicates that revenue exceeds expenses, resulting in a surplus.

Expense by Type

Expense trend analysis by type provides a summary of government spending by type and highlights changes in spending over time:

Expense Trend Analysis by Type

	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Actual

			($ millions)
Personnel Services	8,241	8,759	9,041	9,215	9,865
Grants/Transfer Payments	2,855	3,747	2,768	3,948	4,031
Transportation	182	158	154	182	200
Communications	75	77	99	102	102
Supplies and Services	2,035	2,509	2,406	2,500	2,751
Social Assistance Related	1,728	1,631	1,982	1,722	1,868
Other Operating	632	1,028	1,513	1,275	1,766
Debt Servicing	1,875	1,827	1,804	1,963	2,156
Minor Capital	106	207	108	135	160
Amortization	745	783	819	842	866
Total Expenses by Type	18,474	20,726	20,694	21,885	23,763

Overall allocation of spending by type was consistent, compared to 2022/23 results. The following shows the movement in expense types compared to last year:

Personnel services, the province’s largest expense, as a percentage of total expenses decreased to 41.5 per cent (2022/23–42.1 per cent).

Grants/transfer payments decreased to 17.0 per cent (2022/23–18.0 per cent), Social assistance was consistent at 7.9 per cent (2022/23–7.9 per cent), Other operating increased to 7.4 per cent (2022/23–5.8 per cent).

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

Expense by Segment

Expense by segment analysis provides a secondary review on how the province’s expenses are categorized and the area that commands the most support.

Expenses Trend Analysis by Segment

	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Actual

			($ millions)
Health	6,962	7,510	7,758	7972	9,037
Education and Economic Development	4,700	5,051	5,224	5,689	5,890
Social Services	2,271	2,152	2,470	2692	3,377
Community and Resource Development	1,724	2,140	1,936	1,884	1,869
Justice and Other Expenditures	1,487	2,383	2,050	2,289	2,389
General Government (Note a)	1,716	1,917	1,725	2,032	1,953
Adjustments (Note b)	(386)	(427)	(469)	(672)	(751)
Total Expenses by Segment	18,474	20,726	20,694	21,885	23,763

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to government accounting policies and to eliminate transactions between sectors.

Expenses have increased by $5,289-million, or 28.6 per cent, over the past five years.

Over the past five years, Health averaged 37.2 per cent of the province’s overall expenses, Education and Economic Development averaged 25.2 per cent, Social Services expenses averaged 12.2 per cent, Community and Resource Development expenses averaged 9.1 per cent and Justice and Other Expenditures averaged 10.0 per cent during this same period. The five different sectors have been stable with very small fluctuations in expenditures when comparing year-over-year fluctuations.

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43

FINANCIAL ASSETS

An analysis of financial assets provides users with information regarding the amount of resources a government can convert to cash, if required, to discharge existing liabilities or to finance future operations.

Financial Assets Trend Analysis
	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Actual

		($ millions)
Cash and cash equivalents	2,780	3,018	3,407	2,746	4,288
Accounts receivable and advances	1,857	1,946	2,333	2,541	2,467
Inventories for resale	30	25	17	15	14
Due from Manitoba Hydro – Electric Board	23,078	23,936	24,587	24,421	24,428
Derivatives financial instruments	-	-	-	2,055	2,304
Portfolio Investments	2,359	3,168	3,031	4,114	4,013
Loans and advances	1,604	1,591	1,438	1,549	1,575
Equity in government business enterprises	3,411	3,829	3,870	4,678	4,481
Equity in government business partnerships	20	20	20	20	20
Total Financial Assets	35,139	37,533	38,703	42,139	43,590

Effective April 1, 2022, the province implemented PS 3450 Financial Instruments (FI). This standard required the inclusion of derivative assets on the statement of financial position, and the value of portfolio equity investments included at fair market value. This standard was implemented prospectively.

Financial assets increased by $1,451-million, or 3.4 per cent, from 2022/23. This is primarily due to an increase of $1,542-million, or 56.2 per cent in cash and cash equivalents, a decrease in accounts receivable of $74-million or 2.9 per cent, an increase in derivative balance of $249-million, a decrease in portfolio investments of $101-million, and a decrease in equity in government business enterprises of $197-million or 4.2 per cent.

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

LIABILITIES

An analysis of liabilities provides users with information to understand and assess the demands on financial assets. Liabilities consist of debt or obligations owing, to be repaid with cash or other assets.

Effective April 1, 2022, the province implemented PS 3450 Financial Instruments (FI). This standard required the inclusion of derivative liabilities on the statement of financial position. This standard was implemented prospectively.

Total liabilities in 2023/24 increased by $3,587-million, or 5.0 per cent, in comparison to total liabilities in 2022/23. Taxpayer-supported debt increased by $3,116-million or 9.4 per cent, accounts payable and accrued liabilities increased by $892-million or 11.9 per cent and derivative financial instrument liabilities decreased by $395-million or 13.7 per cent.

Liabilities Trend Analysis
	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Actual

		($ millions)
Taxpayer-supported debt	29,272	31,339	32,398	33,098	36,214
Borrowings on behalf of Manitoba Hydro – Electric Board	23,078	23,936	24,587	24,421	24,398
Accounts payable, accrued charges, provisions and unearned revenue	5,123	6,543	6,603	7,518	8,410
Derivative financial instruments	-	-	-	2,874	2,479
Asset retirement obligations (AROs)	730	760	884	811	806
Pension liability	3,107	3,321	3,487	3,597	3,599
Total Liabilities	61,310	65,899	67,959	72,319	75,906

Pension Liability

The government uses a diversified, conservative investment approach to mitigate the risks in the market volatility on pension assets. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (shortfall) of investment returns over (below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group.

This method of accounting for the accrued benefit obligation and pension assets is consistent with Canadian public sector accounting standards and allows the government to smooth gains and losses over several years.

PUBLIC ACCOUNTS OF MANITOBA

45

NET DEBT AND ACCUMULATED DEFICIT

Net debt is the difference between the province’s liabilities and financial assets. It represents the amount of liabilities to be funded from future revenue and taxation. Operating deficits, investments in tangible capital assets, and increases in other non-financial assets all increase net debt. Net debt is decreased by operating surplus or decreases in the value of net tangible capital assets and other non-financial assets.

Net debt increased to $32.3-billion in 2023/24 (2022/23–$30.2-billion).

The main reasons for the 2023/24 increase in net debt were:

•	2023/24 operating deficit of $1,971-million

•	Net tangible capital assets acquisition of $1,016-million

These increases were offset by $759-million remeasurement gain and other comprehensive income.

Net debt of $32,316-million as of March 31, 2024, is higher than the budget by $1,259-million.

The total accumulated deficit has increased by $1,213-million, or 8.3 per cent, from 2022/23, due to an operating deficit of $1,971-million offset by an accumulated remeasurement gain of $759-million.

Net Debt and Accumulated Deficit Trend Analysis
	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Actual

		($ millions)
Financial Assets	35,139	37,533	38,703	42,139	43,590
Less: Liabilities	(61,310)	(65,899)	(67,959)	(72,319)	(75,906)
Total Net Debt	(26,171)	(28,366)	(29,256)	(30,180)	(32,316)
Non-Financial assets	14,197	14,791	15,193	15,546	16,469
Total Accumulated Deficit	(11,974)	(13,575)	(14,063)	(14,634)	(15,847)

NON-FINANCIAL ASSETS INCLUDING TANGIBLE CAPITAL ASSETS

An analysis of non-financial assets provides users with information to assess changes in the government’s infrastructure and long-term non-financial assets.

Non-Financial Assets Trend Analysis
	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Actual

		($ millions)
Tangible capital assets	14,041	14,520	14,764	15,167	16,182
Prepaid expenses	77	81	87	97	107
Inventories	79	190	342	282	180
Total Non-Financial Assets	14,197	14,791	15,193	15,546	16,469

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

Non-financial assets typically represent resources a government can use in the future to provide services using tangible capital assets. The management of non-financial assets has a direct impact on the level and quality of services a government can provide to its citizens.

As of March 31, 2024, the province’s non-financial assets balance was $923-million, or 5.9 per cent, higher than the 2022/23 balance. The majority of the government’s non-financial assets are tangible capital assets. The net book value of tangible capital assets increased by $1,016-million over the 2022/23 balance.

Total tangible capital assets additions for 2023/24 were $1,939-million (2022/23 – $1,371-million). Additions include investments in health and education facilities and other land-based infrastructure such as roads, bridges, water control structures and parks.

An analysis of tangible capital assets helps users understand whether the government has the ability to provide services in future periods.

Tangible Capital Assets Trend Analysis
	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Actual

		($ millions)
Land	330	305	319	324	370
Building and leasehold improvements	6,317	6,674	6,790	6,609	6,760
Vehicles and equipment	748	739	711	715	740
Computer hardware and software	359	318	322	443	385
Assets under construction	709	766	727	927	1,502
Infrastructure	5,578	5,718	5,895	6,149	6,424
Total Tangible Capital Assets	14,041	14,520	14,764	15,167	16,182

Government capitalizes the gross cost of its tangible capital assets. Recoveries from other governments, related to capital projects, are recognized as revenue in the year the capital asset is purchased or constructed. Crown land transferred to the province is not reported in the financial statements as a tangible capital asset.

The total cost of tangible capital assets has increased steadily from $24.7-billion in 2019/20 to $30-billion in 2023/24 (which includes a one-time recognition of AROs in the 2022/23 fiscal year), demonstrating that the province has more assets available to provide services in future periods.

Similarly, the net book value of tangible capital assets, which is the remaining value of the assets on the Statement of Financial Position, has risen from $14-billion in 2019/20 to $16.2-billion in 2023/24 (2022/23–$15.2-billion). The following chart illustrates the total net book value of all tangible capital assets from 2019/20 to 2023/24.

Tangible Capital Assets Net Book Value

PUBLIC ACCOUNTS OF MANITOBA

47

Infrastructure assets include roads, bridges, water control structures, and parks.

The following chart illustrates tangible capital assets by class and includes the related accumulated amortization as of March 31, 2024.

Tangible Capital Assets

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   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

Summary Financial Statements
For the year ended March 31, 2024

SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY

www.manitoba.ca

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, operations, accumulated deficit, remeasurement gains and losses, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2024, and the results of its operations, its remeasurement gains and losses, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. The report, stating the scope of the Auditor General’s audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba approved by:

Original signed by

Brenda Y. Feng, CPA, CGA

Provincial Comptroller

September 25, 2024

SUMMARY FINANCIAL STATEMENTS	51

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Qualified Opinion

We have audited the consolidated financial statements of the Province of Manitoba (the Province), which comprise the consolidated statement of financial position as at March 31, 2024, and the consolidated statement of operations, consolidated statement of accumulated operating deficit, consolidated statement of remeasurement gains and losses, consolidated statement of changes in net debt, and consolidated statement of cash flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (the Summary Financial Statements).

In our opinion, except for the possible effects of the matters described in the Basis for Qualified Opinion section of our auditor’s report, the accompanying consolidated Summary Financial Statements present fairly, in all material respects, the consolidated financial position of the Province as at March 31, 2024, and the consolidated results of its operations, consolidated statement of accumulated operating deficit, consolidated remeasurement gains and losses, consolidated changes in its net debt, and consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards (PSAS).

Basis for Qualified Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Summary Financial Statements section of our report. We are independent of the Province in accordance with the ethical requirements in Canada that are relevant to our audit of the Summary Financial Statements, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified opinion.

Insufficient support available for contractual obligations

Under Canadian PSAS, contractual obligations that commit the Province to make certain expenditures, for a considerable period into the future, are required to be disclosed to provide an understanding of the nature and extent to which the province’s resources are already committed to meet its future obligations.

Information on the Province’s contractual obligations is included in Note 9 of the Summary Financial Statements. We were unable to obtain sufficient appropriate audit evidence regarding contractual obligations as at March 31,2024 as the Province was unable to provide support to allow us to verify the accuracy and completeness of the information included in Note 9. Consequently, we were

Office: 204.945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

unable to determine whether or not the information in Note 9 represents a departure from Canadian PSAS.

Insufficient support available for contractual rights

Under Canadian PSAS, rights to economic resources arising from contracts or agreements that will result in both an asset and revenue to the Province in the future are required to be disclosed to provide an understanding of the resources that will be available to the Province to meet its future obligations or to finance future operations.

Information on the Province’s contractual rights is included in Note 19 of the Summary Financial Statements. We were unable to obtain sufficient appropriate audit evidence regarding contractual rights as at March 31,2024 as the Province was unable to provide support to allow us to verify the accuracy and completeness of the information included in Note 19. Consequently, we were unable to determine whether or not the information in Note 19 represents a departure from Canadian PSAS.

Key Audit Matters

Key Audit Matters are those matters that, in our professional judgment, were of most significance in our audit of the Summary Financial Statements of the current period. These matters were addressed in the context of our audit of the Summary Financial Statements as a whole, and in forming our auditor’s opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matters described in the Basis for Qualified Opinion section, we have determined the matters described below to be the key audit matters to be communicated in our auditor’s report.

Key audit matters

Corporate and personal income tax revenues	How the matter was addressed
during the audit:

Overview

Corporate and personal income tax are major sources of revenues for the Province, at $900 million and $4.46 billion respectively for the year. The Province considers economic forecasts and modelling for provincial tax revenue generated between January and March 2024, and generates an estimate based on revenue earned from April to December of the previous year based on Canada Revenue Agency tax assessment information.

Related financial statement disclosures

Note 1 - Significant Accounting Policies;

Schedule 1 - Consolidated Statement of Amounts Receivable

Why this is a key audit matter.

Corporate and personal income tax revenues are estimates involving significant management judgement and estimation uncertainty.

Income Tax revenue in a fiscal year is derived from management’s estimates of tax for 2 separate calendar years. For the year ended March 31, 2024, the Province recorded 9 months of revenue for the 2023 calendar year and 3 months of revenue for the 2024 calendar year. The Canada Revenue Agency will not finalize its assessments for either of these years until after the financial statements for the year ended March 31, 2024 have been issued. Uncertainty exists due to differences that may arise in final tax assessments and initial economic estimates.

• We obtained an understanding of the systems and controls over the process of recording and estimating both tax revenues.

• We engaged an independent economist to assist us in our review of the Province’s economic forecast model for its reasonability and completeness, including management’s use of key assumptions.

• We reviewed the Province’s retrospective review comparing previous actual results to managements estimates using the current model.

• We tested the accuracy of management’s calculations supporting the estimate.

• We reviewed the Province’s accounting adjustments made to the economic forecasts.

Key audit matters

Asset Retirement Obligations	How the matter was addressed
during the audit:

Overview

In the 2023 fiscal year, the Province was required to adopt the accounting standard PS 3280 Asset Retirement Obligations. We qualified our opinion in 2023 on the basis that the Province had not provided sufficient appropriate audit evidence regarding the completeness and valuation of the amounts recorded and the disclosures required. During the 2024 fiscal year, the Province prepared a supported estimate. At March 31, 2024 the Province recorded $806 million in asset retirement obligations and restated March 31, 2023 asset retirement obligation to $811 million.

Related disclosures are

Note 1 - Significant Accounting Policies;

Note 2 –Adoption of New Accounting Standards and Changes to the Accumulated Deficit;

Note 13 – Asset Retirement Obligations

Schedule 7 – Consolidated Statement of Tangible Capital Assets

Why this is a key audit matter.

The asset retirement obligations are complex estimated liabilities that require significant judgements. It includes identifying legal requirements and assumptions used in the estimation of the costs to complete the work at a point in the future.

• We obtained an understanding of systems and internal controls over the process of recording asset retirement obligations.

• We obtained an understanding of the Province’s methodology and assumptions used.

• We examined the Province’s underlying support for all assumptions used in the estimation.

• We reviewed the Province’s identification of asset retirement obligations for both the 2023 and 2024 years.

• We reviewed changes to the assumptions made in 2024.

• We reviewed all financial related disclosures for accuracy and completeness.

Key audit matters

Financial Instruments	How the matter was addressed
during the audit:

Overview

Financial Instruments standards PS 3450, Portfolio Investments PS 3041 and Foreign Currency Translation PS 2601 are designed to provide the users of the financial statements information on how instruments were measured, and the extent the Province is exposed to financial risks.

Significant items on the statements and disclosures are as follows:

•  Derivatives Financial Instruments are recorded at fair value in the consolidated statement of financial position. At March 31, 2024, the Province recorded a $2.3 billion derivative asset, and a $2.5 billion liability

•  $149 million portfolio Investments in equity as disclosed in note 3 are recorded at fair value at March 31, 2024.

•  Unrealize d gains and losses on foreign exchange, derivatives and portfolio investments are recorded in the consolidated statement of remeasurement gains and losses. The accumulated remeasurement losses at March 31, 2024 were $521 million.

Related disclosures are

Note 1 - Significant Accounting Policies;

Note 3 – Financial Instrument Classification;

Note 4 - Portfolio Investments;

Note 12 - Risk Management and the Use of Derivative Financial Instruments;

Schedule 4 - Consolidated Statement of Public Debt

Why this is a key audit matter.

•  Financial Instruments and related standards have a significant impact on the consolidated financial statements. The measurement uncertainty involved in the determination of the fair value of derivatives is complex and requires management’s judgement. There are also key disclosures related which include investments and risk disclosures associated with the Province’s use of these instruments.

• We obtained an understanding of systems and internal controls over the process of recording and the valuation of derivatives.

• We reviewed any changes in the valuation model to assess the appropriateness of the Province’s model in estimating the fair value of derivatives.

• We examined the Province’s underlying data for its estimate of fair value of derivatives. We tested the completeness of derivatives recorded in the Province’s financial statements

• We reviewed the Province’s identification of other contract types to ensure any material embedded derivatives identified were accurate and recorded.

• We tested management’s calculations of gains and losses recorded on the consolidated statement of remeasurement gains and losses for accuracy and completeness.

• We reviewed all financial instruments-related disclosures for accuracy and completeness.

Other Information

The Province is responsible for the other information. The other information comprises the Province of Manitoba Annual Report and Public Accounts (the Annual Report) but does not include the Summary Financial Statements and our auditor’s report thereon. The Annual Report is expected to be made available to us after the date of this auditor’s report.

Our qualified opinion on the Summary Financial Statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the Summary Financial Statements, our responsibility is to read the other information identified above when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the Summary Financial Statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the Annual Report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance. As described in the Basis for Qualified Opinion section above, we were unable to obtain sufficient appropriate evidence about the disclosures for contractual obligations and contractual rights as at March 31, 2024. Accordingly, we will be unable to conclude whether or not the other information is materially misstated with respect to this matter.

Responsibilities of Management and Those Charged with Governance for the Summary Financial Statements

Management is responsible for the preparation and fair presentation of the Summary Financial Statements in accordance with PSAS, and for such internal control as management determines is necessary to enable the preparation of Summary Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Summary Financial Statements, management is responsible for assessing the Province’s ability to continue as a going concern, meaning that the Province will continue in operation, and will be able to realize assets and discharge liabilities and meet its statutory obligations in the normal course of operations for the foreseeable future.

Those charged with governance are responsible for overseeing the Province’s financial reporting process. With respect to the Province, those charged with governance refers to the Minister of Finance.

Auditor’s Responsibilities for the Audit of the Summary Financial Statements

Our objectives are to obtain reasonable assurance about whether the Summary Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Summary Financial Statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the Summary Financial Statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the Summary Financial Statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Province to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the Summary Financial Statements, including the disclosures, and whether the Summary Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province to express an opinion on the Summary Financial Statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the Summary Financial Statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Winnipeg, Manitoba	Tyson Shtykalo, FCPA, FCA

September 25, 2024	Auditor General

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2024

		($ millions)
SCHEDULE		2024	2023

		Actual	Restated

FINANCIAL ASSETS

	Cash and cash equivalents	4,288	2,746
1	Amounts receivable	2,467	2,541
	Inventories for resale	14	15
2	Due from Manitoba Hydro-Electric Board (Note 14)	24,428	24,421
	Derivative financial instruments (Note 3)	2,304	2,055
	Portfolio investments (Note 4)	4,013	4,114
2	Loans and advances	1,575	1,549
3	Equity in government business enterprises (Note 5)	4,481	4,678
	Equity in government business partnerships (Note 6)	20	20

Total Financial Assets		43,590	42,139

LIABILITIES

4	Taxpayer-supported debt	36,214	33,098
4	Borrowings on behalf of Manitoba Hydro-Electric Board	24,398	24,421
5	Accounts payable, accrued charges, provisions and unearned revenue	8,410	7,518
	Derivative financial instruments (Note 3)	2,479	2,874
	Asset retirement obligations (Note 13)	806	811
6	Pension liability (Note 7)	3,599	3,597

Total Liabilities		75,906	72,319

NET DEBT		(32,316)	(30,180)

NON-FINANCIAL ASSETS
	Inventories held for use	180	282
	Prepaid expenses	107	97
7	Tangible capital assets	16,182	15,167

Total Non-Financial Assets		16,469	15,546

ACCUMULATED DEFICIT		(15,847)	(14,634)

Accumulated deficit is comprised of:
	Accumulated deficit - operating	(15,326)	(13,361)
	Accumulated remeasurement losses	(521)	(1,273)

		(15,847)	(14,634)

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	61

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended March 31, 2024

	($ millions)
	2024	2024	2023
	Budget	Actual	Restated
	Restated[1]

REVENUE
Income taxes:
Corporation income tax	886	900	1,238
Individual income tax	4,646	4,469	4,556
Other taxes:
Corporations taxes	398	381	416
Fuel taxes	342	238	323
Land transfer tax	134	127	136
Levy for health and education	439	431	415
Retail sales tax	2,602	2,703	2,597
Tobacco tax	150	123	146
Other taxes	14	15	19
Education property taxes	693	698	733
Fees and other revenue:
Fines and costs and other legal	49	63	47
Minerals and petroleum	34	21	25
Automobile and motor carrier licences and fees	169	256	178
Parks: Forestry and other conservation	39	44	35
Water power rentals	65	51	71
Service fees and other miscellaneous charges	1,713	1,790	1,710
Tuition fees	474	465	446
Federal transfers:
Equalization	3,510	3,510	2,933
Canada Health Transfers	1,853	1,871	1,646
Canada Social Transfers	591	597	581
Canada COVID-19 Transfers	-	-	182
Shared cost and other transfers	1,345	1,182	1,128
Net income from government business enterprises (Schedule 3)	1,181	464	1,507
Recovery from government business enterprises and other investment earning	1,250	1,393	1,190
Contingency	(200)	-	-

Total Revenue (Schedule 9)	22,377	21,792	22,258

62	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS (cont’d)

For the Year Ended March 31, 2024

	($ millions)
	2024	2024	2023
	Budget	Actual	Restated
	Restated

Total Revenue carried forward	22,377	21,792	22,258

EXPENSES
Legislative Assembly	75	75	58
Executive Council	9	9	7
Advanced Education and Training	1,850	1,736	1,563
Agriculture	631	482	408
Consumer Protection and Government Services	646	541	528
Economic Development, Investment, Trade and Natural Resources	342	345	347
Education and Early Childhood Learning	3,683	3,646	3,641
Environment and Climate Change	202	176	167
Families	2,060	2,512	1,910
Finance	95	91	344
Health, Seniors and Long-Term Care	7,961	8,919	7,877
Housing, Addictions and Homelessness	394	390	414
Indigenous Economic Development	10	9	10
Justice	856	1,019	759
Labour and Immigration	33	32	27
Municipal and Northern Relations	525	529	660
Public Service Commission	40	39	40
Sport, Culture, Heritage and Tourism	163	162	157
Transportation and Infrastructure	630	625	591
Enabling Appropriations	134	33	27
Emergency Expenditures	100	29	266
Tax Credits	150	208	121
Debt Servicing	2,151	2,156	1,963

Total Expenses (Schedule 9)	22,740	23,763	21,885

OPERATING SURPLUS (DEFICIT) FOR THE YEAR	(363)	(1,971)	373

Note 1: The restated amounts are taken from Budget 2023 as presented to the Legislative Assembly on March 7, 2023 and restated for comparability to the current year results. Please refer to Schedule 10 and Note 20 for further details.

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	63

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF

ACCUMULATED OPERATING DEFICIT

For the Year Ended March 31, 2024

	($ millions)
	2024	2023
	Actual	Restated

Opening operating accumulated deficit, as previously reported	(13,511)	(14,044)

Correction of an error NRHA (Note 2)	(5)	(5)
Asset retirement obligations	(52)	(55)
Government Business Enterprises - IFRS 17 (Note 2)	137	107
Government Business Enterprises - IFRS 9 (Note 2)	70	-

Opening operating accumulated deficit, as restated	(13,361)	(13,997)

Operating surplus (deficit) for the year	(1,971)	373

Transfer of other comprehensive income	-	263

Transfer to statement of remeasurement gains/(losses)	6	-

Ending operating accumulated deficit	(15,326)	(13,361)

The accompanying notes and schedules are an integral part of these financial statements.

64	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF

REMEASUREMENT GAINS AND LOSSES

For the year ended March 31, 2024

	($ millions)
	2024	2023
	Actual	Restated

Accumulated remeasurement gains/(losses), beginning of year, before other comprehensive income	(982)	(436)

Unrealized gains/(losses) Attributable to:
Foreign Exchange	1	(540)
Derivatives	688	(7)
Portfolio Investments:
Quoted in an active market	55	-

Total unrealized gains/(losses)	744	(547)

Reclassified to Consolidated Statement of Operations:
Foreign exchange	(34)	(6)
Derivatives	37	7
Portfolio Investments:
Quoted in an active market	(66)	-

Total reclassified to the statement of operations	(63)	1

Accumulated remeasurement gains/(losses), end of year, before other comprehensive income	(301)	(982)

Accumulated other comprehensive income/(loss), beginning of the year	(291)	(264)
Other comprehensive income/(loss) (Schedule 3)	71	(27)

Accumulated other comprehensive income/(loss)	(220)	(291)

Accumulated remeasurement gains/(losses), end of year	(521)	(1,273)

SUMMARY FINANCIAL STATEMENTS	65

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2024

	($ millions)

	2024	2024	2023
	Budget	Actual	Restated
	Restated
Operating surplus (deficit) for the year	(363)	(1,971)	373

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(2,120)	(1,939)	(1,371)
Amortization of tangible capital assets	841	866	842
Disposal of tangible capital assets	-	57	85

Net acquisition of tangible capital assets	(1,279)	(1,016)	(444)

Other Non-Financial Assets
Decrease (Increase) in inventories	-	102	60
Decrease (Increase) in prepaid expenses	-	(10)	(10)

Net acquisition of other non-financial assets	-	92	50

(Increase) in net debt excluding net remeasurement gains/(losses)	(1,642)	(2,895)	(21)

Net remeasurement gains/(losses) and other comprehensive income	-	759	(940)

(Increase) in net debt	(1,642)	(2,136)	(961)

Net Debt, beginning of year, as previously reported	(29,415)	(30,263)	(29,198)

Government Business Enterprises (Note 2)		137	38
Asset retirement obligations restatement (Note 2)	-	(54)	(59)

Net Debt, beginning of year, as restated	(29,415)	(30,180)	(29,219)

Net Debt, end of year	(31,057)	(32,316)	(30,180)

The accompanying notes and schedules are an integral part of these financial statements.

66	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2024

	($ millions)
	2024	2023
	Actual	Restated
Cash and cash equivalents provided by (used in)
Operating Activities
Operating surplus (deficit) for the year	(1,971)	373
Changes in non-cash items:
Amortization of tangible capital assets	866	842
Amortization of debt premium	(136)	(30)
Loss on disposal of tangible capital assets	57	85
Unamortized losses on derivative contracts	(24)	(110)
Valuation allowance	80	69
Amounts receivable	56	(277)
Inventories	102	60
Prepaids	(10)	(10)
Changes in equity in government business enterprises and government business partnerships	197	(739)
Accounts payable, accrued charges, provisions and unearned revenue	892	915
Asset retirement obligations	(5)	(31)
Derivative financial instruments	(644)	819
Pension liability	2	110
Other	760	(780)

Cash provided by operating activities	222	1,296

Capital Activities
Acquisition of tangible capital assets	(1,939)	(1,371)

Cash used in capital activities	(1,939)	(1,371)

Investing Activities
Investments purchased	(2,215)	(3,691)
Investments sold or matured	2,974	2,105

Cash used in investing activities	759	(1,586)

Financing Activities
Debt issued	5,868	4,191
Debt redeemed	(3,368)	(3,191)

Cash provided by financing activities	2,500	1,000

Increase in cash and cash equivalents	1,542	(661)
Cash and cash equivalents, beginning of year	2,746	3,407

Cash and cash equivalents, end of year	4,288	2,746

Supplementary information:
Interest received	1,381	1,149

Interest paid	2,284	2,045

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	67

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2024

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	GENERAL BASIS OF ACCOUNTING

The summary financial statements have been prepared by the Manitoba government (Government) in accordance with Canadian public sector accounting standards (PSAS) for governments recommended by the Public Sector Accounting Board (PSAB).

B.	THE GOVERNMENT REPORTING ENTITY

These financial statements report the activities of the Consolidated Funds as defined in the Financial Administration Act combined with the organizations that are controlled by the Government.

Various government components, government organizations (GOs), government business enterprises (GBEs), partnerships, and business partnerships (BPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by PSAB, is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

The not-for-profit personal care homes are individual corporations operated by their own boards of directors. The personal care homes are included in the GRE. The nature of the relationship between the province and not-for-profit personal care homes is such that control over their assets has been determined to exist for accounting purposes only and not for legal purposes.

C.	BASIS OF CONSOLIDATION

GOs, except for GBEs and BPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE, as outlined in note 1.E. of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year end dates of the GOs are different from those of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with International Financial Reporting Standards (IFRS), which are considered appropriate to their individual objectives and circumstances. They derive most of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is different from that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

68	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

1. Significant Accounting Policies (continued)

The characteristics of a BP are like a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the province. BPs are accounted for in the summary financial statements using the modified equity method. The province accrues its share of the BP’s net income or losses, and other net equity changes, without adjusting the BP’s accounting policies to a basis consistent with that of the GRE. The province’s share of the assets, liabilities, and results of operations for its BP are presented in Note 6 to the summary financial statements.

D.	MEASUREMENT UNCERTAINTY

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, and accrual for federal shared cost programs.

The uncertainty arises from possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The amount of income tax attributable to the year can change because of reassessments in subsequent years. In addition, the lag time in receiving economic information and subsequent revisions to the tax data could also lead to notable changes in reporting.

The valuation of derivatives at fair value affects the Consolidated Statement of Financial Position and Consolidated Statement or Remeasurement Gains and Losses. The calculation of the fair value is complex and uses mathematical models that are subject to a variety of inputs and assumptions. Therefore, measurement uncertainty exists in the valuation and completeness of both derivatives and embedded derivatives.

Measurement uncertainty also includes accruals for pension obligations and asset retirement obligations, accrual for retroactive wages, accruals for the remediation of contaminated sites, allowances for doubtful accounts, receivables and loans and advances, unearned revenue for outstanding performance obligations under the new standard PS 3400 revenue, accruals for liabilities valued through actuarial valuations, such as long-term disability, severance, sick pay obligations, workers compensation claims, and provision for losses on guarantees.

Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of pensioners. Results for asset retirement obligations may differ due to undiscovered hazardous materials, cost estimations, discount rates and uncertainty as to the dates the remediation will be undertaken.

Uncertainty related to the accrual of retroactive wages arises because actual wage settlements may differ significantly from the final collective agreements. The estimate for the accrual of retroactive wages is based on the Government’s best estimate of the public services salary increases that may be negotiated or determined through arbitration.

Uncertainty related to the accrual of the remediation of contaminated sites exists because the remediation activities, methods and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans.

SUMMARY FINANCIAL STATEMENTS	69

1. Significant Accounting Policies (continued)

There is also measurement uncertainty related to the allowance for doubtful receivables, and loans and advances because the estimation could be different from the actual collectability due to various factors such as changes in economic conditions.

E.	BASIS OF SPECIFIC ACCOUNTING POLICIES

(i)	Gross Accounting Concept

Assets and liabilities are presented at their gross amount and are not netted against each other. Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(ii)	Revenue

(1)	Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated. A liability is recorded to the extent that a transfer gives rise to an obligation that meets the definition of a liability in accordance with the criteria in PS 3200 Liabilities.

(2)	Taxes

Tax revenues are recognized in the period in which they occur and when they are authorized by legislation, or the ability to assess and collect the tax has been provided through legislative convention. Reported tax revenues include estimated revenues for the current period, adjustments between the estimated revenues of previous tax years and actual amounts, and revenues from reassessments relating to prior tax years. Reported amounts do not include estimates of some unreported taxes or the impact of future reassessments.

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by Manitoba Finance using statistical models. Personal Income Tax (PIT) and Corporation Income Tax (CIT) revenues for the period are accrued based on an estimate of current year tax assessments, plus late-arriving assessments, and reassessments for the 2023 tax year, prorated from the Federal Department of Finance’s Tax Sharing Statements and an estimate for the 2024 tax year based on Manitoba Finance’s economic forecasts.

PIT and CIT revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the income tax system. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3)	Fees and other revenue

Exchange transactions are transactions with performance obligations. A performance obligation is a promise to provide a distinct good or service or series of distinct goods or services to a payor for consideration. The province recognizes revenue when the performance obligations are satisfied, and the payor obtains control of the asset or benefits from the service provided.

Non-exchange transactions are transactions or events where there is no direct transfer of goods or services to a payor. The province receives an increase in economic resources for which the payor does not receive any direct goods or services in return. Revenue from non-exchange

70	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

1. Significant Accounting Policies (continued)

transactions is recognized when the province has the authority and identifies a past transaction or event that gives rise to an asset.

Revenue from product sales is recognized when the significant rewards of ownership of the products have passed to the buyer, usually on the delivery of products.

Revenue from contracts with customers is recognized at an amount equal to the transaction price allocated to the specific distinct performance obligation when the performance obligation is satisfied. Revenue from contracts with customers is evaluated and separated into distinct performance obligations when there is a distinct good or service to be transferred in the future.

The province assesses its revenue arrangements against specific criteria to determine if it is acting as a principal or agent. The Government is the principal if it has primary responsibility for the delivery of the goods and services. As the principal, the Government sets the amounts charged, and bears the inventory and credit risk from the buyer. Consideration from the buyer is recognized as revenue and is measured on a gross basis.

(4)	Externally restricted assets

Externally restricted inflows are recognized as revenue in the period in which expenses are incurred for the purposes specified. Externally restricted inflows received before the expenses are incurred are reported as liabilities.

Premiums paid by the producers and the province to the AgriInsurance program at Manitoba Agricultural Services Corporation (MASC) are considered externally restricted inflows and are recorded as unearned revenue and not brought into revenue until required. Externally restricted premiums can only be used for:

a)	indemnities payable under the contracts of the fund;

b)	premiums and other amounts payable for reinsurance;

c)	interest on funds borrowed for the fund;

d)	annual revenue from the production insurance program to the Production Insurance Trust Fund

e)	additional amounts from the surplus of the fund to the Production Insurance Trust Fund as MASC may contribute under the Production Insurance Trust agreement.

Externally restricted funds also include unspent grants, non-endowed donations, investment income and rental fees.

(iii)	Expenses

(1)	Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2)	Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be estimated.

(iv)	Financial Instruments

The Government classifies its financial instruments as either fair value, cost, or amortized cost. The Government’s accounting policy for each category is as follows:

SUMMARY FINANCIAL STATEMENTS	71

1. Significant Accounting Policies (continued)

Fair value

This category includes derivatives and equity instruments quoted in an active market. The Government has not designated any of its portfolio investments or borrowings at fair value that would otherwise be classified in the amortized cost category.

Financial instruments in the fair value category are initially recognized at cost and subsequently carried at fair value. Unrealized changes in fair value on unrestricted investments are recognized in the Consolidated Statement of Remeasurement Gains and Losses until they are realized. When realized, they are transferred to the Consolidated Statement of Operations.

Where a decline in fair value of the financial asset is determined to be other than temporary, the amount of the loss is recognized in the Consolidated Statement of Operations.

Premiums and discounts on derivatives are amortized to public debt expense on the same basis as the underlying debt instrument. The unamortized portion is included in the derivative assets or liabilities to offset the accumulated remeasurement gains or losses.

Transaction costs related to financial instruments in the fair value category are expensed as incurred.

Cost or amortized cost

This category includes cash and cash equivalents, accounts receivable, portfolio investments, accounts payable and public debt. They are initially recognized at cost and subsequently carried at amortized cost using the effective interest rate method, less any impairment losses on financial assets, except for donated financial assets, which are initially recognized at fair value.

Transaction costs related to financial instruments in the amortized cost category, including syndicate fees related to the issuance of debentures, are added to the carrying value of the instrument.

Write downs on financial assets in the cost or amortized cost category are recognized when the amount of a loss is known with sufficient precision, and there is no realistic prospect of recovery. Financial assets whose decline of which is other than temporary are written down to net recoverable value with the loss being recognized in the Consolidated Statement of Operations.

(v)	Foreign Currency Translation

The Government’s foreign currency risk is reflected in its financial statements. Monetary assets and liabilities, denominated in a foreign currency, are translated at the year-end rate of exchange.

Revenue and expense arising from a foreign currency transaction are translated into Canadian dollars at exchange rates approximating those in effect at the transaction date.

At each financial statement date, monetary assets, and liabilities, must be adjusted to reflect the exchange rate in effect at that date. Unrealized foreign exchange gains or losses that arise prior to settlement are recognized in the Consolidated Statement of Remeasurement Gains and Losses.

In the period of settlement, the cumulative amount of foreign exchange gains and losses is removed from the Consolidated Statement of Remeasurement Gains and Losses, and is recognized in the Consolidated Statement of Operations.

72	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

1. Significant Accounting Policies (continued)

(vi)	Financial Assets

(1)	Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2)	Loans and advances

Loans and advances are recorded at cost and subsequently carried at amortized cost using the effective interest rate method. A valuation allowance is recorded to reduce the value of the assets to their estimated realizable value. Loans with significant concessionary terms would be considered a grant and expensed in the Consolidated Statement of Operations. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as unearned and are amortized monthly to debt servicing expense over the term of the loan or advance. The Government stops accruing interest on loans and advances when the amount is considered uncollectable.

(3)	Portfolio investments

Portfolio investments are initially recognized at cost and subsequently carried at amortized cost using the effective interest rate method.

Portfolio investments denominated in a foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect on March 31. Changes in the value of portfolio investments due to foreign currency changes are recorded in the Consolidated Statement of Remeasurement Gains and Losses until the investments are sold.

Investment income on portfolio investments, denominated in a foreign currency, including interest income, and realized gains or losses on the sale of unrestricted investments, are translated to Canadian dollar equivalents at the exchange rate in effect at the date of the transaction.

Investment income earned on externally restricted investments are recorded as unearned revenue, and recognized as revenue when the related expenditure is made, or stipulations are met.

(4)	Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

Inventory for resale includes land under development. Land under development includes the cost of land and all costs related to land improvement. Land improvements also include development, site preparation, architectural engineering, surveying, fencing, landscaping, and infrastructure for electrical, roads and underground works.

Land held for future development or sale is valued at the lower of cost or appraised value, adjusted for estimated disposal purchase price and related acquisition costs.

(vii)	Liabilities

Liabilities are present obligations to outside parties, including GBEs, because of transactions and events occurring prior to the year end. The settlement of the liabilities will result in the future transfer or use of assets or other forms of settlement. Liabilities are recorded at the estimated amount payable.

SUMMARY FINANCIAL STATEMENTS	73

1. Significant Accounting Policies (continued)

(1)	Public debt

Public debt represents the direct debt obligations of the Province of Manitoba. Public debt includes borrowings for government operating purposes, the acquisition of tangible capital assets, and lending to public sector entities within the GRE. Public debt is shown at amortized cost, net of the government debt held as provincial investments. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense using the effective interest rate method. Foreign borrowings are translated at the exchange rate in effect on March 31. The unrealized foreign exchange gains and losses are recorded to the Consolidated Statement of Remeasurement Gains and Losses.

Public debt is reported under two categories:

(a)	Tax-payer supported debt includes direct debt used for government operating and capital purposes including the debt of an entity that is fully consolidated in these financial statements.

(b)

Borrowings on behalf of Manitoba Hydro-Electric Board (Manitoba Hydro) debt include the debt borrowed by the Government on behalf of Manitoba Hydro. Manitoba Hydro fully funds their operations and debt through the sale of goods and services at commercial rates to buyers that are outside the GRE.

(2)	Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 7. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3)	Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs. Liabilities for severance, non-vesting sick pay, and long-term disability income plan and workers compensation claims are based upon actuarial calculations.

The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long-Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review

74	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

1. Significant Accounting Policies (continued)

of past experience. A liability is extrapolated upon the expected future utilization of current accumulated benefits. The liability is recognized under salaries and benefits.

(4)	Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. The provision for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5)	Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met:

•	There is evidence that contamination exceeds an environmental standard.

•	The Government is directly responsible or accepts responsibility for the contamination,

•	It is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made.

In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis. Third party recoveries related to a contaminated site are recorded as an asset, provided they can be appropriately measured and estimated with economic benefits expected to be obtained. Recoveries are not netted against the liability. Contingent recoveries are only disclosed. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates, and actual remediation costs incurred. The Government measures the liability using present value techniques when cash flows are expected to occur over extended future periods.

(6)	Asset retirement obligations

An asset retirement obligation (ARO) is a legal obligation related to the retirement of a tangible capital asset. The retirement of a tangible capital asset is the permanent removal of an asset from service. This encompasses the sale, abandonment, or disposal in some other matter but not its temporary idling.

Upon recognition of a liability for an ARO, the Province recognizes an asset retirement cost by increasing the carrying amount of the related tangible capital asset. The Government allocates the asset retirement cost to expense in a rational or systematic manner over the remaining useful life of the tangible capital asset.

An ARO may exist in connection to a fully amortized tangible capital asset. The cost of an ARO is amortized over the revised estimated remaining useful life of the asset. An ARO related to a tangible capital asset no longer in productive use is expensed given there is no period of future benefit from the tangible capital asset. An ARO related to an asset that is not recognized

SUMMARY FINANCIAL STATEMENTS	75

1.	Significant Accounting Policies (continued)

is also expensed as there is no cost basis for the underlying asset to which retirement cost can be attached.

Asset retirement obligations are initially measured as of the date the legal obligation was incurred. Management’s best estimate is based on the amount required to retire tangible capital assets and subsequently remeasured considering any new information and the appropriateness of assumptions used. A present value technique is used to determine the amount of the obligation at the financial reporting date. The liability is adjusted for the passage of time using the discount rate and is recognized as accretion expense in the Consolidated Statement of Operations.

(viii)	Non-Financial Assets

(1)	Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2)	Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets. Inventories for distribution at no charge are recorded at the lower of cost or current replacement cost.

(3)	Prepaid expenses

Prepaid expenses are payments for goods or services that will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4)	Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey, and site preparation costs, and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs. It also includes overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment, which was used in the construction project. Any carrying cost associated with the development and construction of tangible capital assets is included in the cost of the asset, provided the cost exceeds $20-million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Economic resources such as Crown land, mineral rights, timber rights, fish, and wildlife, meet the definition of an asset. However, they are not recognized in the summary financial statements because an appropriate basis of measurement and a reasonable estimate of the amount involved cannot be made, or Canadian public sector accounting standards prohibit its recognition.

76	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

1. Significant Accounting Policies (continued)

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment, and furniture	3 to 20 years
Maintenance and road construction equipment	11 to 15 years
Computer hardware, software licences	3 to 15 years

Infrastructure Assets:
Land	Indefinite
Land improvements	10 to 30 years
Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads, and airstrips	10 to 40 years
Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(ix)	Classification by Sector

The Province reports operational results under the following segments. Refer to Schedule 9:

•	Health

•	Education and Economic Development

•	Social Services

•	Community and Resource Development

•	Justice and Other Expenditures

•	General Government

The entities and departments included in each segment are identified in Schedule 8 to the summary financial statements.

The Health segment includes provincial health care programs and all health-related entities and services.

The Education and Economic Development segment includes all education – elementary, secondary, and post-secondary – services, as well as the pension related expenses associated with public schools and post-secondary institutions. It includes employment and training programs. It also includes other education services such as skills, trades, and workplace based training programs and the advancement of economic development opportunities aligned with labour market needs.

SUMMARY FINANCIAL STATEMENTS	77

1. Significant Accounting Policies (continued)

The Social Services segment includes all services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the province. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners, as well as other services such as mental health promotion, harm reduction and addictions treatment and recovery.

The Community and Resource Development segment includes the promotion, development, and conservation of the province’s natural resources. It also includes the operation and maintenance of transportation systems such as highway infrastructure and other government infrastructure.

The Justice and Other Expenditures segment include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans.

The General Government segment is comprised of activities that cannot be allocated to the specific sectors noted above. It also includes federal revenues and expenses related to emergency services and disaster assistance. Inter-segment transfers between sectors are measured at the exchange amount.

(x)	Future Changes in Accounting Standards

Effective April 1, 2026, the Government will adopt the new Conceptual Framework for Financial Reporting in the Public Sector (Conceptual Framework) and PS 1202 Financial Statement Presentation. PS 1202 is also known as the new reporting model. The impact on the consolidated financial statements is currently being assessed.

The Conceptual Framework prescribes the nature, function and limits of financial accounting and reporting. It is the foundation on which PSAS are developed and professional judgment is applied. It will replace the conceptual aspects of PS 1000 Financial Statement Concepts and PS 1100 Financial Statement Objectives.

This standard sets out general and specific requirements for the presentation of information in public sector financial statements, based on the concepts within the Conceptual Framework.

2.	ADOPTION OF NEW ACCOUNTING STANDARDS AND CHANGES TO
THE ACCUMULATED DEFICIT

A.	PS 3400 REVENUE

Effective April 1, 2023, the Government adopted PS 3400 Revenue. PS 3400 addresses how to account for, and report on, revenues. The province recognizes revenue on exchange transactions when the performance obligations are satisfied, and the payor obtains control of the asset or benefits from the good or service provided.

Non-exchange transactions are transactions or events where there is no direct transfer of goods or services to a payor. Revenue from non-exchange transactions is recognized when the province has the authority and identifies a past transaction or event that gives rise to an asset.

The Government used prospective application in the adoption of PS 3400. The accounting standard has not been applied retroactively. Under prospective application, prior periods are not restated, including the opening accumulated deficit. Adjustments are only applied to events and transactions from April 1, 2023, to March 31, 2024 and for periods thereafter.

78	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

2. Adoption of new Accounting Standards and Changes to the Accumulated Deficit (continued)

As a result, the Government no longer records unearned revenue from automobile and motor carrier licences and fees. The standard was accounted for prospectively, resulting in the recognition of $79-million in vehicle licencing and fees revenue for the year ended March 31, 2024, that was previously recorded as unearned revenue.

The Government also no longer records fines and costs and other legal revenue on a cash basis. Applying PS 3400 has increased accounts receivable by $17-million, and fines and costs and other legal revenue by $17-million.

Applying PS 3400 prospectively has decreased service fees and tuition fees at schools, universities, and colleges. Unearned revenue increased by $32-million, made up of $1-million for service fees and $31-million for tuition fees.

B.	IFRS 9 FINANCIAL INSTRUMENTS AND IFRS 17 INSURANCE CONTRACTS

Manitoba Public Insurance Corporation (MPI) and Deposit Guarantee Corporation of Manitoba (DGCM), whose principal activity is carrying on a business, maintain their accounts in accordance with International Financial Reporting Standards (IFRS), which are considered appropriate to their individual objectives and circumstances. MPI and DGCM were required by IFRS to adopt IFRS 17 Insurance Contracts, which requires a revised method of measuring insurance contract liabilities. The standard was accounted for retroactively with the restatement of prior periods, resulting in a $137-million increase in net income and investment in GBEs on April 1, 2022.

MPI and DGCM adopted IFRS 9 on April 1, 2023. Under IFRS 9, a financial asset is measured on initial recognition at fair value and is classified and subsequently measured as Fair Value Through Profit and Loss (FVTPL), Fair Value Through Other Comprehensive Income (FVOCI) or amortized cost based on the contractual cash flow characteristics of the financial asset and MPI’s business model under which they are held.

The application of IFRS 9 resulted in a $70-million increase in the accumulated other comprehensive losses from GBEs, and a $64-million increase in the retained earnings from GBEs, and a $6-million decrease in the equity from GBEs for the year ended March 31, 2024. On adoption of IFRS 9, MPI and DGCM have not restated their comparative information.

GBE – Insurance

Restatement For IFRS 9 & 17

	$ Millions

	Manitoba Public Insurance Corporation

	Retained Earnings	Accumulated OCI	Total Equity	DGCM Equity	Insurance Schedule 3
Equity Reconciliation:
Equity, March 31, 2022	661	103	764	434	1,198
Previously Reported Initial Application of IFRS 17	106	-	106	1	107
Equity, April 1, 2022 Restated	767	103	870	435	1,305

SUMMARY FINANCIAL STATEMENTS	79

2. Adoption of new Accounting Standards and Changes to the Accumulated Deficit (continued)

GBE – Insurance

Restatement For IFRS 9 & 17

	$ Millions

	Manitoba Public Insurance Corporation

	Retained Earnings	Accumulated OCI	Total Equity	DGCM Equity	Insurance Schedule 3

Net Income for the Year Ended March 31, 2023	41	-	41	25	66

Other Comprehensive Income (Loss)	-	(21)	(21)	(15)	(36)

Equity, March 31, 2023 Restated	808	82	890	445	1,335

Initial Application of IFRS	63	(69)	(6)	(1)	(7)

Net Income (Loss)	(130)	-	(130)	33	(97)

Other Comprehensive Income	-	8	8	13	21

Equity March 31, 2024	741	21	762	490	1,252

C.	ASSET RETIREMENT OBLIGATIONS

Effective April 1, 2022, the Government adopted PS 3280 Asset Retirement Obligations (ARO). The Government applied the modified retroactive application approach in the adoption of this accounting standard. Under the modified retroactive application, ARO are measured using information, assumptions, and discount rates that are current on April 1, 2022, when the standard was first applied. The province recognized any existing ARO on April 1, 2022 and adjusted for any accumulated accretion that had risen since the legal obligation was recognized. An adjustment to the opening deficit on April 1, 2022 is the net between the liability and the net book value of the related assets. Liabilities for unrecorded tangible capital assets, or assets no longer in productive use, were adjusted to the accumulated deficit on April 1, 2022.

The Auditor General issued a qualification opinion on the Government’s financial statements for the year ended March 31, 2023, because of insufficient support for ARO. The auditors were unable to provide assurance on the accumulated deficit, tangible capital assets, ARO and related expenses for both March 31, 2022, and March 31, 2023. After the auditor’s report was released on September 28, 2023, the Government obtained sufficient support, leading to restatements of the financial statements for both years.

ARO liability increased by $96-million and tangible capital assets increased by $39-million on April 1, 2022 due to a change in assumptions. A discount rate of 4.25 per cent was applied for periods prior to the implementation date of April 1, 2022, rather than periods prior to the year ending March 31, 2023. The opening ARO liability increase by $54-million due to changes in assumptions, and a number of sites were not included in the ARO liability, previously reported at March 31, 2023.

D.	NORTHERN REGIONAL HEALTH AUTHORITY – CORRECTION OF AN ERROR

During the year, the Northern Regional Health Authority determined that the asset retirement cost capitalized as an increase to the carrying amount of the related tangible capital assets was overstated. For 2023 and 2024, the correction of this error has resulted in a $5-million decrease to tangible capital assets, and a $5-million increase to the opening accumulated deficit.

80	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

2. Adoption of new Accounting Standards and Changes to the Accumulated Deficit (continued)

	Previously Reported April 1, 2022	Adjustments	Restated April 1, 2022
Cash and Accounts Receivable	5,740	-	5,740
Portfolio Investments	3,031	-	3,031
Other Assets	26,062	-	26,062
Equity in GBE	3,832	38	3,870
Asset Retirement Obligations	(788)	(96)	(884)
Other Liabilities	(67,075)	-	(67,075)
Net Debt	(29,198)	(58)	(29,256)
Non-Financial Assets	15,154	39	15,193
Accumulated Deficit	(14,044)	(19)	(14,063)

	Previously Reported March 31, 2023	Adjustments	Restated March 31, 2023
Revenue	20,736	15	20,751
Income from GBE	1,408	99	1,507
Expense	(21,874)	(11)	(21,885)
Net Income (Loss)	270	103	373
Accumulated Operating Deficit Beginning of Year	(14,044)	47	(13,997)
Transfer of Other Comprehensive Income	263	–	263
Accumulated Operating Deficit Beginning of Year	(13,511)	150	(13,361)

	Previously Reported March 31, 2023	Adjustments	Restated March 31, 2023
Cash and Accounts Receivable	5,287	-	5,287
Portfolio Investments	4,114	-	4,114
Derivative Financial Instruments	2,055	-	2,055
Other Assets	26,005	-	26,005
Equity in GBE	4,541	137	4,678
Asset Retirement Obligations	(757)	(54)	(811)
Derivative Financial Instruments	(2,874)	-	(2,874)
Other Liabilities	(68,634)	-	(68,634)
Net Debt	(30,263)	83	(30,180)
Non-Financial Assets	15,548	(2)	15,546
Accumulated Deficit	(14,715)	81	(14,634)

The above tables reflect the changes on April 1, 2022 and for the year ended March 31, 2023. The accumulated deficit decreased by $81-million for the year ended March 31, 2023.

SUMMARY FINANCIAL STATEMENTS	81

3.	FINANCIAL INSTRUMENT CLASSIFICATION

The following table provides cost and fair value information of financial instruments by category. The maximum exposure to credit risk would be the carrying value as shown below.

	Fair	Amortized	2024	2023 Total
	Value	Cost	Total	(Restated)

Cash	4,288	-	4,288	2,746

Amounts receivable	-	457	457	345

Due from Manitoa Hydro-Electric Board	-	24,428	24,428	24,421

Portfolio investments	149	3,864	4,013	4,114

Loans and advances	-	1,575	1,575	1,549

Derivative financial assets	2,304	-	2,304	2,055

Tax-payer supported debt	-	(36,214)	(36,214)	(33,098)

Borrowings on behalf of Manitoba Hydro – Electric Board	-	(24,398)	(24,398)	(24,421)

Accounts payable	-	(5,609)	(5,609)	(4,850)

Derivative financial liabilities	(2,479)	-	(2,479)	(2,874)

Financial instruments that are measured after initial recognition at fair value, are grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities using the last bid price.

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Derivatives and portfolio equity investments quoted in an active market are the only financial instruments that are measured at fair value. All derivatives are measured at Level 2. There were no transfers in or out of Level 2 for the year ended March 31, 2024.

($ millions)	Level 1	Level 2	Level 3	2024 Total	2023 Total

Portfolio equity investments	149			149	132

Derivative financial assets		2,304		2,304	2,055

Derivative financial liabilities		(2,479)		(2,479)	(2,874)

82	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

4.	PORTFOLIO INVESTMENTS

	($ millions)
	2024 Actual	2023 Actual
Sinking funds – at cost	969	983
Other investments – at cost	2,895	2,999
	3,864	3,982
Other investments – equity – at fair value	149	132
	4,013	4,114

Portfolio investments are recorded using the amortized cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized using the effective interest method over the period to maturity.

Portfolio equity investments quoted in an active market are recorded at fair value. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As of March 31, 2024, the market value of portfolio investments was $3,925-million (2023 – $4,069-million).

A.	SINKING FUNDS

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government manages its cash flow through investment purchases and sales, and by purchasing its own debt for sinking fund investments.

The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2024 Actual		2023 Actual
	Book Value	Fair Value	Book Value	Fair Value
Government of Canada, direct and guaranteed	98	88	89	79
Provincial, direct, and guaranteed	772	618	796	690
Municipal	92	89	94	91
Corporate	7	7	4	4
	969	802	983	864

SUMMARY FINANCIAL STATEMENTS	83

4. PORTFOLIO INVESTMENTS (continued)

Investment revenue earned on sinking funds during the year was $33-million (2023 – $31 million). The sinking funds are allocated as follows:

	($ millions)
	2024 Actual	2023 Actual
Sinking funds	1,005	994
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(36)	(11)
Total sinking funds held in portfolio investments	969	983

B.	OTHER INVESTMENTS

	($ millions)
	2024 Actual	2023 Actual
Guaranteed investment certificates	468	398
Bonds – Government of Canada, provincial and municipal	1,182	1,675
Bonds – Corporate	948	714
Equity investments at cost	208	160
Investments in real estate	89	52
Total other investments	2,895	2,999

As of March 31, 2024 the market value of other investments was $3,123-million (2023 – $3,205-million). Other investments earned $219-million during the year (2023 – $123-million).

5.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition
Utility	An enterprise that provides public utility services for a fee; category includes Manitoba Hydro-Electric Board.

Insurance	An enterprise that provides insurance coverage services to the public for a fee; category includes Manitoba Public Insurance Corporation and Deposit Guarantee Corporation of Manitoba.

Finance	An enterprise that provides regulatory control and is revenue generating or an enterprise that uses economy of scale to deliver goods and services to the public; category includes Manitoba Liquor and Lotteries Corporation.

84	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

5. Equity in Government Business Enterprises (continued)

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	March 31, 2024
Manitoba Public Insurance Corporation	March 31, 2024
Manitoba Liquor and Lotteries Corporation	March 31, 2024
Deposit Guarantee Corporation of Manitoba	December 31, 2023

Part of the equity of GBEs is restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2024	2023
	Actual	Restated
Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	489	443
Manitoba Hydro-Electric Board	3,224	3,345
Manitoba Public Insurance Corporation	750	872
	4,463	4,660
Unrestricted Equity in Government Business Enterprises:
Manitoba Liquor and Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	13	13
	18	18
Equity in Government Business Enterprises	4,481	4,678

6.	EQUITY IN BUSINESS PARTNERSHIP

North Portage Development Corporation (NPDC) is a business partnership that is owned equally by the Government of Canada, the Province of Manitoba, and the City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people in the downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development, and management of its two sites that include land investment properties and public amenities.

The province’s share of the equity on March 31, 2024 is $20-million (2023 – $20-million). The province’s share of the operating results for the year ended March 31, 2024, was $ nil (2023 – $ nil) and is included in fees and other revenues.

SUMMARY FINANCIAL STATEMENTS	85

6. Equity in Business Partnership (continued)

The condensed supplementary financial information of NPDC is as follows:

	($ millions)
	2024	2023
	Actual	Actual
Property, plant and equipment and investment in properties and infrastructure enhancements	76	74
Short-term investments and other assets	2	6
	78	80
Deferred contributions from shareholders	7	8
Long-term mortgage	6	7
Current and other liabilities	6	6
	19	21
Net equity	59	59
	78	80
Comprehensive income
Revenue	17	16
Expenses	14	12
Operating income before amortization	3	4
Amortization	(3)	(3)
Net income for the year	-	1

7.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50 per cent of pension benefits earned by employees. These plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2024, the pension liability for the Civil Service Superannuation Plan was $1,148-million (2023 – $1,158-million) and the pension liability for the Teachers’ Pension Plan was $2,283-million (2023 – $2,239-million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan, and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School

86	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

7. Pension Plans (continued)

District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $231-million (2023 – $224-million). On December 31, 2023 the Plan had an excess of net assets available for benefits over pension obligations of $1,254-million (December 31, 2022 – $879-million).

As of March 31, 2024, the total pension liability being reflected in the summary financial statements was $3,599-million (2023 – $3,597-million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

A.	CIVIL SERVICE SUPERANNUATION PLAN

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Public Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% of pensionable earnings above the maximum. The province made an additional contribution of $50-million during 2023-24 (2023 – $ nil).

Employee contributions (89.8%) are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

As a joint trusteed plan, Schedule 6 only reports the Government’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2023, audited financial statements of CSSF. On December 31, 2023, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $1,924-million (December 31, 2022 – $2,527-million).

This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

SUMMARY FINANCIAL STATEMENTS	87

7. Pension Plans (continued)

B.	TEACHERS’ PENSION PLAN

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is based upon 2.0% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings, and 10.4% of pensionable earnings above the maximum of teachers’ contributions. 83.1% of teachers’ contributions are used to fund basic benefits, and 16.9% are allocated for funding indexing benefits. The Government made an additional contribution of $50-million during 2024 (2023 – $ nil).

The Cost of Living Adjustment (COLA) is limited to the lesser of the maximum percentage the PAA can support, and the full increase in CPI. The COLA can never be negative.

The independent plan actuary determined that there was an actuarial surplus in the Pension Adjustment Account (PAA) of $51.3-million available to support COLA of 1.50% effective July 1, 2023. Since the relevant increase in CPI for 2022 was 6.32%, the COLA was not impacted by the 100% of CPI cap.

As a joint trusteed plan, Schedule 6 only reports the province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2023, audited financial statements of Teachers’ Retirement Allowances Fund (Fund). On December 31, 2023, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $1,303-million (December 31, 2022 – $1,516-million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	OTHER GOVERNMENT PLANS
(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3.0% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLAs elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7.0% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis. Consequently, there is no liability for past service benefits under this component of the plan. If a member, while an active MLA, withdraws money from the RRSP while an active MLA, the Government’s contribution would be refundable back to the Government.

88	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

7. Pension Plans (continued)

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to two-thirds of cost-of-living increases.

Active members must contribute 9.0% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plan’s liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan. However, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as previously described in Note 7A.

The supplemental pension is based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Families.

The lifetime pension calculation equals 1.4% of the member’s highest average pensionable earnings up to the CPP maximum and 2.0% of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the Income Tax Act; and 2% of the member’s highest average indexed compensation in any three overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6.0% on pensionable earnings over the maximum. The plan has not had any active members since March 31, 2020.

SUMMARY FINANCIAL STATEMENTS	89

7. Pension Plans (continued)

D.	OTHER PENSION PLANS

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. The University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the university and the employees. The plan is not indexed. Plan members contribute at a rate of 9% of salary less an adjustment for the Canada Pension Plan during the year.

The employer contribution made by the university for fiscal 2024 included $8.4-million (2023 – $5.5-million) in additional contributions as advised by the Manitoba Pension Commission with respect to current service costs in excess of matching contribution of active members and the university, and an annual additional special payment for 15 years until the going concern deficit is eliminated.

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the pension plan’s money purchase limit. The benefit is reduced by 0.25% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

The unamortized net actuarial gains (losses) were determined based on the 2022 actuarial valuation and the extrapolation for accounting purposes are being amortized over a period of nine years (equal to expected average remaining service life) starting in the year following the year of respective annual actuarial gains or losses arise.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan. Therefore, there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. After this date, members join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the university except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the university and the employees. Annual pension benefits equal 2% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,700 per year of pensionable service. At December 2022, the Plan had a going-concern deficiency of $16-million, which the university is addressing by making annual payments of $2-million until the deficiency is eliminated.

90	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

7. Pension Plans (continued)

Since December 31, 2000, when the defined contribution segment of the plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the university and the employees.

Employees are required to contribute 8% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan (CPP) contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year.

Annual pension equals 2% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722 per year of pensionable service for members retired on or before April 1, 2009, and $1,975 for those retiring after that date.

The plan will continue to be subject to the going concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The university will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits more than the matching costs. The latest going-concern valuation was completed as of December 2022.

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last 12 years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings more than pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions. As a result, employer contributions equal approximately 112.4% of employee contributions.

SUMMARY FINANCIAL STATEMENTS	91

7. Pension Plans (continued)

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-Teaching Employees is a defined benefit pension plan, established on January 1, 1978, that is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2% of a member’s employment earnings more than the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings more than CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

The School District of Mystery Lake Pension Plan is a defined benefit plan. The school district shall contribute, in accordance with the terms of the collective agreements, such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the plan. If the school district’s contributions are not sufficient, the legislation permits the board of trustees to amend the plan to reduce future accrued pension benefits to meet the required legislated funding requirements.

Effective July 1, 2013, employees contribute 5% of gross earnings. Prior to July 1, 2013, employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $48.30 per month per year of service. For clerical workers, the pension benefit is $42 per month per year of service.

E.	GOVERNMENT BUSINESS ENTERPRISES

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation are members of the CSSF. Effective April 1, 2014, Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

92	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

8.	CONTINGENCIES

A.	CONTINGENT LIABILITIES

i.	Legal Actions

The Government is named in various legal actions and has recognized over $1.2-billion for potential liabilities as of March 31, 2024. Estimations for significant cases might change from year-to-year during the legal process. No provision has been made on March 31, 2024, in the accounts where the final results are uncertain, or where the results are likely, but the amount of the liability cannot be reasonably estimated.

ii.	Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2023 audited consolidated financial statements of CBS indicate that CBS has two- wholly owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE). Together, these captive insurance companies provide Canadian Blood Services with comprehensive blood risk insurance covering losses up to $1-billion. The primary policy held by CBSI has provided coverage up to $300-million, with the secondary policy held by CBSE providing coverage up to $700-million.

CBSI provides insurance coverage up to $300-million with respect to risks associated with the operation of the blood system. The related assets of CBSI as of March 31, 2023 total $520-million (2022 – $533-million). Based upon the above, the Government’s share of the provision for future claims as of March 31, 2023, is offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement wherein the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $700-million more than the $300-million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $700-million. The members have each issued an indemnity to CBSE on their pro rata share of the $700-million, calculated based on their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $33-million. The Government is not aware of any proceedings that could lead to a claim against it under the indemnity given to CBSE.

iii.	Treaty Land Entitlement Obligations

The Government of Manitoba’s obligations under the treaty land entitlement agreements require Manitoba to transfer administration and control of up to 1,144,331 acres of Crown Land (Selections) and up to 282,123 acres of Manitoba interests in Other Land (Acquisitions) to Canada to enable Canada to fulfil its obligations under the treaties between Canada and the First Nations of Manitoba. As of March 31, 2024, Manitoba Entitlement First Nations have collectively selected and acquired approximately 1,053,585 acres of Crown Land and Other Land. As of March 31, 2024, Manitoba has transferred administration and control of 695,544 acres of Crown Land and 19,011 acres of Manitoba interests in Other Land to Canada for reserve creation. The Crown Land and Manitoba interests in Other Land have been transferred in accordance with paragraph 11 of the Natural Resources Transfer Agreement (Schedule to Constitution Act, 1930). The transfers include mines and minerals and other interests impliedly reserved under The Crown Lands Act, as well as all other interests of Manitoba in the lands.

SUMMARY FINANCIAL STATEMENTS	93

8. Contingencies (continued)

iv.	Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydro-electric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $204-million (2023 – $160-million). Manitoba Hydro has also recognized a provision of $28-million (2023 – $27-million) for certain mitigation related obligations arising from ongoing adverse effects of past hydro-electric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

B.	LOAN GUARANTEES

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	($ millions)
	Authorized Limit	2024 Actual	2023 Actual
Friends of the Canadian Museum for Human Rights	15	-	1
Manitoba Agricultural Services Corporation (Note 8B.i)	-	52	56
Manitoba Housing and Renewal Corporation (Note 8B.ii)	20	1	1
Manitoba Student Aid Program	20	-	-
University of Winnipeg (Note 8B.iii)	71	26	26
Other	12	1	2
Total guarantees outstanding	138	80	86

A provision for future losses on guarantees for $5-million (2023 – $7-million) has been recorded in the accounts.

Note 8B.i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed up to 25% of the maximum amount advanced, up to a maximum loan of $0.7-million for individuals and $1.0-million for partnerships, corporations, and co-operatives.

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $12-million per association.

94	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

8. Contingencies (continued)

Program	General Terms and Conditions

Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2-million. This program was discontinued as of April 1, 2019 with outstanding guarantees in run-off status.

Note 8B. ii) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20-million. On March 31, 2024, outstanding guarantees under this authority were $1-million (2023 – $1-million).

Note 8B.iii) University of Winnipeg

University of Winnipeg’s controlled entity, University of Winnipeg Community Renewal Corporation (UWCRC) guarantees specific debts of UWCRC 2.0, a related but uncontrolled corporation, and its controlled entity. At March 31, 2024, the UWCRC had the following outstanding guarantees:

i.	CMHC Rental Construction Financing Initiative loan in the amount of $26-million for the construction of the Muse Flats (209 Colony Street).
ii.	CMHC insured housing loan for up to $45-million for the construction of the 308 Colony Joint Venture. No amounts on this facility were drawn as at March 31, 2024.

The two guarantees with an authorized limit of $71-million were approved by the University of Winnipeg on behalf of UWCRC.

C.	GOVERNMENT BUSINESS ENTERPRISE GUARANTEES

As of March 31, 2024, Manitoba Hydro has outstanding Manitoba Hydro-Electric Board Bonds amounting to $119-million (2023 – $119-million). These bonds carry fixed coupon rates that range from 3.72% to 7.10%. The Government guarantees $60-million (2023 – $60-million) of these outstanding bonds.

Manitoba Hydro provides guarantees to counterparties for natural gas purchases. On March 31, 2024, there is an outstanding guarantee totaling $40-million (2023 – $40-million) which matures October 31, 2025. Letters of credit for $105-million (2023 – $77-million) have been issued for construction and energy related transactions with maturities until 2049.

The Government provided approval to Manitoba Hydro to issue up to $500-million of promissory notes and $250-million of credit facilities for a total of $750-million. As at March 31, 2024, there was $261-million of promissory notes and Hydro issued-bonds outstanding (2023 – $111-million) and $142-million credit (2023 – $ nil) facilities were utilized for a total of $403-million (2023 – $111-million).

The Deposit Guarantee Corporation of Manitoba (Corporation) has guaranteed $38.6-billion in credit union deposits at the end of December 31, 2023 (December 31, 2022 – $37.3-billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

SUMMARY FINANCIAL STATEMENTS	95

9.	CONTRACTUAL OBLIGATIONS

The Government has entered into several multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as of March 31:

($ millions)	2025	2026	2027	2028	2029	2030 and thereafter	Total
Government organizations and components
Service contracts	601	212	91	66	39	154	1,163
Rental of capital assets	61	52	44	39	39	99	334
Acquisition or construction of capital assets	815	253	147	124	111	285	1,735
Other contracts	56	44	39	35	18	116	308
Government Business Enterprises	115	103	93	77	5	18	411
Total	1,648	664	414	341	212	672	3,951

Other significant obligations not included in the table are:

GOVERNMENT ORGANIZATIONS

Government organizations have entered contractual arrangements related to construction projects totaling $432-million (2023 – $292-million), and details relating to the settlement year cannot be reasonably estimated.

GOVERNMENT BUSINESS ENTERPRISE CONTRACTUAL OBLIGATIONS

Manitoba Hydro has energy purchase commitments of $1,635-million (2023 – $1,721-million) that relate to future purchases of wind, natural gas (including transportation and storage contracts) and electricity.

Commitments are primarily for transmission right access that expire in 2041, wind and solar purchases that expire in 2040 and natural gas purchases that expire in 2039. In addition, other outstanding commitments principally for construction are approximately $2,001-million (2023 – $1,905-million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $1.2-million (2023 – $12-million) related to property and equipment and intangible assets.

10.	DEBT SERVICING

Public debt servicing costs of $2,156-million (2023 – $1,963-million) includes interest expense on Manitoba Hydro-Electric Board debt of $849-million (2023 – $842-million). Public debt servicing cost also includes interest on provincial debt held as investments of $4-million (2023 – $4-million). GBEs public debt servicing costs of $1,055-million (2023 – $1,042-million) are reported in Schedule 3.

96	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

11.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no control over the amounts and administers them according to trust or other agreed-upon arrangements. As of March 31, 2024, amounts held in trust were as follows:

	Valuation
	Method	($ millions)

		2024	2023
		Actual	Restated
Various Universities and Colleges	market	915	839
Public Guardian and Trustee of MB	various	369	327
Public Service Group Insurance Fund	market	305	281
Manitoba Development Corporation	cost	7	11
Other Fiduciary Trust	various	85	78
Custodial trust held by Departments	various	26	22
Suitor’s Money Act	cost	13	10
		1,720	1,568

Universities and Colleges hold endowment ad trust funds in the form of cash, cash equivalents, bonds, equities, real estate and other securities.

The Public Guardian and Trustee of Manitoba administers the estates and trusts of persons with intellectual disabilities, deceased persons, and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages, and other securities.

The Public Service Group Insurance Fund is administered by the Civil Service Superannuation Board. It includes three plans to provide life insurance, accidental death and disablement insurance, and dependents insurance for eligible employees and retired employees (and their eligible dependents) of the Government of Manitoba and most of its agencies and boards. These funds are in the form of cash, cash equivalents and equities.

Manitoba Development Corporation administers funds from the Business Investor Stream of the Provincial Nominee Program. These funds are invested in the form of cash, cash equivalents, bonds, and investments.

Other Fiduciary Trust funds are interest bearing deposits which are pooled with the Government’s investments to earn a market rate of interest. Government departments also hold custodial trust funds in the form of bonds and other securities.

12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

During the normal course of business, the Government is exposed to several financial risks including credit, liquidity, and market risk. Market risk results from fluctuations in foreign currency, and interest rates.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost-effective manner. Varieties of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from the underlying instruments. The Government uses derivatives to hedge and mitigate foreign exchange and interest rate risk. The Government does not use derivatives for speculative purposes.

SUMMARY FINANCIAL STATEMENTS	97

12. Risk Management and the Use of Derivative Financial Instruments (continued)

Since derivatives are utilized for risk management purposes, it is not the practice of the Government to terminate derivative contracts before maturity and realize gains or losses on early terminations. On occasion, loans and advances clients prepay loans that have swapped contracts attached to them. The client is required to pay a penalty that offsets the province’s cost to unwind the associated swap.

A.	CREDIT RISK

Credit risk is the likelihood of one party to a financial instrument failing to discharge an obligation and causing financial loss to the counter party. The financial instruments that potentially subject the Government to credit risk consist of cash and cash equivalents, amounts receivable, due from Manitoba Hydro-Electric Board, derivative financial assets, portfolio investments and loans and advances. The Government had $80-million (2023 – $86-million) in loan guarantees outstanding.

The province’s maximum exposure to credit risk is as follows:

	2024	2023
	Actual	Actual
Cash and cash equivalents	$4,288	$2,746
Amounts receivable	2,467	2,541
Due from Manitoba Hydro-Electric Board	24,428	24,421
Derivative financial assets	2,304	2,055
Portfolio investments	4,013	4,114
Loans and advances	1,575	1,549
	$39,075	$37,426

The Government reviews balances and aging information to determine if a valuation allowance is necessary. The Government’s exposure to credit risk on accounts receivables is disclosed in Schedule 1.

Credit risk is concentrated in agricultural loans and Manitoba student loans. The Board of Directors, Manitoba Agricultural Services Corporation (MASC), is responsible for approving and monitoring tolerance of credit exposures, which it does through review and approval of the guidelines for lending and loan guarantee programs and by setting general limits on credit exposures to individual clients. MASC has comprehensive policy and procedures manuals in place for all lending programs. In general, MASC emphasizes responsible lending, which is comprised of a combination of adequate loan security and a client’s ability to pay. In total MASC has $813-million (2023 – $806-million) in agricultural loans on March 31, 2024.

The Government manages credit risk on investments through its Investment Policies. The primary objective is the preservation of principal. Funds are managed in a manner that ensures sufficient liquidity to meet all cash payments when due. Within the bounds of these two objectives, the funds are invested to achieve appropriate returns within the approved risk limits. Each fund is structured to diversify investments and reduce the risk of loss due to over-concentration of assets in a particular category or with a single issuer. Each issuer of the securities authorized for purchase must meet the minimum criteria, which is approved by the Risk Committee, for short-term issuers and long-term issuers.

98	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

12. Risk Management and the Use of Derivative Financial Instruments (continued)

Counterparty default risk:

Notional amounts of derivative contracts represent the contractual amounts to which a rate or price is applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and are a measure of the exposure to the asset class to which the contract relates. Notional values are $34-billion for interest rate swaps and $13-billion for cross currency swaps.

Fair values of the derivatives are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31, 2024. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

	Notional (CAD millions)			Fair Value (CAD millions)
	Interest	Cross-		Interest	Cross-
Year of Maturity	Rate	Currency		Rate	Currency
(fiscal)	Swaps	Swaps	Total	Swaps	Swaps	Total
2025	831	2,997	3,828	13	134	147
2026	2,545	630	3,175	(70)	(10)	(80)
2027	1,088	1,394	2,482	(52)	(46)	(98)
2028	870	299	1,168	16	(43)	(26)
2029-2033	6,556	2,228	8,784	(155)	(146)	(302)
2034-2038	6,190	1,934	8,124	(54)	(76)	(131)
2039-2043	7,460	2,346	9,806	(3)	(405)	(408)
2044-2048	4,929	351	5,280	780	(110)	671
2049-2053	2,401	557	2,958	144	(177)	(33)
2054-2058	806	44	850	19	1	20
2059-	879	-	879	67	-	67
	34,555	12,778	47,333	705	(877)	(172)

The data used for this analysis above and on the tables below reconciles to the March 28, 2024, Derivative Valuation using the Bloomberg Multi-Asset Risk System. The Bloomberg Multi-Asset Risk System is used by the Treasury Division. Treasury does not include derivative from Shared Health with a notional value of $20-million (2023 – $21-million); St. Amant Inc. notional value $7-million (2023 – $6-million); and Seven Oaks School Division $15-million (2023 – $16-million). The market value of these derivatives are less than one million.

The Government only enters into International Swaps and Derivative Association Master Agreements (ISDAs) with counterparties that meet strict investment grade credit rating requirements. The counterparties all have signed ISDAs with the Government and continue to meet strict investment grade credit rating requirements. Risk of adverse financial impacts from derivative counterparty exposures is mitigated through the use derivative counterparty exposure limits, which are regularly measured, and monitored. The Government does not have equity based or credit risk derivatives.

SUMMARY FINANCIAL STATEMENTS	99

12. Risk Management and the Use of Derivative Financial Instruments (continued)

Credit Support Annexes (CSAs) are negotiated with derivative counterparties. These CSAs mitigate risk by requiring collateralization of counterparty exposure under specified credit events. The Government has no collateral on derivatives. On March 31, 2024, 100% (2023 – 100%) of the notional value of the Government’s derivative financial instrument contracts is held by counterparties with an S&P Global Ratings credit rating of A or better. The maturity date of this derivative is March 28.

Derivative Exposure (CAD) by Credit Rating

Credit Rating	Notional ($ millions)	Market Value ($ millions)
Aa1 / AA-	5,086	(257)
Aa2 / AA-	8,131	68
Aa2 / A+	32,083	(7)
Aa3 / A+	112	(2)
Aa3 / A	1,921	26

B.	LIQUIDITY RISK

Liquidity risk is the risk that funds are not available when required to discharge the liabilities of the Government and its agencies as they become due. The Government takes active approaches to address liquidity risk through its borrowing strategy, cash flow forecasting and modelling, cash reserves and credit facilities. The Government has internal control processes and contingency plans for managing liquidity risk. Schedule 4 provides a summary of the contractual maturities for borrowings.

The Government’s exposure to liquidity risk is related to accounts payable and accrued liabilities such as salaries and benefits. The Government manages its cash flow through investment purchases and sales, and by purchasing its own debt for sinking fund investments.

The Government prepares cashflows for periods between one week and 12 months. The Government ensures funding needs are available six months ahead of funding requirements. Additional funds can be accessed through the issuance of Manitoba Treasury Bills, promissory notes, access to uncommitted revolving credit facilities with Canadian banks, and liquidation of securities in the Province of Manitoba Sinking Fund.

C.	MARKET RISK

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Government is exposed to three types of market risk: foreign exchange risk, interest rate risk, and refinancing risk. The Government continually monitors its exposure to these risks and uses derivative contracts to manage these risks.

(i)	Foreign Exchange Risk

Foreign exchange risk is the risk of loss or higher costs when liabilities or assets are held in a foreign currency. The province’s most significant exposure to foreign currency risk exposure is the issuance of debt in a foreign currency. Foreign currency risk also arises from securities held in pooled investment funds and are denominated in currencies other than Canadian dollars.

100	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

12. Risk Management and the Use of Derivative Financial Instruments (continued)

The following table illustrates the derivative exposure by Currency.

	Notional	Market Value
Currency	($ millions)	($ millions)
Canadian Dollars	34,555	705
US Dollars	6,281	113
Australian Dollars	1,352	(181)
Swiss Franc	887	43
European Euros	3,369	(623)
Hong Kong Dollars	185	(19)
Japanese Yen	196	(79)
New Zealand Dollars	283	(22)
Swedish Krona	225	(110)

The carrying value of foreign currency debt in the Consolidated Statement of Financial Position is impacted by fluctuations in foreign exchange rates, and correspondingly the carrying value of foreign currency derivatives. Throughout the life of a debt instrument denominated in a foreign currency and associated derivative, the remeasurements are not perfectly offsetting and create volatility in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. This volatility is never realized in the Consolidated Statement of Operations as hedging derivatives are not terminated prior to maturity. Change in the foreign debt due to foreign currency fluctuation is equal to the change in carrying value of the associated derivative immediately prior to maturity.

The Government does not assume unhedged foreign currency risks on its debt issuance; however, the Government does hold USD debt on behalf of Manitoba Hydro. Manitoba Hydro accepts the risk and cost of servicing any foreign currency issued on its behalf.

Manitoba Hydro has $1,839-million (2023 – $2,110-million) of U.S. debt not hedged by derivatives. Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. Bridging temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

(ii)	Interest Rate Risk

Interest rate risk is the risk of loss or higher costs associated with adverse fluctuations in interest rates. Derivatives are used to provide financial stability by reducing the impact of interest rate volatility and the floating interest rate fixed and floating mix of its debt portfolio.

A rise in interest rates means a drop in the fair value of interest-bearing securities held as portfolio investments, or increased debt servicing cost when issuing variable rate debt.

SUMMARY FINANCIAL STATEMENTS	101

12. Risk Management and the Use of Derivative Financial Instruments (continued)

After considering derivatives used to manage interest rate risk, investments, and eliminating the debt incurred on behalf of Manitoba Hydro, the structure of the debt as of March 31, 2024, was 88% at fixed rates and 12% at floating rates (2023 – 89% at fixed rates and 11% at floating rates). A 1.0% (100 basis points) movement in interest rates on the 12% floating rate debt for an entire year would increase debt servicing costs by $42-million (2023 – $37-million) when issuing variable rate debt.

(iii)	Refinancing Risk

The orderly retirement of future debt obligations, without incurring undue refinancing risk is important in terms of managing both future interest costs and accessing required funding in future years. To this end, the Government will use its best efforts to smooth out debt maturities from less than one year to greater than 30 years. The Government also identifies bond buy-back opportunities, whereby excess cash can be used to buy back outstanding debt, thus reducing refinancing risk and future liquidity risk.

13.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations represent management’s best estimate of the present value of the costs that are expected to be incurred for the remediation of hazardous materials present in some of the province’s buildings, equipment, and landfills. The presence of asbestos is not a current health hazard, and there is no requirement to remove asbestos in these buildings if the asbestos is contained and does not pose a public health risk. There is however a legal obligation to incur remediation costs.

	($ millions)

	2024	2023
	Actual	Restated
Asset Retirement Obligations, Beginning of Year	811	885
Change in Assumptions	(37)	(109)
Additions	-	-
Liabilities Settled During the Period	(3)	(2)
Accretion Expense	35	37
Asset Retirement Obligations, End of Year	806	811

The discount rate used to determine the present value of the obligations ranged from 3.2% to 5.34%. The discount rate is based on the Government’s cost of borrowing.

On March 31, 2024, the undiscounted asset retirement obligations were $1,910-million (2023 – $1,862-million). These obligations are expected to be settled between 2028 and 2062.

The asset retirement obligations relate to buildings, equipment, and landfills. The government estimated the nature and extent of hazardous materials in its buildings based on the potential square metres, and the average cost per square metre, to remove and dispose of the hazardous materials. The estimates are based on assessments provided by third-party and internal experts. During the year, several government organizations changed the discount rate, and the impact is reflected in the change in assumptions.

Manitoba Hydro recognizes an asset retirement obligation for the removal and disposal of PCB – contaminated fluid in equipment. The estimated undiscounted cash flows required to settle the asset retirement obligation are approximately $16-million (2023 – $17-million), which is expected to be incurred by 2026.

102	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

13. Asset Retirement Obligations (continued)

No funds are being set aside by Manitoba Hydro to settle the asset retirement obligations. The discount rates used by Manitoba Hydro determine the fair market value of asset retirement obligations was 4.18%
(2023 – 3.30% to 3.66%).

14.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	ACCOUNTS RECEIVABLE AND LOANS AND ADVANCES

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	BORROWINGS ON BEHALF OF, AND AMOUNTS DUE FROM, MANITOBA HYDRO-ELECTRIC BOARD

The Government issues debt and subsequently, loans the funds to Manitoba Hydro. The Government records the transfer of funds, in Canadian currency, as a Loan Receivable from Manitoba Hydro. The Government pays the interest on the debt which is charged to the loan receivable. Payments by Manitoba Hydro on the debt are credited to the loan receivable.

The province enters derivative contracts to mitigate the risk against interest rate and foreign currency fluctuations.

The balance of the loan receivable on March 31, 2024, was $24,428-million (2023 – $24,421-million). For the year ended March 31, 2024, the Government paid $849-million in interest on the Manitoba Hydro debt (2023 – $842-million) and received $849-million (2023 – $842-million) in interest payments from Manitoba Hydro for the year ended March 31, 2024.

C.	INVESTMENTS

MPI holds $425-million (2023 – $468-million) of provincial bonds and debentures with maturity dates ranging from 2024 to 2050 and interest rates ranging from 2.1% to 6.5%.

Manitoba Hydro holds $79-million of Provincial bonds and debentures with maturity dates ranging from 2028 to 2033 and interest rates ranging from 1.5% to 4.3%

D.	WATER POWER RENTALS

Water power rental fees charged to Manitoba Hydro for $51-million (2023 – $71-million) are included in the Consolidated Statement of Operations under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

E.	FEES ON GOVERNMENT GUARANTEES

Manitoba Hydro remitted $117-million (2023 – $118-million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Operations under the Recovery from government business enterprises and other investment earnings category.

SUMMARY FINANCIAL STATEMENTS	103

14. Significant Transactions with Government Business Enterprises (continued)

F.	DRIVER LICENSING OPERATIONS

The Government, by agreement, paid $40-million (2023 – $40-million) to MPI for the management and administration of driver licensing. MPI, on behalf of the Government, collected driver licensing fees totaling $29-million (2023 – $28-million) and motor vehicle registration fees totaling $174-million (2023 – $173-million).

The fees received by the Government are included in the Consolidated Statement of Operations under the fees and other revenue category.

G.	OTHER REVENUE

Manitoba Liquor and Lotteries Corporation provided $5-million in funding to Shared Health for the year ended March 31, 2024 (2023 – $5-million) for addictions and problem gambling services programs. In addition, the Corporation provided $6-million (2023 – $4-million) in funding to the Liquor, Gaming and Cannabis Authority of Manitoba and the Sport, Culture, Heritage and Tourism through the payment of annual licence fees and levies.

Manitoba Hydro paid the Government $131-million (2023 – $124-million) for corporation capital tax. MPI paid the Government $48-million (2023 – $45-million) for insurance premium tax. GBEs paid the Government a combined total of $19-million (2023 – $18-million) for Levy for Health and Education.

MPI paid Manitoba Health, Seniors and Long-Term Care $25-million (2023 – $28-million) to cover non-insured medical expenses.

These amounts are included in the Consolidated Statement of Operations under the fees and other revenue and other taxes categories.

15.	EMPLOYEE FUTURE BENEFITS

	($ millions)

	2024	2023
	Actual	Actual
Severance	497	493
Long-term disability income plan	50	49
Workers’ compensation claims	77	71
Other	56	65
	680	678

The severance liability is valued using discount rates that range from 2.70% to 6.00% and salary increase rates that range from 2.00% to 4.47%. Unamortized actuarial gains and losses are amortized over the estimated average remaining service life (EARSL). Periods range from 6 to 15.34 years. As of March 31, 2024, net unamortized gains were $34-million (2023 – unamortized gains $13-million).

The long-term disability income plan is valued using a discount rate of 4.00%. Actuarial gains and losses are recognized as income as they occur. Workers’ compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2023, valuation was prepared using a discount rate of 5.75% (5.75% in prior valuation) and a salary increase rate of 4.00% (5.00% in prior valuation). Actuarial gains and losses are recognized as income as they occur.

104	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

16.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Operations is comprised of the department’s estimated expenditures consolidated with the budgets of the controlled entities, except for GBE and GBP. The department’s estimated expenditures exclude $600-million in special warrants related to the departments. The original budget estimate of expenditures plus the $600-million becomes the revised estimates which expenses in excess legislative authority are determined. Based upon the revised estimates, the following departments were over-expended on March 31, 2024:

PART A – OPERATING EXPENSE:

($ millions)
Advanced Education and Training	7

Environment and Climate Change	7

Families	494

Health, Seniors, and Long-Term Care	10

Justice	180
Tax Credits	51

17.	LIABILITY FOR CONTAMINATED SITES

The Government reports environmental liabilities related to the management and remediation of contaminated sites where the province is obligated to incur such costs. A contaminated sites liability of $351-million (2023-$364-million) has been recorded based on environmental assessments or estimations for those sites where an assessment has not been conducted.

As of March 31, 2024 the Government has identified 499 sites which require remediation from contamination.

The Government is responsible for the risk management and potential remediation of certain orphaned and abandoned mine sites that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals. The risk of contamination at these sites comes mainly from mine tailings and other contaminants that were left on site. The liability also includes sites associated with highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks, and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyromantic hydrocarbons, BTEX, toxic heavy metals, polychlorinated biphenyl, and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal-based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s weighted average cost of capital. Remediation at three sites requires the operation of water treatment systems until 2060. The amount of undiscounted expenditures for the future operation of the water treatment systems, which have been discounted at 4.00% over the next 36 years, is $153-million. The discount rate is based on the province’s cost of borrowing. The assumed rate of inflation is 2%.

SUMMARY FINANCIAL STATEMENTS	105

17. Liability for Contaminated Sites (continued)

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations, cannot be made at this time. No provision has been included for these items as of March 31, 2024.

18.	RELATED PARTY DISCLOSURES

A related party exists when one party could exercise control or shared control over the other. Related parties include key management personnel, their close family members, and the entities they control or have shared control over. Related party disclosures do not include inter-entity transactions and balances that are eliminated on consolidation, or those with entities accounted for under the modified equity method. Related party disclosures do not include restructuring transactions, disclosure of key management personnel compensation arrangements, expense allowances, and other similar payments routinely paid in exchange for services rendered.

Related party transactions are disclosed if they occurred at a value different from that which would have been arrived at if the parties were unrelated and the transaction has a material effect on the summary financial statements.

For the year ended March 31, 2024, there were no material related party transactions or balances to disclose.

19.	CONTRACTUAL RIGHTS

The Government is involved in various contracts and agreements arising in the ordinary course of business. This results in contractual rights to economic resources, leading to both assets and revenue in the future. The total amounts outstanding from these agreements on March 31, 2024 are as follows:

						2030
($ millions)	2025	2026	2027	2028	2029	and thereafter	Total
Federal transfers – Capital	327	345	360	12	1	0	1,045
Federal transfers – Operating	131	129	129	102	18	88	597
Lease and rental agreements	79	76	75	75	74	140	519
Other	21	21	21	22	22	282	389
Total	558	571	585	211	115	510	2,550

Under section 22(4) of The Manitoba Liquor and Lotteries Corporation Act, the province is entitled to receive the net revenue from the Manitoba Liquor and Lotteries Corporation. The future amounts to be received are unknown, so they have not been included in the table above. These contractual rights could be significant.

The contractual rights for waterpower rentals included in lease and rental agreements has been estimated using the current year’s revenue for the next six years. This contract has no expiration date and amounts beyond 2030 may be significant. Contractual rights amounts relating to provincial park land leases with cottagers included in lease and rental agreements have been calculated based on the current year revenue for the next six years. These lease agreements have various expiration dates, however, the amounts beyond 2030 are not included and these future amounts could be significant.

106	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

19. Contractual Rights (continued)

The Government is also entitled to receive investment revenue from various investments held in irrevocable trusts by The Winnipeg Foundation. The amount of revenue to be received is unknown and dependent on the rate of return earned on the investments.

Manitoba Hydro has dependable export sales contracts to U.S. and Canada totaling approximately $8.5-billion expiring in 2052/53. Dependable sales are export contracts sourced from Manitoba Hydro’s hydraulic energy available during lowest water conditions.

20.	RESTATED BUDGET

The restated budget presented on the Consolidated Statement of Operations is taken from Budget 2023 as presented to the Legislative Assembly on March 7, 2023 and restated for comparability to the current year results. Refer to Schedule 10 for further details. The restated amounts do not include other authorizations granted in the special warrants of $600-million.

21.	COMPARATIVE FIGURES

On October 18, 2023, the Government announced organizational changes that resulted in certain functions being transferred between departments. As a result, certain 2023, financial statement balances have also been reclassified to be presented on the same basis as the 2024 results.

SUMMARY FINANCIAL STATEMENTS	107

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2024

	($ millions)
	2024	2023
	Actual	Actual
TAXATION:
Income taxes	283	340
Retail sales tax	292	296
Other taxes	176	198

	751	834

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	721	881
Other	495	453

	1,216	1,334

OTHER:
Health and social services	274	212
Government business enterprises and other	62	28
Sundry departmental revenue	228	232
Other	445	392

	1,009	864

	2,976	3,032

Less: Allowances	509	491

Total Amounts Receivable	2,467	2,541

108	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2024

	($ millions)
	2024	2023
	Actual	Actual
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	24,428	24,421
Government business enterprises	347	355

	24,775	24,776
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	24,428	24,421

	347	355

OTHER:
Loans and mortgages - Note a	949	959
Stadium loan - Note b	137	137
Manitoba student loans - Note c	340	293
Family services agencies - Note d	24	25
Other	30	32

	1,480	1,446

TOTAL LOANS AND ADVANCES	1,827	1,801
Less: Valuation allowance	252	252

NET LOANS AND ADVANCES	1,575	1,549

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2120, bearing interest at either:

i)	Fixed with rates ranging from 1.25% to 10.50%; or

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 5.4740% and the highest set at 5.7690% as at March 31, 2024.

Note a

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to December 1, 2049, bearing interest at rates ranging from 2.375% to 7.875%.	826	817

ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest at rates ranging from 0% to 12.50%.	41	48

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0% to 13.39%.	63	74

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2031, bearing interest at rates ranging from 4.50% to 8.15%.	19	20

		949	959

Note b	Stadium loan to Triple B Stadium Inc., bearing interest at 4.65%; and issued in two phases, with Phase 1 due in varying annual amounts to 2038. Phase 2 is in abeyance indefinitely and no payments are required.

Note c	Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.

Note d	Advances to provide family services agencies with prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

SUMMARY FINANCIAL STATEMENTS	109

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2024

		($ millions)		TOTAL	TOTAL
CHANGES IN EQUITY	UTILITY	INSURANCE	FINANCE	2024	2023
Results from Operations:				Actual	Restated

Revenue from operations	3,360	1,890	1,757	7,007	7,259

Expenses: from operations	2,475	1,986	1,012	5,473	4,710
Debt servicing	1,042	-	13	1,055	1,042

Total expenses	3,517	1,986	1,025	6,528	5,752
Acquisition of Non Controlling Interest	(15)	-	-	(15)	-

Net income (loss)	(172)	(96)	732	464	1,507
Other comprehensive income (loss)	51	20	-	71	(27)

Total comprehensive income (loss)	(121)	(76)	732	535	1,480
Transfers to the Government	-	-	(732)	(732)	(741)

Net increase (decrease) in equity in government business enterprises	(121)	(76)	-	(197)	739

FINANCIAL POSITION
Assets:
Cash and temporary investments	780	208	51	1,039	1,276
Amounts receivable	506	156	61	723	764
Portfolio investments: Due from Government and government organizations	79	425	-	504	482
Due from others	212	3,458	-	3,670	3,375
Capital assets	26,727	172	352	27,251	26,971
Other assets	3,222	269	134	3,625	3,562

Total assets	31,526	4,688	598	36,812	36,430

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	3,237	172	222	3,631	3,052
Long-term debt: Owing to Government	24,428	-	309	24,737	24,745
Other borrowings, discounts and deferred transaction costs	119	7	62	188	210
Net pension obligations	472	404	-	876	864
Future cost of existing claims	-	2,853	-	2,853	2,537

Total liabilities	28,256	3,436	593	32,285	31,408

Equity:
Non-controlling interests	46	-	-	46	344
Equity in government business enterprises	3,224	1,252	5	4,481	4,678

Total equity	3,270	1,252	5	4,527	5,022

Total liabilities and equity	31,526	4,688	598	36,812	36,430

EQUITY COMPRISED OF:
Retained earnings	3,478	1,220	5	4,703	4,970
Accumulated other comprehensive income (loss)	(254)	32	-	(222)	(292)

Equity in government business enterprises	3,224	1,252	5	4,481	4,678

Note: For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

110	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PUBLIC DEBT

As at March 31, 2024

	($ millions)

			Canada		Promissory Notes
			Pension		and
	Bonds and Debentures		Plan	Loans	Treasury Bills	Total
Fiscal Year of Maturity	Cdn	US	Cdn	Payable	Cdn	2024	2023
						Actual	Restated
2024	-	-	-	-	-	-	5,912
2025	3,048	450	-	-	2,700	6,198	3,497
2026	3,465	515	-	-	-	3,980	3,979
2027	2,662	332	-	-	-	2,994	2,994
2028	1,799	-	-	-	-	1,799	1,799
2029	3,564	542	-	-	-	4,106	4,105

2024-2029	14,538	1,839	-	-	2,700	19,077	22,286

2030-2034	12,084	-	-	-	-	12,084	8,765
2035-2044	9,285	-	477	-	-	9,762	9,458
2045-2074	18,837	-	-	-	-	18,837	16,694
2075-2124	600		-			600	600

2030-2124	40,806	-	477	-	-	41,283	35,517

2024-2057 Government Organizations	322	-	-	173	-	495	564

Total Borrowings	55,666	1,839	477	173	2,700	60,855	58,367

Reduced by:
Unamortized Debt Discounts and Debt Issue Costs						(519)	(385)
Unamortized Debt Premiums						241	310
Province of Manitoba debt issues held as investments in sinking funds and in cash and cash equivalents						(194)	(1,002)
Unrealized Remeaurement Foreign Exchange Gains/Losses						229	229

						60,612	57,519

Public debt is comprised of:
Taxpayer-supported debt						36,214	33,098
Borrowings on behalf of Manitoba Hydro-Electric Board						24,398	24,421

						60,612	57,519

	March 31/24	March 31/23
	Cdn $ Valuation	Cdn $ Valuation
Public debt payable in	(See Notes)	(See Notes)

Canadian dollars	47,365	45,167
Foreign issues hedged to Canadian dollars	11,408	10,243
U.S. dollars	542	540
Issues hedged to U.S. dollars	1,297	1,569

Total public debt	60,612	57,519

Note a: The hedges are derivative contracts which include swaps and forward foreign exchange contracts.

Note b: The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward current exchange contracts entered into for settle after ye

Note c: Interest rates on these borrowings fall into one of three categories:

i)	Fixed with rates ranging from 2.05% to 10.68%.
ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 5.10% and the highest set at 6.73% as at March 31, 2024.
iii)	Floating Canadian - Canadian Overnight Repo Rate Average (CORRA) setting, established daily, with the lowest rate currently set at 5.57% and the highest set at 6.22% as at March 31, 2024.

Total public debt includes foreign currency denominated debt that is fully hedged by converting the foreign currency payments into Canadian dollars. These currency hedges are used to mitigate the impact of future exchange rate fluctuations on the Province’s borrowing costs. These hedging instruments are reported as derivative financial instruments in Note 12 - Risk Management.

The currency translation on the hedged debt resulted in an accumulated foreign exchange loss of $229-million as at March 31, 2024.

Total public debt also includes USD denominated debt that has not been hedged to Canadian Dollars. The currency translation on the un-hedged USD debt resulted in an unrealized foreign exchange loss of $104-million as at March 31, 2024.

The currency translation on the hedged and unhedged debt resulted in a cumulative unrealized loss of $333-million as at March 31, 2024.

SUMMARY FINANCIAL STATEMENTS	111

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2024*

	($ millions)
	2024	2023
	Actual	Restated

ACCOUNTS PAYABLE	2,493	2,388

ACCRUED CHARGES:
Interest	265	234
Disaster financial assistance	139	219
Liability for contaminated sites (Note 17)	351	364
Salaries and benefits	1,431	1,362
Employee future benefits (Note 15)	680	678
Other	1,420	866

	4,286	3,723

PROVISION FOR FUTURE LOSSES (Note 8)	5	7

UNEARNED REVENUE
University of Manitoba and Other Universities (note a)	625	585
Manitoba Agricultural Services Corporation (note b)	715	476
Other	286	339

	1,626	1,400

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	8,410	7,518

Note a)

Represents various types of operating and capital revenue, including future session tuition fees, revenue associated with goods that have not yet been provided or services that have not yet been substantially rendered, unspent externally restricted grants, non-endowed donations, investment income, and deferred rental fees associated with the lease of the Southwood lands to UM Properties Inc.

Note b)

Represents restricted assets and revenues for recognition of AgriInsurance premiums. The revenue for the AgriInsurance program will be recognized when the restricted assets are used for the specified purpose under the Canadian Agricultural Partnership agreement and the AgriInsurance Regulation.

112	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2024

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2024	2023
			(Note A)	(Note A)	(Note A)	Actual	Actual
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year as
Previously reported	3,487	4,828	1,677	680	176	10,848	10,729
Current service costs	75	115	78	23	6	297	308
Interest cost on benefit obligation	197	273	91	37	8	606	600
Change in actuarial (gains) losses and reserves	(78)	-	31	(3)	(6)	(56)	(178)
Plan amendment	-	-	10	-	1	11	1
Benefits paid	(203)	(258)	(124)	(36)	(9)	(630)	(612)

Obligation at end of year	3,478	4,958	1,763	701	176	11,076	10,848

PLAN ASSETS
Plan assets at beginning of year as
Previously reported	2,326	2,896	1,657	707	68	7,654	7,998
Employer contributions	97	132	45	14	7	295	298
Employee contributions	-	-	35	12	1	48	46
Transfer of plan assets	-	-	1	-	-	1	1
Plan asset contributions	50	50	-	-	-	100	-
Benefits paid	(203)	(258)	(124)	(36)	(9)	(630)	(612)
Expected return on plan assets	134	155	117	37	3	446	426
Experience gains (losses)	101	154	34	16	(4)	301	(503)

Market value of plan assets	2,505	3,129	1,765	750	66	8,215	7,654
Deferred investment losses (gains)	(2)	(212)	36	(27)	4	(201)	(25)

Market related value of plan assets	2,503	2,917	1,801	723	70	8,014	7,629

PENSION LIABILITY
Plan deficit (surplus)	975	2,041	(38)	(22)	106	3,062	3,219
Unamortized actuarial gains (losses)	173	242	89	(3)	(7)	494	345
Surplus adjustments (Note B)	-	-	7	36	-	43	33

Pension liability	1,148	2,283	58	11	99	3,599	3,597

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	75	115	78	23	6	297	308
Interest cost on benefit obligation	197	273	91	37	8	606	600
Return on plan assets	(134)	(155)	(117)	(37)	(3)	(446)	(426)
Employee contributions	-	-	(35)	(12)	(1)	(48)	(47)
Amortization of actuarial (gains) losses	(2)	(7)	(29)	2	2	(34)	-
Plan amendment	-	-	10	-	1	11	1
Change in surplus adjustments	-	-	4	7	-	11	(29)

Defined benefit pension plan expense	136	226	2	20	13	397	407

Defined contribution pension plan expense	-	-	7	28	231	266	258

SUMMARY FINANCIAL STATEMENTS	113

SCHEDULE 6 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2024

	Civil		Post-	Public
	Service	Teachers’	Secondary	School
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2024	2023
						Actual	Actual
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	19,600	23,900	5,700	5,200	200	54,600	54,200
Number of pensioners	18,000	16,800	2,900	2,400	300	40,400	39,900

Total number of plan members	37,600	40,700	8,600	7,600	500	95,000	94,100

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	5.75%	5.75%	5.50% - 5.75%	4.25% - 5.50%	3.20% - 5.50%
Expected long-term rate of return	5.75%	5.75%	5.50% - 6.30%	4.25% - 5.50%	3.20% - 5.50%
Inflation	2.00%	2.00%	2.00% - 2.50%	2.00% - 2.00%	2.00% - 2.00%
Real rate of return	3.75%	3.75%	3.00% - 3.75%	2.25% - 3.50%	1.20% - 3.50%
Rate of salary increase	3.75%	2.00%	2.50% - 3.00%	3.00% - 4.50%	0.00% - 3.50%
Latest valuation	(Note C )	(Note C )	(Note C )	(Note C )	(Note C )

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:

For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL

- Civil Service Superannuation Plan	Dec-22	10.0
- Teachers’ Retirement Allowance Plan	Jan-21	13.1
- University of Manitoba Pension Plans	Dec-22	10.0
- University of Winnipeg Pension Plan	Dec-22	5.3
- Brandon University Retirement Plan	Dec-22	10.0
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-22	11.7
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-21	13.0
- Retirement Plan for Employees of Frontier School Division	Dec-21	12.9
- School District of Mystery Lake	Jun-21	14.2
- Members of Legislative Assembly Pension Plan	Mar-23	0.0
- Legislative Assembly Pension Plan	Dec-22	8.0
- Judges’ Supplemental Pension Plan	Mar-23	6.9
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-22	0.0

114	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2024

	($ millions)

	General Capital Assets					Infrastructure				Total

		Buildings		Computer	Assets			Dams and	Assets	2024	2023

		and	Vehicles	Hardware	Under	Land and		Water	Under	Actual	Restated

		Leasehold	and	and	Construction	Land		Management	Construction

	Land	Improvements	Equipment	Software	Note b	Improvements	Transportation	Structures	Note b
Cost

Opening cost	326	12,265	3,096	1,424	925	782	8,161	786	426	28,191	26,959
Restatements	(2)	(15)	(1)	1	2	14	(5)	1	-	(4)	(4)

Adjusted Opening Balance	324	12,250	3,095	1,425	927	796	8,156	787	426	28,186	26,955

Add:
Additions during the year	32	313	155	17	847	29	411	19	116	1,939	1,371
Less:
Disposals and write downs	(2)	(51)	(48)	(28)	(18)	(9)	(1)	(1)	-	(159)	(139)

Settlements and reclassifications	16	193	36	9	(254)	9	144	19	(172)	-	-

Closing cost	370	12,705	3,238	1,423	1,502	825	8,710	824	370	29,966	28,187

Accumulated amortization

Opening accumulated amortization	-	5,643	2,383	981	-	186	3,639	190	-	13,023	12,235
Restatements	-	(2)	(3)	1	-	5	(5)	1	-	(3)	(2)

Adjusted Opening Balance	-	5,641	2,380	982	-	191	3,635	191	-	13,020	12,233

Add:
Amortization	-	335	161	82	-	10	264	14	-	866	842
Less:
Accumulated amortization on disposals and write downs	-	(32)	(44)	(26)	-	-	-	-	-	(102)	(54)

Closing accumulated amortization	-	5,944	2,497	1,038	-	201	3,899	205	-	13,784	13,021

Net Book Value of Tangible Capital Assets	370	6,760	740	385	1,502	624	4,811	619	370	16,182	15,167

Note a - The Net Book Value of Tangible Capital Assets of $16,182-million includes $135-million related to Asset Retirement Obligations.

Note b - During the year the Province capitalized $26-million of interest relating to assets under construction (2023 - $10-million).

SUMMARY FINANCIAL STATEMENTS	115

SCHEDULE 8

GOVERNMENT ORGANIZATIONS, COMPONENTS

AND BUSINESS ENTERPRISES COMPRISING

THE GOVERNMENT REPORTING ENTITY

HEALTH

Health, Seniors and Long-Term Care

CancerCare Manitoba

Not-for-Profit Personal Care Homes and Community Health Agencies

3885136 Manitoba Association Inc. (operating as Calvary Place Personal Care Home)

Actionmarguerite (Saint-Boniface) (Saint-Vital) and (St. Joseph)

Bethania Mennonite Personal Care Home, Inc.

Clinique Youville Clinic Inc.

Donwood Manor Personal Care Home Inc.

Eden Mental Health Centre

Fred Douglas Personal Care Home

Holy Family Home Inc.

Hope Centre Health Care Incorporated

Klinic Incorporated

LHC Personal Care Home Inc.

Luther Home Corporation

MFL Occupational Health and Safety Centre Inc.

Main Street Project, Inc.

Meadowood Manor

Menno Home for the Aged Inc. (Personal Care Home Division)

Mount Carmel Clinic

Nine Circles Community Health Centre Inc.

Niverville Heritage PCH Inc.

NorWest Co-op Community Health Centre, Inc.

Odd Fellows and Rebekahs (Personal Care Homes Inc. Golden Links Lodge)

Park Manor Care Inc.

Pembina Place Mennonite Personal Care Home Inc.

Prairie View Lodge Inc.

Rest Haven Nursing Home

Rock Lake Health District

Salem Home Inc.

Sexuality Education Resource Centre Manitoba, Inc.

Southeast Personal Care Home Inc.

Tabor Home Inc.

The Convalescent Home of Winnipeg

The Salvation Army Golden West Centennial Lodge

The Saul and Claribel Simkin Centre Personal Care Home Inc.

Villa Youville Inc. - Nursing

West Park Manor Personal Care Home Inc.

Women’s Health Clinic Inc.

Regional Health Authorities (including controlled organizations)

Interlake-Eastern Regional Health Authority

Northern Regional Health Authority Inc.

Prairie Mountain Health

Southern Health-Santé Sud

Winnipeg Regional Health Authority

Rehabilitation Centre for Children, Inc.

St.Amant Inc.

Shared Health Inc.

EDUCATION AND ECONOMIC DEVELOPMENT

Advanced Education and Training

Assiniboine Community College

Brandon University

Manitoba Institute of Trades and Technology

Red River College Polytechnic

Research Manitoba

Université de Saint-Boniface

University College of The North

University of Manitoba

University of Winnipeg

Education and Early Childhood Learning

Public School Divisions

Beautiful Plains School Division

Border Land School Division

Brandon School Division

Division scolaire franco-manitobaine

Evergreen School Division

Flin Flon School Division

Fort La Bosse School Division

Frontier School Division

Garden Valley School Division

Hanover School Division

Interlake School Division

Kelsey School Division

Lakeshore School Division

Lord Selkirk School Division

Louis Riel School Division

Mountain View School Division

Mystery Lake School District

Park West School Division

Pembina Trails School Division

Pine Creek School Division

Portage la Prairie School Division

Prairie Rose School Division

Prairie Spirit School Division

Red River Valley School Division

River East Transcona School Division

Rolling River School Division

Seine River School Division

Seven Oaks School Division

Southwest Horizon School Division

St James-Assiniboia School Division

Sunrise School Division

Swan Valley School Division

Turtle Mountain School Division

Turtle River School Division

Western School Division

Whiteshell School District

Winnipeg School Division

116	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SCHEDULE 8 (cont’d)

GOVERNMENT ORGANIZATIONS, COMPONENTS

AND BUSINESS ENTERPRISES COMPRISING

THE GOVERNMENT REPORTING ENTITY

EDUCATION AND ECONOMIC DEVELOPMENT (continued)

Economic Development, Investment, Trade and Natural Resources

Abandonment Reserve Fund

Economic Development Winnipeg Inc. - Note b

Manitoba Development Corporation

Manitoba Opportunities Fund Ltd.

Mining Rehabilitation Reserve Fund

Quarry Rehabilitation Reserve Fund

Rural Manitoba Economic Development Corporation

Indigenous Economic Development

Communities Economic Development Fund

SOCIAL SERVICES

Families

General Child and Family Services Authority

Housing, Addictions and Homelessness

Manitoba Housing and Renewal Corporation

COMMUNITY AND RESOURCE DEVELOPMENT

Agriculture

Manitoba Agricultural Services Corporation

Environment and Climate Change

Efficiency Manitoba Inc.

Manitoba Hazardous Waste Management Corporation

Transportation and Infrastructure

Municipal and Northern Relations

Manitoba Water Services Board

North Portage Development Corporation - Note a

GENERAL GOVERNMENT

Public Debt

Notes:

a. North Portage Development Corporation is a government business partnership

b. Economic Development Winnipeg is a government partnership

c. Fiscal Stabilization Account

d. Reports to Minister of Finance

e. Reports to Minister of Justice

f. Reports to Minister of Sports, Culture, Heritage and Tourism

JUSTICE AND OTHER EXPENDITURES

Public Service Commission

Employee Pensions and Other Costs

Executive Council

Legislative Assembly

Tax Credits

Consumer Protection and Government Services

Manitoba Education, Research and Learning Information Networks (MERLIN)

Materials Distribution Agency

Vehicle and Equipment Management Agency

Entrepreneurship Manitoba

The Public Guardian and Trustee of Manitoba

Finance

Insurance Council of Manitoba

Manitoba Financial Services Agency

Pension Asset Fund

Justice

Legal Aid Manitoba

Liquor, Gaming and Cannabis Authority of Manitoba

Manitoba Law Reform Commission

Labour and Immigration

Sport, Culture, Heritage and Tourism

Le Centre culturel franco-manitobain

Manitoba Arts Council

Manitoba Centennial Centre Corporation

Manitoba Combative Sports Commission

Manitoba Film and Sound Recording Development Corporation

Sport Manitoba Inc.

Travel Manitoba

SPECIAL ACCOUNTS, not attached to a Sector or

Department

Rainy Day Fund - Note c

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3)

Utility:

Manitoba Hydro-Electric Board - Note d

Insurance:

Deposit Guarantee Corporation of Manitoba - Note d

Manitoba Public Insurance Corporation - Note e

Finance:

Manitoba Liquor and Lotteries Corporation - Note f

SUMMARY FINANCIAL STATEMENTS	117

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2024

	($ millions)

	Health		Education and Economic Development		Social Services		Community and Resource Development
	2024	2023	2024	2023	2024	2023	2024	2023
	Actual	Restated	Actual	Restated	Actual	Restated	Actual	Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	-	-	-	-	-	-
Other taxes	-	-	719	759	-	-	-	-
Fees and other revenue	658	611	994	945	106	112	659	608
Federal transfers	2,110	1,730	504	495	72	61	155	152
Contributions from entities within the
Government Reporting Entity	451	324	174	211	-	-	3	3
Recovery from government business enterprises and other investment earnings	16	12	170	56	4	3	33	17

TOTAL REVENUE	3,235	2,677	2,561	2,466	182	176	850	780

EXPENSE
Personnel services	4,903	4,438	3,719	3,602	189	243	245	210
Grants/Transfer payments	1,800	1,321	534	574	671	611	738	773
Transportation	81	81	69	62	2	2	17	16
Communication	21	25	27	24	4	4	9	10
Supplies and services	1,210	1,109	645	607	204	151	176	204
Social assistance related	-	-	153	153	1,479	1,341	232	226
Other operating	694	692	306	276	729	240	132 *	136
Debt servicing	66	59	132	104	33	33	28	23
Minor capital	39	20	98	89	1	1	4	7
Amortization	223	227	207	198	65	66	288	279

TOTAL EXPENSE	9,037	7,972	5,890	5,689	3,377	2,692	1,869	1,884

OPERATING SURPLUS (DEFICIT)	(5,802)	(5,295)	(3,330)	(3,223)	(3,195)	(2,516)	(1,019)	(1,104)

118	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

SCHEDULE 9 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2024

	Justice and Other Expenditures		General Government (Note a)		Adjustments (Note b)		Total
	2024	2023	2024	2023	2024	2023	2024	2023
	Actual	Restated	Actual	Restated	Actual	Restated	Actual	Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	5,368	5,794	0	-	5,369	5,794
Other taxes	-	-	4,018	4,052	(21)	(26)	4,716	4,785
Fees and other revenue	371	352	3	(7)	(102)	(107)	2,689	2,512
Federal transfers	144	193	4,173	3,837	1	-	7,159	6,470
Contributions from entities within the Government Reporting Entity	0	-	464	1,508	(629)	(539)	463	1,507
Recovery from government business enterprises and other investment earnings	(2)	(7)	1,172	1,109	(0)	-	1,393	1,190

TOTAL REVENUE	513	538	15,198	16,293	(751)	(672)	21,792	22,258

EXPENSE
Personnel services	754	704	7	7	48	11	9,865	9,215
Grants/Transfer payments	579	819	13	215	(304)	(365)	4,031	3,948
Transportation	22	21	10	-	0	-	200	182
Communication	41	39	0	-	(0)	-	102	102
Supplies and services	591	475	7	41	(82)	(87)	2,751	2,500
Social assistance related	4	2	-	-	0	-	1,868	1,722
Other operating	300	141	17	22	(412)	(231)	1,766	1,276
Debt servicing	6	5	1,890	1,739	(0)	-	2,154	1,963
Minor capital	19	18	0	-	0	-	160	135
Amortization	73	65	9	8	0	-	866	842

TOTAL EXPENSE	2,389	2,289	1,953	2,032	(751)	(672)	23,763	21,885

OPERATING SURPLUS (DEFICIT)	(1,876)	(1,751)	13,245	14,261	0	-	(1,971)	373

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

SUMMARY FINANCIAL STATEMENTS	119

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

RESTATED BUDGET

For the Year Ended March 31, 2024

	($ millions)
		Adjustments
	Print	Note a	Note b	Note c	Restated

TOTAL REVENUE	21,514	-	-	863	22,377

EXPENSES
Legislative Assembly	74	-	1		75
Executive Council	5	4	-		9
Advanced Education and Training	1,833	20	(3)		1,850
Agriculture	612	18	1		631
Consumer Protection and Government Services	648	-	(2)		646
Economic Development, Investment, Trade and Natural Resources	183	45	114		342
Education and Early Childhood Learning	3,679	-	4		3,683
Environment and Climate Change	140	25	37		202
Families	2,305	54	(299)		2,060
Finance	72	10	13		95
Health, Seniors and Long-Term Care	7,133	368	460		7,961
Housing, Addictions and Homelessness	-	36	358		394
Indigenous Reconciliation and Northern Relations	39	-	(39)		-
Indigenous and Economic Development	-	-	10		10
Justice	813	42	1		856
Labour and Immigration	32	-	1		33
Mental Health and Community Wellness	439	-	(439)		-
Municipal and Northern Relations	420	81	24		525
Natural Resources and Northern Development	156	-	(156)		-
Public Service Commission	29	10	1		40
Seniors and Long-Term Care	93	-	(93)		-
Sport, Culture, Heritage and Tourism	95	63	5		163
Transportation and Infrastructure	550	79	1		630
Enabling Appropriations	989	(855)	-		134
Emergency Expenditures	100	-	-		100
Tax Credits	150	-	-		150
Debt Servicing	1,288	-	-	863	2,151

Total Expenses	21,877	-	-	863	22,740

OPERATING SURPLUS (DEFICIT) FOR THE YEAR	(363)	-	-	-	(363)

Note a: In addition to government ministries, separate “service headings” exist to provide expenditure authority for programs that are delivered by a number of ministries, where it is desirable to know the total amount allocated to the program, or where the allocation to various ministries is not known at the time of printing the budget. In some cases funding is allocated, as required, from Enabling Appropriations to ministries by the Minister of Finance under authority granted by section 33 of The Financial Administration Act. This restatement has no impact to the total budgeted revenue, expenses and operating surplus/(deficit).

Note b: On October 18, 2023, the Province announced organizational changes that resulted in transfers of certain functions between departments. This restatement has no impact to the total budgeted revenue, expenses and operating surplus/(deficit).

Note c: An accounting presentation change for the debt servicing recoveries from Manitoba Hydro has resulted in an $863 million restatement in revenue and expenses compared to the amount presented as part of the Summary Budget in March 2023. The presentation change has no impact to the operating surplus/(deficit).

120	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

Information Provided Under Statutory Requirement
For the year ended March 31, 2024

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Opinion

We have audited the accompanying Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba (“the Province”) for the year ended March 31, 2024 (“the statement”).

In our opinion, the financial information in the statement of the Province of Manitoba for the year ended March 31, 2024 is prepared, in all material respects, in accordance with Note 2 to the statement.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Statement section of our report. We are independent of the Province in accordance with the ethical requirements in Canada that are relevant to our audit of the statement, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter - basis of accounting

We draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the Province to meet the requirements of Section 65(1)(b) of The Financial Administration Act. As a result, the statement may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Other matter – supplementary information

We draw attention to the fact that the supplementary information included in The Schedule of Supplementary Information does not form part of the financial statements. We have not audited or reviewed this supplementary information and, accordingly, we do not express an opinion, a review conclusion or any other form of assurance on this supplementary information.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

Other information

Management is responsible for the other information. The other information comprises the information included in the Province of Manitoba Annual Report and Public Accounts (“annual report”), but does not include the statement and our auditor’s report thereon.

Our opinion on the statement does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the statement, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the statement or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained the annual report prior to the date of this auditor’s report. If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the statement

Management is responsible for the preparation of this statement in accordance with Note 2, and for such internal control as management determines is necessary to enable the preparation of the statement that are free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Province’s financial reporting process.

Auditor’s responsibilities for the audit of the statement

Our objectives are to obtain reasonable assurance about whether the statement as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this statement.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the statement, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Winnipeg, Manitoba	Tyson Shtykalo, FCPA, FCA

September 25, 2024	Auditor General

RAINY DAY FUND*

STATEMENT OF TRANSFERS AND ACCOUNT BALANCE

For the Year Ended March 31, 2024

	($ thousands)

	2024	2023

Transfer to Core Government operations	-	-

Account Balance, beginning of year	585,000	585,000

Account Balance, end of year	585,000	585,000

Notes:

1.

The Fiscal Stabilization Account is also known and commonly referred to as the Rainy Day Fund. The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.

Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(b) of The Financial Administration Act.

3.

Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year.

*	Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT	127

RAINY DAY FUND*

SCHEDULE OF SUPPLEMENTARY INFORMATION

(UNAUDITED)

For the Year Ended March 31, 2024

	($ thousands)

	2024	2023

Account Balance, beginning of year	585,000	585,000

- Transfer to Core Government	-	-

Account Balance, end of year	585,000	585,000

*	Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

128	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

STATEMENT OF THE TOTAL AMOUNT OF DEBT OR OBLIGATION

DUE HIS MAJESTY WRITTEN OFF IN WHOLE OR IN PART

As Required by Section 24B of The Financial Administration Act

For the Year Ended March 31, 2024

$
ADVANCED EDUCATION AND TRAINING (XLIV)

Accounts Receivable	193,523

AGRICULTURE (III)

Accounts Receivable	252,482

ECONOMIC DEVELOPMENT, INVESTMENT, TRADE AND NATURAL RESOURCES (X)

Accounts Receivable	2,582,233

ENVIRONMENT AND CLIMATE CHANGE (XII)
Accounts Receivable	33,708

FINANCE (VII)

Accounts Receivable	2,303,577

5,365,523

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT	129

STATEMENT OF SPECIAL WARRANTS OF HER HONOUR THE LIEUTENANT-GOVERNOR OF MANITOBA

As Required by Section 32(1) of The Financial Administration Act

Issued Relative to the Year Ended March 31, 2024

OPERATING EXPENSES - PART A			$

HEALTH, SENIORS AND LONG-TERM CARE (XXI)

February 21, 2024	21.7	Funding to Health Authorities	467,007,000

February 21, 2024	21.8	Provincial Health Services	1,000,000

February 21, 2024	21.9	Medical	118,953,000

February 21, 2024	21.10	Pharmacare	10,040,000

February 21, 2024	21.11	Costs Related to Capital Assets of Other Reporting Entities	3,000,000

		Operating Expenses Total - Part A	600,000,000

LOANS AND GUARANTEES - PART C

ADVANCED EDUCATION AND TRAINING (XLIV)

February 21, 2024	44.4	Manitoba Student Aid	10,000,000

		Loans and Guarantees Total - Part C	10,000,000

OTHER REPORTING ENTITIES CAPITAL INVESTMENT - PART D

HEALTH, SENIORS AND LONG-TERM CARE (XXI)

February 21, 2024	21.13	Other Reporting Entities Capital Investment	100,000,000

	Other Reporting Entities Capital Investment Total - Part D		100,000,000

		Total Special Warrants	710,000,000

130

   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

EXPLANATORY COMMENTS REGARDING SPECIAL WARRANTS AS SHOWN ON THE STATEMENT OF SPECIAL WARRANTS

For the Year Ended March 31, 2024

Special Warrants amounting to $710,000,000 were issued during the year ended March 31, 2024.

OPERATING EXPENSES - PART A

DEPARTMENT OF HEALTH, SENIORS AND LONG-TERM CARE (XXI)

To provide additional funding for higher than anticipated operating costs for acute care services	467,007,000

To provide additional funding for higher than anticipated operating costs for blood transfusion services	1,000,000

To provide additional funding for higher than anticipated costs for Medical	118,953,000

To provide additional funding for higher than anticipated operating costs for Pharmacare drug programs	10,040,000

To provide additional funding for higher interest costs for capital assets of other reporting entities	3,000,000

Operating Expenses Total - Part A	600,000,000

LOANS AND GUARANTEES - PART C

DEPARTMENT OF ADVANCED EDUCATION AND TRAINING (XLIV)

To provide additional loan authority for Manitoba Student Aid	10,000,000

Loans and Guarantees Total - Part C	10,000,000

OTHER REPORTING ENTITIES CAPITAL INVESTMENT - PART D

DEPARTMENT OF HEALTH, SENIORS AND LONG-TERM CARE (XXI)

To provide additional funding for the development or enhancement of strategic infrastructure, equipment and information technology systems	100,000,000

Other Reporting Entities Capital Investment Total - Part D	100,000,000

Special Warrants Total	710,000,000

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT

131

STATEMENT OF THE CLAIMS SETTLED

As Required by Section 41(7) of The Financial Administration Act

For the Year Ended March 31, 2024

$

Advanced Education and Training (XLIV)	20,768,323

Education and Early Childhood Learning (XVI)	3,430

Environment and Climate Change (XII)	19,380

Municipal and Northern Relations (XIII)	7,413

Families (IX)	7,620,897

Justice (IV)	18,323

Transportation and Infrastructure (XV)	250,000

28,687,766

132

   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

STATEMENT OF EXPENDITURES RELATED TO CAPITAL

AND FUTURE CONTRACT COMMITMENTS

As Required by Section 45(3) of The Financial Administration Act

For the Year Ended March 31, 2024

DEPARTMENT	FUTURE COMMITMENT $

LEGISLATIVE ASSEMBLY (I)

Service contracts	677,999

Acquisition or construction of capital	3,119,084

3,797,083

ADVANCED EDUCATION AND TRAINING (XLIV)

Service contracts	1,394,392

1,394,392

AGRICULTURE (III)

Service contracts	2,415,630

2,415,630

CONSUMER PROTECTION AND GOVERNMENT SERVICES (VIII)

Service contracts	77,570,002

Acquisition or construction of capital	15,153,282

Other	19,605,390

112,328,674

ENVIRONMENT AND CLIMATE CHANGE (XII)

Service contracts	26,051,752

Acquisition or construction of capital	4,998,740

31,050,492

ECONOMIC DEVELOPMENT, INVESTMENT, TRADE AND NATURAL RESOURCES (X)

Service contracts	4,534,491

Other	275,900

4,810,391

EDUCATION AND EARLY CHILDHOOD LEARNING (XVI)

Service contracts	2,110,345

2,110,345

FAMILIES (IX)

Service contracts	125,791,284

Rental of capital assets	297,380

126,088,664

FINANCE (VII)

Service contracts	228,480

228,480

HEALTH, SENIORS, AND LONG-TERM CARE (XXI)

Service contracts	75,489,793

75,489,793

INDIGENOUS ECONOMIC DEVELOPMENT (XX)

Service contracts	5,912,984

5,912,984

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT

133

STATEMENT OF EXPENDITURES RELATED TO CAPITAL AND FUTURE CONTRACT COMMITMENTS (cont’d)

As Required by Section 45(3) of The Financial Administration Act

For the Year Ended March 31, 2024

DEPARTMENT	FUTURE COMMITMENT $

JUSTICE (IV)

Service contracts	8,992,200

Acquisition or construction of capital	766,490

9,758,690

MUNICIPAL AND NORTHERN RELATIONS (XIII)

Rental of capital assets	25,000

Acquisition or construction of capital	77,000

102,000

SPORT, CULTURE, HERITAGE AND TOURISM (XIV)

Other	2,055,000

2,055,000

TRANSPORTATION AND INFRASTRUCTURE (XV)

Acquisition or construction of capital	273,488,831

273,488,831

Totals

Service contracts	331,169,352

Rental of capital assets	322,380

Acquisition or construction of capital	297,603,427

Other	21,936,290

TOTAL	651,031,449

NOTE:

The Appropriation Act, 2023 authorizes the Government to commit to expenditures up to an amount not exceeding $2,000,000,000 for the purpose of ensuring completion of projects or fulfilling contracts initiated in the year ended March 31, 2024. Any expenditures so committed must be included in the estimates of the fiscal year in which the expenditure is to be made or incurred.

134

   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

STATEMENT OF REVENUE AND EXPENSE RELATED TO

ROADWAY AND MUNICIPAL INFRASTRUCTURE

As Required by Section 67.1(2) of The Financial Administration Act

For the Year Ended March 31, 2024

	2024	2023
	$	$

REVENUE

Net Gasoline and Motive Fuel Tax - Note 1	237,818,146	322,564,402

	237,818,146	322,564,402

Less: Tax attributed to aircrafts and locomotives	16,685,720	15,401,538

TOTAL REVENUE	221,132,426	307,162,864

EXPENSES

Highways and Transportation Programs	5,309,602	4,068,034

Construction and Maintenance

Maintenance and preservation of provincial trunk highways, provincial roads and related projects	176,835,581	174,140,098

Winter roads	10,549,756	9,932,624

Infrastructure assets - provincial roads and highways	260,515,939	248,956,035

Road construction and maintenance	447,901,276	433,028,757

General assets - road related	3,732,202	3,609,890

Other construction and maintenance	3,732,202	3,609,890

Total Construction and Maintenance	451,633,478	436,638,647

TOTAL EXPENSES	456,943,080	440,706,681

NET RESULT FOR THE YEAR	(235,810,654)	(133,543,817)

Note 1: Amount refers to proceeds of tax paid into the Consolidated Fund, net of authorized refunds.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT

135

REPORT ON TRANSFER BETWEEN OPERATING EXPENDITURE

APPROPRIATIONS WITHIN DEPARTMENT

As Required by Section 34.1(3) of The Financial Administration Act

Issued Relative to the Year Ended March 31, 2024

TRANSFER BETWEEN OPERATING EXPENDITURE APPROPRIATIONS WITHIN DEPARTMENT

The net effect of all transfers, as reported to the Minister of Finance pursuant to Section 34.1(3) of The Financial Administration Act, are as follows:

$

Net effect of all transfers for the year ended March 31, 2024	NIL

136

   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

REPORT ON TRANSFER BETWEEN CAPITAL EXPENDITURES

As Required by Section 8(4) of the Appropriation Act, 2023

Issued Relative to the Year Ended March 31, 2024

TRANSFER BETWEEN CAPITAL EXPENDITURES

The net effect of all transfers, as reported to the Minister of Finance pursuant to Section 8(4) of the Appropriation Act, are as follows:
$

Part B - Capital Investment
Transporation and Infrastructure	(82)

Part D - Other Reporting Entities Capital Investment
Health, Seniors and Long-Term Care	146
Education and Early Childhood Learning	(64)

Net effect of all transfers for the year ended March 31, 2024	-

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT	137

STATEMENT OF DEBT

As Required by Section 65(1) of the Financial Administration Act

As at the Year Ended March 31, 2024

($ millions)

2023/24
Actual

The debt of the government reporting entity excluding Manitoba Hydro	36,214
The Province of Manitoba Guarantees (excluding Manitoba Hydro)	103
Less: amounts borrowed to refinance existing debt	(2,700)

subtotal	33,617

Borrowing Authority Limit of the government reporting entity excluding
Manitoba Hydro	44,000

Available authority as at March 31, 2024	10,383

The debt of Manitoba Hydro	24,398
Manitoba Hydro Guarantees	387

subtotal	24,785

Borrowing Authority Limit of Manitoba Hydro	29,300

Available authority as at March 31, 2024	4,515

138	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

STATEMENT OF CALCULATION OF SURPLUS

OR DEFICIT UNDER THE FISCAL RESPONSIBILITY

AND TAXPAYER PROTECTION ACT

(Unaudited)

For the Year Ended March 31, 2024

		($ millions)

	Budget	2024	2023
			Restated

Revenue	22,377	21,792	22,258

Expenses	22,740	23,763	21,885

Operating Surplus (Deficit)	(363)	(1,971)	373

Less adjustments:

1) Manitoba Hydro Net Result	(450)	172	(638)

Deficit balance for the purposes of The Fiscal Responsibility and Taxpayer Protection Act	(813)	(1,799)	(265)

Baseline Deficit*	(1,516)	(1,516)	(1,516)

* Baseline Deficit, March 31, 2023	(1,516)

Annual Reduction	-

Baseline Deficit, March 31, 2024	(1,516)

NOTE 1:

The Fiscal Responsibility and Taxpayer Protection Act requires the government not to incur a deficit greater than the baseline amount and penalizes ministers by reducing their salaries if this requirement is not met. Amendments to the Act received Royal Assent on May 20, 2021 that reset the baseline amount to be the deficit calculated in accordance with provisions of the Act for fiscal year 2021. In subsequent years, the baseline amount is reduced by 1/8 of the 2020/21 deficit. For the fiscal year 2024, the baseline amount is $1,516-million.

NOTE 2:

The Act requires the government to withhold 20% of the ministerial salaries. This percentage will increase to 40 per cent if the government has a deficit exceeding the baseline amount for two consecutive years. The withheld amounts will be paid back to the ministers if there is no deficit incurred or if the deficit is below the baseline amount by 1/8 of the 2020/21 deficit or more. For other deficits less than the baseline amount, the repayment amount will be prorated.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT	139

STATEMENT OF CALCULATION OF SURPLUS

OR DEFICIT UNDER THE FISCAL RESPONSIBILITY

AND TAXPAYER PROTECTION ACT (cont’d)

(Unaudited)

For the Year Ended March 31, 2024

	Amount of Salaries Withheld	Salary Reduction	Amount Paid Back in 2024

Stefanson, Hon. H.	$9,810	$9,810	-

Clarke, Hon. E.	$6,409	$6,409	-

Cullen, Hon. C.	$6,409	$6,409	-

Ewasko, Hon. W.	$6,409	$6,409	-

Goertzen, Hon. K.	$6,409	$6,409	-

Gordon, Hon. A.	$6,409	$6,409	-

Guillemard, Hon. S.	$6,409	$6,409	-

Johnson, Hon. D.	$6,409	$6,409	-

Johnston, Hon. S.	$6,409	$6,409	-

Khan, Hon. I	$6,409	$6,409	-

Klein, Hon. K	$6,409	$6,409	-

Morley-Lecomte, Hon. J.	$6,409	$6,409	-

Nesbitt, Hon. G.	$6,409	$6,409	-

Piwniuk, Hon. D.	$6,409	$6,409	-

Reyes, Hon. J.	$6,409	$6,409	-

Smith, Hon. A.	$6,409	$6,409	-

Squires, Hon. R.	$6,409	$6,409	-

Teitsma, Hon. J	$6,409	$6,409	-

Wharton, Hon. J.	$6,409	$6,409	-

	$125,172	$ 125,172	-

140	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024

__________________________________________________

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

To the Minister of Health

Opinion

We have audited the Statement of Expenditures for Hospital, Medical, and Other Health Services under the Manitoba Health Services Insurance Plan (“the Plan”) for the year ended March 31, 2024 (“the financial statement”).

In our opinion, the financial information in the financial statement of the Plan for the year ended March 31, 2024 is prepared, in all material respects, in accordance with Section 6(1) of The Health Services Insurance Act.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statement section of our report. We are independent of the Plan in accordance with the ethical requirements in Canada that are relevant to our audit of the financial statement, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter: basis of accounting

We draw attention to the financial statement, which describes the basis of accounting. The financial statement is prepared to assist the Plan to meet the requirements of Section 6(1) of The Health Services Insurance Act. As a result, the financial statement may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Responsibilities of management and those charged with governance for the financial statement

Management is responsible for the preparation of this financial statement in accordance with Section 6(1) of The Health Services Insurance Act, and for such internal control as management determines is necessary to enable the preparation of the financial statement that is free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Plan’s financial reporting process.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

Auditor’s responsibilities for the audit of the financial statement

Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial statement.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

“Original signed by”

Winnipeg, Manitoba	Tyson Shtykalo, FCPA, FCA

September 23, 2024	Auditor General

STATEMENT OF EXPENDITURES FOR HOSPITAL,

MEDICAL, AND OTHER HEALTH SERVICES UNDER THE

MANITOBA HEALTH SERVICES INSURANCE PLAN

As required by section 6(1) of the Health Services Insurance Act

For the Year Ended March 31, 2024

	2024	2023
Hospital Services	$4,131,729,102	$3,910,085,395
Medical Services	1,876,994,322	1,571,404,556
Other Health Services	56,936,946	50,807,952

The table above summarizes all expenses incurred for services received and are recognized at a gross amount on an accrual basis under the Manitoba Health Services Insurance Plan during the fiscal year.

Grants paid to the Health Authorities are recognized as expenses in the period the transfer is authorized, any eligibility criteria are met, and the amount can be reasonably estimated.

Hospital service payments include services that an insured person is entitled under the Plan to receive at any hospital, surgical facility or personal care home without payment except for any authorized charges that he or she may be liable to pay are:

•	in-patient services and out-patient services in a hospital and out-patient services in a surgical facility
•	such services in a hospital as may be specified in the regulations as being additional hospital services that an insured person is entitled to receive under the Plan
•

subject to any special waiting period in respect of personal care prescribed in the regulations, and subject to meeting the admission requirements for the personal care home personal care provided in premises designated as personal care homes

Medical service payments include all services rendered by a medical practitioner that are medically required but does not include services excepted by the regulations.

Other health service payments include chiropractic, optometric, or midwifery services, or to services provided in hospitals by certified oral surgeons, or to the provision of prosthetic orthotic devices, or to any or all of those services.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT

143

REPORT OF INCOME FROM CROWN AGENCIES

As Required by Section 52.27.1(1) of The Legislative Assembly Act

Issued Relative to the Year Ended March 31, 2024

PAYMENTS TO MLAs FROM CROWN AGENCIES

The reported amounts do not include remuneration or expenses received by the MLAs during the fiscal year for duties performed as a board member of a Crown agency. These amounts, as reported to the Minister of Finance pursuant to Section 52.27.1(1) of The Legislative Assembly Act, are as follows:

$

Amounts issued for the year ended March 31, 2024	NIL

144

   PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2024